             ______________________________________________________

                            ASSET PURCHASE AGREEMENT

                                    Between


                          INFORMATION RESOURCES, INC.
                                    Seller,


                                      and


                               ORACLE CORPORATION
                                     Buyer
             ______________________________________________________


                                 June 12, 1995


             ______________________________________________________



               Amended and Restated effective as of June 12, 1995

                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT

          This Amended and Restated Asset Purchase Agreement (the "AGREEMENT") is entered into as of June 12, 1995, by and between Information Resources, Inc., a Delaware corporation ("SELLER" or "IRI"), and Oracle Corporation, a Delaware corporation ("BUYER"). Certain capitalized terms used herein are defined in
Section 10.1 hereinbelow and the location of the definition of certain other capitalized terms are set forth in Section 10.2 hereinbelow.

          WHEREAS, Seller and Buyer entered into a Purchase Agreement dated as of June 12, 1995 (the "ORIGINAL AGREEMENT") and now wish to amend and restate the Original Agreement; and

          WHEREAS, Seller has a division known as IRI Software which is engaged in the business of developing, marketing, licensing, supporting and providing related services for business information and decision support software products; and

          WHEREAS, a portion of IRI Software's assets and activities relate directly to the business of another division of Seller known as the Information Services Group, which provides syndicated data and related software products and services and other information services primarily to manufacturers and retailers of consumer packaged goods (the "DATA BUSINESS"); and

          WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, certain assets and certain of the liabilities of IRI Software on the terms and subject to the conditions set forth in this Agreement (henceforth in this Agreement the term "DIVISION" refers to the IRI Software Division of Seller); and

          WHEREAS, certain other assets and liabilities of the Division will remain with Seller and not be transferred to Buyer, including the name IRI Software, all as more particularly set forth herein; and

          WHEREAS, this Agreement and the agreements attached as exhibits hereto set forth the terms and conditions upon which Buyer and Seller have segregated the assets and liabilities of the Division and designated those which will stay with Seller for use in connection with the Data Business and those which will be assigned to or assumed by Buyer; and

          WHEREAS, Buyer and Seller acknowledge that this Agreement and the agreements attached as exhibits hereto collectively constitute the agreements necessary to accomplish the transactions contemplated by this Agreement and are parts of an integrated arrangement between the parties with respect to the purchase and sale of the Assets (as defined in Section 1.1) and certain licenses and other relationships between the parties, and that separate agreements have been used for the sake of convenience.

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                               SALE AND PURCHASE

          SECTION 1.1 Transfer of Assets. Subject to the terms and conditions hereof, Seller and each Seller Subsidiary shall sell, assign, grant, transfer, convey and deliver to Buyer, or to any subsidiary or subsidiaries of Buyer designated by Buyer, and Buyer shall purchase and accept from Seller and each Seller Subsidiary as of the Closing Date (as defined in Section 1.9 below), the following tangible and intangible assets of the Division, wherever situated, as the same shall exist on the Closing Date (collectively, the "ASSETS"):

          (a) Software Products. The software products owned, licensed, or under development by Seller or any Seller Subsidiary and listed in Schedule 1.1(a), including without limitation any and all source and object codes, binaries, interfaces for third party databases, supplements, modifications, ports to hardware platforms, updates, custom modules (to the extent owned or licensed by Seller), corrections and enhancements to past versions of such products, shipping versions of such products and versions of such products currently under development, in each case as existing as of the Closing Date; and any and all English and foreign language versions of past versions of such products, shipping versions of such products and versions of such products currently under development; and any and all related back-up tapes and archival tapes from Seller's storage facilities, in each case as existing as of the Closing Date (collectively, the "PRODUCTS");

          (b) Tools. The software design and development tools and scripts, and modifications and additions to such tools and scripts, listed in Schedule 1.1(b), which were or are used in the development, operation or maintenance of the Products, including without limitation any and all source and object codes, binaries, supplements, modifications, updates, corrections and enhancements to past and current versions of such tools and scripts and versions of such tools and scripts under development, and any and all related back-up tapes and archival tapes from Seller's storage facilities, in each case as existing as of the Closing Date (collectively, the "TOOLS");

          (c) Intellectual Property Rights.

          (i) The patents and patent applications, copyright registrations, trademarks, service marks, and trade names listed in Schedule 1.1(c), together with all associated goodwill;

          (ii) Any and all design and code documentation, methodologies, processes, trade secrets, copyrights, design information, product information, technology, formulae, routines, engineering specifications, technical manuals and data, drawings, inventions know-how, techniques, engineering work papers, and programmer's notes, which are necessary to, used in, or derived from the Assets (as defined in the other subparagraphs of this Section 1.1); and

          (iii) A perpetual, worldwide, unrestricted, non-exclusive royalty-free license to such other intellectual property of Seller, including without limitation the trademarks indicated on Schedule 1.3(c) as being licensed from Seller to Buyer, as may be necessary to develop, operate, market or maintain the Products and Tools ((i) through (iii) collectively, the "INTELLECTUAL PROPERTY");

          (d) Transferred Agreements. All rights of Seller under the agreements entered into between Seller and third parties named therein in the operation of the Division and listed in Schedule 1.1(d) (collectively, the "TRANSFERRED AGREEMENTS");

          (e) Tangible Assets.  The tangible personal property listed in
Schedule 1.1(e) or set forth in the Closing Date Balance Sheet (as defined in Section 1.6 below) (collectively, the "TANGIBLE ASSETS") and the leases with respect to such property listed in Schedule 1.1(e) (collectively, the "EQUIPMENT LEASES");

          (f) Real Property Leases. The real property leasehold interests listed in Schedule 1.1(f) except for those identified on Schedule 1.1(f) as not being assigned to Buyer (collectively, the "REAL PROPERTY LEASES");

          (g) Books, Records and Other Materials. All books and records used in connection with the Assets and the Assumed Liabilities (as defined in Section
1.2 below), including without limitation any and all (i) customer and marketing materials relating to the Products or the Tools, such as product documentation, sales and marketing collateral, white papers, product data sheets, performance benchmark reports, customer training materials, sales training materials, and sales presentation materials; (ii) customer support materials relating to the Products or Tools, such as support training materials, support bulletins (including, without limitation, copies of any and all information on electronic bulletin boards); (iii) data contained in Seller's customer support organization computer system relating to the Products or Tools; (iv) all customer and vendor lists relating to the Products and Tools; and (v) all financial books and records relating to the Assets and Assumed Liabilities (collectively, the "BOOKS AND RECORDS");

          (h) Testing Materials. Any and all technical information and materials relating to testing and correcting defects in the Products and the Tools (including, without limitation, regression tests, test beds, test plans, software defect database and historical defect data, and other documents and materials which are used in maintaining, enhancing and correcting errors in the Products and the Tools and providing continued customer technical support (collectively, the "DOCUMENTATION"));

          (i) Permits. All licenses, permits, authorizations and other approvals from any federal, state, local or foreign governmental, public, or self-regulatory body or authority relating to the Assets or the Assumed Liabilities (collectively, the "PERMITS"); and

          (j) Other Assets. All current assets set forth on the Closing Date Balance Sheet (collectively, the "CURRENT ASSETS"), all long-term assets set forth on the Closing Date Balance Sheet (collectively, the "LONG-TERM ASSETS") and such other assets of the Division as relate primarily to the Assets and are not listed specifically as Excluded Assets.

          SECTION 1.2 Assumption of Liabilities and Obligations. Buyer, or any subsidiary or subsidiaries of Buyer designated by Buyer, shall assume and be obligated to discharge only those liabilities and obligations arising out of or resulting from the operation of the business conducted with the Assets and ownership of the Assets that are set forth below (the "ASSUMED LIABILITIES"):

          (a) Balance Sheet Liabilities. Each liability specifically set forth in the Closing Date Balance Sheet (as defined in Section 1.6 below); provided, however, that Buyer shall assume such liabilities only to the extent of the dollar amounts set forth in the Closing Date Balance Sheet;

          (b) Post-Closing Contractual Obligations. Any obligation relating to the period on or after the Closing Date under the Transferred Agreements, the Equipment Leases and the Real Property Leases; and

          (c) Other Post-Closing Liabilities. Any and all liabilities arising out of Buyer's operation and ownership of the Assets on or after the Closing Date.

          SECTION 1.3 Excluded Assets. Each of Seller and each Seller Subsidiary shall retain all of its rights, title and interest in and to the assets of Seller and each Seller Subsidiary that are not related to the Division and the following assets related to the Division (collectively, the "EXCLUDED ASSETS"):

          (a) Software Products. The software products owned, licensed, or under development by Seller or any Seller Subsidiary and listed in Schedule 1.3(a), including without limitation any and all source and object codes, binaries, interfaces for third party databases, supplements, modifications, ports to hardware platforms, updates, custom modules (to the extent owned or licensed by Seller or any Seller Subsidiary), corrections and enhancements to past versions of such products, shipping versions of such products and versions of such products currently under development, in each case as existing as of the Closing Date; and any and all English and foreign language versions of past versions of such products, shipping versions of such products and versions of such products currently under development; and any and all related back-up tapes and archival tapes from Seller's or any Seller Subsidiary's storage facilities, in each case as existing as of the Closing Date (collectively, the "SELLER PRODUCTS");

          (b) Tools. The software design and development tools and scripts, and modifications and additions to such tools and scripts listed in Schedule 1.3(b), which were or are used in the development, operation or maintenance of the Seller Products, including without limitation any and all source and object codes, binaries, supplements, modifications, updates, corrections and enhancements to past and current versions of such tools and scripts and versions of such tools and scripts under development, and any and all related back-up tapes and archival tapes from Seller's storage facilities, in each case as existing as of the Closing Date (collectively, the "SELLER TOOLS");

          (c) Intellectual Property Rights.

          (i) The patents and patent applications, copyright registrations, trademarks, service marks, and trade names listed in Schedule 1.3(c), together with all associated goodwill;

          (ii) Any and all design and code documentation, methodologies, processes, trade secrets, copyrights, design information, product information, technology, formulae, routines, engineering specifications, technical manuals and data, drawings, inventions know-how, techniques, engineering work papers, and programmer's notes, which are necessary to, used in, or derived from the Excluded Assets (as defined in the other subparagraphs of this Section 1.3); and

          (iii) (A) A perpetual, worldwide, unrestricted, nonexclusive royalty-free license to the tools indicated on Schedule 1.1(b) and the trademarks indicated on Schedule 1.1(c) as being licensed from Buyer to Seller, and (B) the licenses to such other Assets as are set forth in the Technology License Agreement and the VAR Agreement ((i) through (iii) collectively, "SELLER INTELLECTUAL PROPERTY");

          (d) Transferred Agreements. All rights of Seller and each Seller Subsidiary under all agreements entered into between Seller or a Seller Subsidiary and third parties, other than Transferred Agreements, the Equipment Leases and the Real Property Leases;

          (e) Tangible Assets. All tangible personal property of Seller and each Seller Subsidiary, other than the Tangible Assets, and any leases with respect to such property;

          (f) Real Property Leases. The real property leasehold interests of Seller and each Seller Subsidiary other than the Real Property Leases;

          (g) Books, Records and Other Materials. All books and records of Seller and each Seller Subsidiary other than the Books and Records;

          (h) Testing Materials. Any and all technical information and materials relating to testing and correcting defects in the Seller Products and the Seller Tools (including, without limitation, regression tests, test beds, test plans, software defect database and historical defect data, and other documents and materials which are used in maintaining, enhancing and correcting errors in the Seller Products and the Seller Tools and providing continued customer technical support);

          (i) Permits. All licenses, permits, authorizations and other approvals from any federal, state, local or foreign governmental, public, or self-regulatory body or authority relating to Seller, any Seller Subsidiary or their assets (other than the Permits);

          (j) Seller Subsidiary Stock. All outstanding shares of capital stock of each Seller Subsidiary; and

          (k) Other Assets. All current assets of Seller and each Seller Subsidiary, other than the Current Assets, and all long-term assets of Seller and each Seller Subsidiary of the type included in Long-Term Assets, other than the Long-Term Assets, all tax refunds, deferred tax assets, the benefits of all accrued income taxes, and other tax benefits, whether in the form of a tax receivable, tax credit, refund or otherwise, relating to the income taxes of Seller and each Seller Subsidiary ("TAX ASSETS") and such other assets of the Division as relate primarily to the Excluded Assets and are not listed specifically as Assets.

          SECTION 1.4 Excluded Liabilities. Except for those liabilities expressly assumed by Buyer or any subsidiary designated by Buyer pursuant to
Section 1.2, Buyer shall not assume and shall not be liable for, and Seller and each Seller Subsidiary shall retain and remain solely liable for and obligated to discharge, all of the debts, contracts, agreements, commitments, obligations and other liabilities of any nature whatsoever of Seller and each Seller Subsidiary, whether known or unknown, accrued or not accrued, fixed or contingent, including, without limitation, the following:

          (a) Product Warranty Claims. Except as provided under and pursuant to the terms of the Update and Support Agreement (as defined in Section 1.8 below), any product warranty claims (i) by a distributor or reseller relating to any Assets shipped by Seller or any Seller Subsidiary to such distributor or reseller on or prior to the Closing Date or (ii) by an end-user relating to any Assets shipped by Seller or any Seller Subsidiary to such end user on or prior to the Closing Date;

          (b) Breaches of Contracts. Any liability for breaches by Seller or any Seller Subsidiary prior to the Closing of any instrument, purchase order or contract;

          (c) Taxes. Except as otherwise provided in Section 1.2, any liability or obligation for Taxes (as defined in Section 2.12) attributable to or imposed upon Seller or any Seller Subsidiary, or attributable to or imposed upon the Division or the Assets for any period (or portion thereof) through the Closing, including, without limitation, Taxes imposed upon Seller or any Seller Subsidiary as a result of the transactions contemplated by this Agreement;

          (d) Legal Proceedings. Any liability or obligation arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent relating to any action or omission prior to the Closing by or on behalf of Seller or any Seller Subsidiary, including, without limitation, any liability for infringement of intellectual property rights or violations of federal or state securities or other laws;

          (e) Benefit Plans. Any liability or obligation arising prior to the Closing out of any "EMPLOYEE BENEFIT PLAN," as such term is defined by the Employee Retirement Income Security Act of 1974 ("ERISA") or other employee benefit;

          (f) Employees. Any liability or obligation for making payments of any kind (including as a result of this sale of Assets or as a result of the termination of employment by Seller of employees, or other claims arising out of the terms and conditions of employment with Seller, or for vacation or severance pay or otherwise) to employees of Seller or in respect of payroll taxes for employees of Seller, unless set forth in Article V of this Agreement; and

          (g) License Agreements. Except as provided under and pursuant to the terms of the Update and Support Agreement, any liability or obligation of Seller or any Seller Subsidiary to licensees under the License Agreements (as defined in Section 2.7 below).

          SECTION 1.5  Certain Tax Matters.

          (a) Sales, Use and Property Taxes. Except as provided in Sections 1.5(b) and (c) below, Seller shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Buyer and each subsidiary of Buyer from, any sales or use, transfer, real property gains, excise, stamp, or other Taxes which are in the nature of sales, use, or property tax, imposed on Seller, any Seller Subsidiary, Buyer or any subsidiary of Buyer (and specifically excluding income taxes or Taxes in the nature of income taxes imposed on Buyer or any subsidiary of Buyer) resulting directly from the sale of Assets contemplated by this Agreement. Upon the request of Seller, Buyer and its subsidiaries shall provide reasonable assistance to Seller and the Seller Subsidiaries in securing for Seller all available exemptions from Federal, foreign, state and local sales, use, and value-added taxes that could result from the sale of Assets contemplated hereunder; provided, however, that nothing in the foregoing shall require Buyer to discharge such taxes unless Buyer or such subsidiary is reimbursed contemporaneously with the discharge of any such taxes.

          (b) VAT Tax Matters. Seller agrees to review the transactions contemplated by this Agreement and determine in its judgment in good faith whether any value added taxes ("VAT") are due in countries outside the United States in which Assets are being transferred (collectively, the "FOREIGN COUNTRIES"), as a result of the transfer by Seller or any subsidiary of Seller to Buyer or any subsidiary of Buyer of Assets. In the event Seller determines that any such VAT is due, Seller or the relevant subsidiary of Seller shall present to Buyer or the relevant subsidiary of Buyer an appropriate invoice which sets forth the amount of VAT reasonably determined by Seller to be due. Buyer agrees to (i) pay, or cause to be paid, such VAT and any other VAT (and related interest and penalties) determined to be due by any Foreign Country tax authority with respect to any such transfer, in which case Buyer or the relevant Buyer subsidiary will have the right to submit to any relevant tax authority a request for reimbursement of or credit for such VAT, and/or (ii) at Buyer's expense submit to the relevant tax authority a request for a determination or ruling that such VAT is not in fact due. Any such payment made under (i) in the prior sentence shall be paid by Buyer within the time periods required by the relevant tax authorities, provided the invoice is timely provided by Seller. If any such tax authority determines or rules that any such VAT is not due, Seller and Buyer agree to use reasonable efforts to request reimbursement or return of any such VAT previously paid and Seller agrees to reimburse to Buyer any amounts of any such VAT paid by Buyer or any Buyer subsidiary to Seller or Any Seller Subsidiary and not yet paid to the relevant tax authority.

          (c) Italian Taxes. Buyer agrees to reimburse Seller for any transfer Taxes (including any penalties relating thereto) imposed on Seller or any Seller Subsidiary as a result of the transfer of the Assets from Seller's Subsidiary organized in Italy to Buyer and any subsidiary designated by Buyer; provided, however, that such reimbursement obligations shall not exceed $100,000 and provided that such reimbursement shall not be required to the extent any such transfer Tax would have been imposed on Seller or such Seller Subsidiary if all Assets being transferred by the Italian Seller Subsidiary were transferred to Buyer's Italian subsidiary.

          SECTION 1.6  Purchase Price; Adjustment.

          (a) Purchase Price. In consideration of the acquisition of the Assets under Section 1.1 and assumption of liabilities under Section 1.2, and subject to adjustments as provided in Section 1.6(b), Buyer agrees to pay and deliver to Seller for and on behalf of Seller and each Seller Subsidiary that is transferring assets one hundred million dollars ($100,000,000), subject to adjustment as provided in subsection (b) of this Section 1.6 (the "PURCHASE PRICE"), payable at the Closing by (i) wire transfer of immediately available funds in the amount of ninety two million dollars ($92,000,000) to an account or accounts designated by Seller and (ii) wire transfer of immediately available funds in the amount of eight million ($8,000,000) to an account designated by the Escrow Agent pursuant to the terms of the Escrow Agreement (as defined in Section 1.8 below).

          (b) Adjustment.

          (i) The Purchase Price shall be increased or decreased in the amount by which the Net Book Value (as defined below) reflected on the Closing Date Balance Sheet (as defined in Section 1.6(b)(ii) below) exceeds or is less than the Net Book Value reflected on the March 31 Balance Sheet (as defined in
Section 2.8 below). "NET BOOK VALUE" means, in the case of either the March 31 Balance Sheet or the Closing Date Balance Sheet, the aggregate dollar amount of the net book value shown on such balance sheet, excluding accounts identified as goodwill, capitalized software and patents and trademarks.

          (ii) Within sixty (60) days after the Closing Date, Seller shall prepare and deliver to Buyer a balance sheet as of the Closing Date and relating to the business conducted with the Assets (the "CLOSING DATE BALANCE SHEET"). The monetary amounts for the accounts included in the Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles on a basis consistent with the March 31 Balance Sheet. Such Closing Date Balance Sheet shall attach Seller's calculation of the adjustments required to the Purchase Price. Buyer and its representatives shall be entitled to review all work papers and other supporting documentation used by Seller in or relevant to the creation of the Closing Date Balance Sheet, and shall be permitted to make inquiries of personnel and representatives of Seller, during the sixty (60) day period in which Seller is preparing the Closing Date Balance Sheet and for a period of ten (10) business days after receipt of the Closing Date Balance Sheet.

          (iii) The Closing Date Balance Sheet provided by Seller to Buyer shall become final and binding upon Buyer for purposes of calculating the adjusted Purchase Price under this Section 1.6(b) ten (10) business days after delivery thereof to Buyer unless Buyer within such time period delivers written notice to Seller of its disagreement as to any item included in the Closing Date Balance Sheet or in Seller's calculation of the adjustment to the Purchase Price required hereunder ("NOTICE"). Any such Notice shall specify in reasonable detail the nature of such disagreement and the basis and supporting evidence for Buyer's position with respect to the disputed items. Seller and Buyer shall attempt in good faith to resolve any disagreement for a period of ten (10) business days following the date of the Notice and, if they are unable to do so within such period, shall submit the disputed items to Price Waterhouse (the "ARBITRATOR"), whose decision with respect to the matters disputed in the Notice shall be final and binding. The Arbitrator shall render its decision with respect to such matters within fifteen (15) days after they are submitted to it. Seller and Buyer shall each provide promptly all information and documents within their respective possession that the Arbitrator, in its sole discretion, deems necessary in order to make its decision with respect to the disputed matters. The fees and expenses of the Arbitrator shall be borne equally by Seller and Buyer.

          (iv) Within five business days after the Closing Date Balance Sheet is finally determined either through agreement of Seller and Buyer or through arbitration as described in subsection (iii) above, Buyer shall pay to Seller or Seller shall pay to Buyer, as the case may be, by wire transfer the net amount owed pursuant to the Purchase Price adjustment provisions of this Section 1.6. Upon payment of the Purchase Price adjustment, as described further in Section
1.12 below, Seller shall pay to Buyer an amount equal to the Cash account on the Closing Date Balance Sheet and Buyer shall pay to Seller an amount equal to the amount shown on the Closing Date Balance Sheet as Due to Corporate. In addition, upon payment of the Purchase Price adjustment, Seller shall pay to Buyer an amount equal to any consideration paid at Closing by any subsidiary of Buyer to Seller or any Seller Subsidiary in connection with the transfer of Assets and the assumption of the Assumed Liabilities.

          SECTION 1.7 Allocation of Purchase Price. For purposes of complying with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"), the Purchase Price shall be allocated in accordance with fair market value as provided in the purchase price allocation schedule to be prepared and agreed upon by Buyer and Seller prior to the Closing. Each of Buyer and Seller agrees to prepare its federal, state and foreign income tax returns for all current and future tax reporting periods and file Form 8594 (and corresponding state forms) with respect to transfer of the Assets to Buyer in a manner consistent with such allocation. If any state, federal or foreign taxing authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice of such challenge, and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of the allocation.

          SECTION 1.8 Other Agreements. At the Closing, Seller and Buyer shall enter into the Update and Support Agreement in the form of EXHIBIT A (the "UPDATE AND SUPPORT AGREEMENT"), the Licenses-Back Agreement in the form of EXHIBIT B (the "TECHNOLOGY LICENSE

AGREEMENT"), and the Escrow Agreement in the form of EXHIBIT C (the "ESCROW AGREEMENT"). In addition, at the Closing Seller and Buyer shall enter into an addendum to the Value-Added Reseller Agreement between Buyer and Seller dated May 15, 1995 to reflect the inclusion of the Products as products eligible for resale as full use application programs in such agreement and to reflect that Buyer shall continue to make the Products available to Seller under such Value-Added Reseller Agreement as long as Seller is not in breach of the Agreement and such Products are made available to any other Buyer reseller (the "VAR AGREEMENT"). Seller shall pay Sublicense Fees for the Products equal to Buyer's Standard Commercial list price for the Products less a reseller discount as may be negotiated between the parties.

          SECTION 1.9 Closing. Subject to the terms and conditions of this Agreement, the transfer of the Assets contemplated hereby (the "CLOSING") shall take place on such date, as soon as practicable after all conditions precedent in Articles VI and VII have been satisfied or waived, as the parties may agree (the "CLOSING DATE").

          SECTION 1.10 Actions at the Closing. At the Closing, Seller shall deliver the Assets to Buyer, Buyer shall deliver the Purchase Price to Seller and Escrow Agent in accordance with the provisions of Section 1.6(a), and Buyer and Seller shall take such actions and execute and deliver such agreements, bills of sale, and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including without limitation the following:

          (a) Seller and each Seller Subsidiary shall deliver to Buyer a general bill of sale and an assignment and assumption agreement with respect to each Transferred Agreement, Equipment Lease and Real Property Lease assigned to Buyer, in each case duly executed by Seller, assigning to Buyer all of Seller's right, title and interest in and to the Assets, including without limitation all of Seller's rights as a licensor of any of the Assets, in forms reasonably satisfactory to Buyer and Seller. Buyer may designate one or more of its subsidiaries in place of Buyer as the recipient of certain of the Assets, and as the party to assume certain of the Assumed Liabilities, in which case Seller or the Seller Subsidiary transferring such Assets or Assumed Liabilities shall transfer such Assets and Assumed Liabilities to Buyer or the subsidiary or subsidiaries designated by Buyer pursuant to an asset transfer agreement in a form agreed to by Buyer and Seller (the "SUBSIDIARY TRANSFER DOCUMENTS").

          (b) Buyer shall deliver the Purchase Price to Seller and to the Escrow Agent in accordance with the provisions of Section 1.6.

          (c) Seller and each Seller Subsidiary shall provide reasonable evidence of valid title to such of the Assets as Buyer may reasonably request in writing prior to the Closing and as are material to the operation of the business conducted with the Assets, in form and substance reasonably satisfactory to Buyer.

          (d) Seller and each Seller Subsidiary shall deliver to Buyer any assignments, and any required consents to assignment, that it has obtained in respect of the Transferred Agreements, the Equipment Leases and the Real Property Leases assigned to Buyer, duly executed by the appropriate parties having the authority to so assign or consent to assign, in form and substance as Buyer shall reasonably request.

          (e) At the Closing, Seller and each Seller Subsidiary shall deliver to Buyer any and all documents required to satisfy the conditions set forth in
Article VI below and any other closing documents reasonably requested by Buyer, including without limitation the license, on terms to be reasonably negotiated between Buyer and Seller, contemplated by Section 1.3(c)(iii)(A).

          (f) At the Closing, Buyer shall deliver to Seller any and all documents required to satisfy the conditions set forth in Article VII of this Agreement and any other closing documents reasonably requested by Seller, including without limitation the license, on terms to be reasonably negotiated between Buyer and Seller, contemplated by Section 1.1(c)(iii).

          (g) Subsequent to the Closing Date, Seller shall, and shall cause Seller Subsidiaries to, from time to time execute and deliver, upon the request of Buyer, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to, and vesting in Buyer, of Seller's and the Seller Subsidiaries' right, title and interest in and to the Assets, free and clear of all Liens (as defined in Section 2.6 below), in accordance with the terms of this Agreement.

          SECTION 1.11  Transition Matters.

          (a) Responsibilities. Upon execution of this Agreement, each of Buyer and Seller shall appoint representatives to participate on a transition team for the purpose of working with the other party's transition team to anticipate and resolve issues relating to the sale of the Assets to Buyer and the transition of the business conducted with the Assets to Buyer. In addition, the transition teams shall facilitate the allocation during the sixty (60) day period following the Closing of jointly used assets, such as computer equipment, and the break down into separate parts of local area networks in a manner which reflects the allocation of the Assets and Excluded Assets as provided in this Article I and the relative current usage of such computer equipment and local area networks. Any such allocation shall result in an appropriate allocation of net book value between Buyer and Seller and any necessary payment relating thereto.

          (b) Completed Tasks. Notwithstanding the provisions of Section 1.11(a) above, Seller and Buyer agree that the Excluded Assets include the assets listed on Schedule 1.11(b)(i) hereto. All other data center, network and voice assets located at Seller's Waltham, Massachusetts property shall be included within the Assets, including without limitation, the IBM mainframe (IRI 06-IBM 9121-260 & guest) and the Fujitsu switch. Seller agrees to migrate to another location on to a computer owned by Seller all usage of such IBM mainframe, including without limitation usage by any timesharing client, within ninety days after Closing. Notwithstanding the terms of the Subsidiary Transfer Documents and the Bill of Sale and Assignment and Assumption Agreement, Seller and Buyer further agree to allocate equipment owned or leased by Seller, and not addressed in Schedule 1.11 (b)(i) between Assets and Excluded Assets based on the principles outlined in Schedule 1.11(b)(ii) hereto.

          (c) Sublease. Seller and Buyer agree to enter into at Closing a sublease of the Real Property Lease for the Waltham, Massachusetts facility, under which Buyer will sublease to Seller a portion of the space in the Waltham, Massachusetts facility on terms previously agreed to between Buyer and Seller. Buyer and Seller further agree that no other subleases will be entered into with respect to any Real Property Leases. Buyer and Seller also agree that any of Seller's employees that are not Transferred Employees and are located in facilities that are the subject of the Real Property Leases, and any of the Transferred Employees that are located in facilities that are not the subject of the Real Property Leases, shall each be entitled to remain in such facilities during the thirty day period after Closing without charge by either party to the other.

          SECTION 1.12 Cash and Payables. Notwithstanding the Subsidiary Transfer Documents and the other provisions of this Article I, Seller and each Seller Subsidiary shall retain for its account the cash retained in the Division accounts shown on the Closing Date Balance Sheet and shall satisfy their obligations to transfer to Buyer the cash reflected in the Closing Date Balance Sheet by making the payment contemplated in Section 1.6(b)(iv) and Buyer shall satisfy its obligations to assume the liabilities shown in the account on the Closing Date Balance Sheet as due to corporate by making the payment contemplated in Section 1.6(b)(iv). The parties acknowledge that payment of certain Assumed Liabilities set forth in Section 1.2(a) may be administratively more practical to be paid by Seller, or may in certain instances be required to be discharged by Seller. In such instances, if after the Closing Date Seller makes payments of liabilities reflected in the Closing Date Balance Sheet, Buyer will promptly reimburse Seller for such payments as they are made from time to time after the Closing Date.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Each representation and warranty set forth below is qualified by any exceptions or disclosures set forth in the Seller Disclosure Schedule, copies of which have been previously provided to Buyer by Seller (collectively, the "SELLER DISCLOSURE SCHEDULE"), which exceptions specifically reference the Section(s) qualified by the exceptions. Seller represents and warrants to Buyer as follows:

          SECTION 2.1 Organization. Each of Seller and each Seller Subsidiary is a corporation duly formed and validly existing under the laws of its jurisdiction of organization and has full corporate power and authority and legal right to own and operate the Assets and to carry on the business of the Division as presently conducted, to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller or such Seller Subsidiary pursuant hereto, and to consummate the transactions contemplated hereby and thereby. Seller is qualified to do business as a foreign corporation in each state of the United States or other jurisdiction in which it is required to be qualified, except in states and other jurisdictions in which the failure to qualify, in the aggregate, would not have a material adverse effect on the Assets.

          SECTION 2.2 Authority. The execution and delivery of this Agreement (and all other agreements and instruments contemplated hereunder) by Seller and each Seller Subsidiary, the performance by Seller and each Seller Subsidiary of its obligations hereunder and thereunder, and the consummation by Seller and each Seller Subsidiary of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors of Seller and each Seller Subsidiary, and no other act or proceeding on the part of or on behalf of Seller, any Seller Subsidiary or any of their shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Seller and each Seller Subsidiary of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The signatory officers of Seller and each Seller Subsidiary have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller and each Seller Subsidiary pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Seller and each Seller Subsidiary pursuant to the provisions hereof and thereof.

          SECTION 2.3 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and the other agreements and instruments to be executed and delivered by Seller and each Seller Subsidiary pursuant hereto, upon their execution and delivery by Seller or any such Seller Subsidiary, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Buyer), legal, valid and binding agreements of Seller and each Seller Subsidiary, enforceable against Seller and each Seller Subsidiary in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors' rights generally or provisions limiting competition, and by equitable principles.

          SECTION 2.4 Consents and Approvals of Governmental Entities. Except for approvals under the HSR Act (as defined in Section 6.6 below) and Foreign Filings (as defined in Section 4.13 below), there is no requirement applicable to Seller or any Seller Subsidiary to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Seller or any Seller Subsidiary of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Seller or any Seller Subsidiary, except for such filings the failure of which to make would not have a material adverse affect on the transactions contemplated hereby.

          SECTION 2.5 No Violation. Neither the execution, delivery and performance of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the articles or bylaws of Seller or any Seller Subsidiary, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Transferred Agreement, the Equipment Leases or the Real Property Leases, any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Seller or any Seller Subsidiary is a party or by which Seller, any Seller Subsidiary or any of the properties or assets of Seller or any Seller Subsidiary may be bound, where such conflict, violation, breach, default or consent would have a material adverse effect on the business conducted with the Assets or the Assets or (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Seller or any Seller Subsidiary or by which any properties or assets of Seller or any Seller Subsidiary may be bound, where such violation would have a material adverse effect on the business conducted with the Assets or the Assets. No "BULK SALES" provisions of any state commercial code apply to the transactions contemplated by this Agreement.

          SECTION 2.6  Assets Generally.

          (a) The Assets include all properties, tangible and intangible, currently used by Seller or any Seller Subsidiary in operating the business conducted with the Assets and necessary for Buyer to operate the business conducted with the Assets after the Closing Date in a manner substantially equivalent to the manner in which Seller has operated the business conducted with the Assets prior to and through the Closing Date. Except as set forth in the Seller Disclosure Schedule, Seller's operation of the business conducted with the Assets does not require any licenses or other consents from, or royalty payments to, any other Person.

          (b) Seller holds valid title, license to or leasehold interest in (as reflected in Article I hereof) all of the Assets and has the complete and unrestricted power and the unqualified right to sell, assign and deliver the Assets to Buyer. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire valid title, license or leasehold interest (as reflected in Article I hereof) to the Assets free and clear of any mortgages, pledges, liens, security interests, encumbrances, charges or other claims of third parties of any kind, other than non-exclusive licenses to use, market and sub-license the Products granted by Seller to Seller Distributors (as defined in Section 4.17 below) and non-exclusive licenses to use the Products granted by Seller to end-users in the ordinary course of business (collectively, "LIENS") and other than Liens created by or through Buyer. Except for those Seller Distributors that Buyer requests not to be terminated, all Seller Distributors are being terminated as such, or the agreements between such Seller Distributors and Seller or the applicable Seller Subsidiary are being amended, in each case pursuant to Section 4.17 below. No Person other than Seller and Seller's Subsidiaries has any right or interest in the Assets, including the right to grant interests in the Assets to third parties, except for Assets licensed or leased from third parties which are set forth in the Seller Disclosure Schedule and identified as such and except for those licenses referred to in the preceding two sentences.

          (c) Except for object code, end-user, nonexclusive licenses listed in the Seller Disclosure Schedule, all of which restrict the number of users of the licensed products, neither Seller nor any Seller Subsidiary has granted to any Person or entity, and to Seller's knowledge, no Person or entity, other than Seller and Seller's Subsidiaries (including, without limitation, any independent contractors who have performed services related to the Division), holds any rights in, or licenses, or rights to acquire licenses, to produce, distribute, license, sublicense, sell, use in development or otherwise use, any of the Products, Tools or Intellectual Property.

          (d) None of the Assets that constitute tangible personal property, other than Assets held under capitalized leases reflected on the March 31 Balance Sheet and on the Closing Date Balance Sheet, is held under any lease, security agreement, conditional sales contract, lien, or other title retention or security arrangement.

          (e) Except as provided in this Agreement and the agreements contemplated by Section 1.8, immediately after Closing, no restrictions will exist on Buyer's right to sell, resell, license or sublicense the Products, Tools or Intellectual Property, nor will any such restrictions be imposed as a consequence of the transactions contemplated by this Agreement or by any agreement referenced in this Agreement.

          (f) No Person has a license to use or the right to acquire a license to use any future version of the Products or Tools, and nothing restricts Seller's ability to charge its customers for any such new version. No Person has a right to acquire a license to use any Products, Tools or Intellectual Property. After the Closing, Buyer will not be prevented by any act of Seller from changing prices charged to existing or future licensees of the Products for support of Products and Tools. Except as set forth in the Seller Disclosure Schedule and except for the escrow agents disclosed in Schedule 6.2, no Person has any rights under any source code escrow agreement relating to the Products.

          (g) No Person other than Seller, Seller's Subsidiaries and the escrow agents listed in the Seller Disclosure Schedule has been provided access to source code (except for Data Server Support Materials (defined in the Technology License Agreement)) for any Product, Tool or Intellectual Property, and no Person will have the right to gain access to any such source code as a result of the transactions contemplated hereby.

          (h) None of the Seller Distributors has an exclusive right to distribute or resell any Product or Tool. All of the Terminated Distributor Agreements are terminable upon notice by Seller of ninety (90) days or less.

          (i) No technology licensed to Seller by Symmetry Corporation under a License Agreement dated March 13, 1988, as amended in May 1990, is incorporated in any of the Products. Seller is not required to obtain the consent of Softbridge Microsystems Corporation to transfer the Agreement between Seller and Softbridge Microsystems Corporation dated January 31, 1992, as a transferred Agreement as contemplated by this Agreement.

          (j) The interface included with the Products between the Terradata database and the Products operates in a commercially reasonable manner. All versions of the Products other than the DOS versions of PC Express do not include any code or Technology of Tenberry Systems, Inc., Application Techniques, Inc. or Graphic Software System. Seller is in the process of developing the OS2 version of the Products. Seller does not presently intend to, nor will it, incorporate any code or Technology of ASI (or its successor) into such OS2 version, and such

OS2 version is currently scheduled to be completed by the end of 1995. The Products (other than, in the case of Rawlings, Nelson, Wolf, Inc., FCRS) do not include any code or Technology of Rawlings, Nelson, Wolf, Inc. or DharmaSystems, Inc.

          (k) Seller owns all rights, title and interests in and to the technology and other intellectual property rights developed under (i) the Software Development Agreement dated October 22, 1994 and related Services Agreement dated October 21, 1994, each with Technology Resources International U.S., Inc., (ii) the Software Development Agreement dated July 18, 1994 with BFL Software Ltd. and (iii) the Letter Agreements dated January 28, 1993 and December 14, 1993 with Vlamis Software Solutions, excepting only the right of Vlamis to retain a copy of the source code developed under such agreement for support purposes only. The work contemplated to be performed by such third parties under such agreements has been completed and there are no continuing obligations on Seller or any such consultant, other than payment, under such agreements. The technology and other intellectual property rights developed for Seller's product line under such agreements are included in the Assets.

          (l) Seller has received consent from Application Techniques, Inc. to transfer to Buyer all of Seller's rights and obligations relating to the period after Closing under the Distribution Agreement between Seller and Application Techniques, Inc. dated August 12, 1992.

          (m) The amounts paid prior to the date hereof in the aggregate by Seller's Consulting Customers to Seller with respect to projects or commitments remaining to be completed after Closing is commensurate in all material respects with the efforts expended to date by Seller with respect to such property and commitments. The employees of Seller that are consultants immediately prior to the Closing constitute sufficient consulting resources to perform in the ordinary course of business the services required as of Closing to be performed after Closing for Seller's Consulting Customers.

          SECTION 2.7  Support Agreements.

          (a) As part of the Seller Disclosure Schedule, Seller has provided to Buyer a list (including names, addresses, contact names and telephone numbers), which is complete in all material respects, of all agreements or other arrangements pursuant to which Seller is obligated to provide support services with respect to the Products to the extent that such agreements or other arrangements relate to the business conducted with the Assets (such agreements, as supplemented below, are referred to collectively as the "LICENSE AGREEMENTS"). For purposes of the prior sentence, the term "business conducted with the Assets" does not include the Data Business. Except for the nonstandard license agreements listed in the Seller Disclosure Schedule (the "NONSTANDARD LICENSE AGREEMENTS"), all of the License Agreements are in all material respects in the form of the license agreement identified as the Standard License Agreement set forth in the Seller Disclosure Schedule (the "STANDARD LICENSE AGREEMENT"). The versions of the Products currently supported by Seller or any Seller Subsidiary are set forth in the Seller Disclosure Schedule. Prior to the Closing, Seller will supplement the Seller Disclosure Schedule with any addresses, contact names and telephone numbers omitted from the initial Seller Disclosure Schedule and to include: (i) all Standard License Agreements entered into between the date hereof and the Closing; (ii) any non-Standard License Agreements which were inadvertently omitted from the Seller Disclosure Schedule and that do not, individually or in the aggregate, add to the Buyer's costs for the provision of the Update and Support Services, other than in a de minimis respect; and (iii) all non-standard License Agreements that were entered into between the date hereof and the Closing with the written consent of the Buyer.

          (b) Neither Seller nor any Seller Subsidiary has granted any third party the right to furnish support or maintenance services with respect to any Products to any other third party.

          (c) No agreement for support or maintenance of the Products by Seller obligates Seller or any Seller Subsidiary, and no agreement would obligate Buyer after the Closing Date, to provide any change in functionality or other alteration in the performance of the Products or to provide new products or technology. No agreement pursuant to which Seller or any Seller Subsidiary has licensed the use of the Products to any third party obligates Seller or any Seller Subsidiary to provide any change in functionality or other alteration in the performance of the Products or to provide new products or technology.

          (d) Except as set forth in the Seller Disclosure Schedule, Seller has not provided any warranties, express or implied, with respect to the Products. Seller is in compliance with all warranties described in the Seller Disclosure Schedule.

          SECTION 2.8 Financial Information. Seller has delivered to Buyer a special purpose balance sheet for the business conducted with the Assets at March 31, 1995 (the "MARCH 31 BALANCE SHEET"), a copy of which is set forth in the Seller Disclosure Schedule, and will deliver to Buyer the Closing Date Balance Sheet. The monetary amounts for the accounts included in the March 31 Balance Sheet and the Closing Date Balance Sheet have been or, in the case of the Closing Date Balance Sheet, will have been prepared in accordance with generally accepted accounting principles, consistently applied. The March 31 Balance Sheet fairly presents the financial condition of the business conducted with the Assets as of March 31, 1995 and the Closing Date Balance Sheet will fairly present the financial condition of the business conducted with the Assets as of the Closing Date. Except as set forth in the March 31 Balance Sheet or the Closing Date Balance Sheet, the business conducted with the Assets has no liabilities, contingent or otherwise, other than (i) in the case of the March 31 Balance Sheet liabilities incurred in the ordinary course of business subsequent to March 31, 1995, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the March 31 Balance Sheet or the Closing Date Balance Sheet. The deferred revenue line item on the March 31 Balance Sheet consists of all billed but unearned update and support fees of the Division as of March 31, 1995. The deferred revenue line item on the Closing Date Balance Sheet will consist of all billed but unearned update and support fees of the business conducted with the Assets as of the Closing Date. Seller has delivered to Buyer the results of operations information of the business conducted with the Assets set forth in the Seller Disclosure Schedule (the "RESULTS OF OPERATIONS INFORMATION"). The monetary amounts included in the Results of Operations Information have been prepared in accordance with generally accepted accounting principles, consistently applied. The Results of

Operations Information was derived from Seller's accounting books and records and fairly presents the information it purports to represent for the periods indicated. There are no Tax Assets set forth in the March 31 Balance Sheet and there will be no Tax Assets set forth in the Closing Date Balance Sheet. A majority of the employees currently occupying the space leased under each Real Property Lease are Division Employees (as defined in Section 5.1(a)). The Results of Operations Information, the March 31 Balance Sheet and the Closing Date Balance Sheet reflect or, in the case of the Closing Date Balance Sheet, will reflect, the inclusion of the Real Property Leases and the Equipment Leases within the assets and liabilities that generated such financial information.
The revenues for the "General Software" portion of the Division set forth in the Results of Operations Information do not include any material amount of revenues from the Data Business.

          SECTION 2.9 Intellectual Property. The Assets do not infringe any trade name, trademark, copyright, trade secret, patent or any other intellectual property right of any Person. There is no pending or, to Seller's knowledge, threatened claim by Seller against any Person for infringement, misuse or misappropriation of any Intellectual Property. Neither Seller nor any Seller Subsidiary is obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, trademark, trade name, copyright, trade secret or other intellectual property rights, with respect to the use thereof or in connection with the business conducted with the Assets. Seller has no pending applications, current registrations or prosecutions with the Patent and Trademark Office or any corresponding United States state or foreign authority relating to the Intellectual Property. Seller owns or has all necessary rights to use all trade secrets, including know-how, inventions, designs, processes, and technical data required for the development, operation, license and sale of all of the Assets. All of the Intellectual Property is owned by Seller free and clear of any rights or claims of any former employees, consultants, officers and directors of Seller or any Seller Subsidiary and former employers of all current and former employees, consultants, officers and directors of Seller or any Seller Subsidiary. Seller has adhered to reasonable standards of confidentiality to protect the secrecy and confidentiality of the Intellectual Property. The source code for the Products and the Tools constitute trade secrets of Seller that are presently valid and protectable, and are not part of the public knowledge or literature. All fees to maintain Seller's rights in the Intellectual Property, including, without limitation, patent and trademark registration and prosecution fees and all professional fees in connection therewith pertaining to the Intellectual Property due and payable on or before the Closing Date, have been paid by Seller or will be paid by Seller within a reasonable period after the Closing.

          SECTION 2.10  Employees.

          (a) All employees, consultants, officers, directors and shareholders of Seller or any Seller Subsidiary that have had access to Intellectual Property (other than trademarks, service marks and tradenames) are parties to a written agreement ("PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT"), under which each such person or entity (i) is obligated to disclose and transfer to Seller or any Seller Subsidiary, without the receipt by such person of any additional value therefor (other than normal salary or fees for consulting services), all inventions, developments and discoveries which, during the period of employment with or performance of services for Seller or any Seller Subsidiary, he or she makes or conceives of either solely or jointly with others, that relate to any subject matter with which his or her work for Seller or any Seller Subsidiary may be concerned, or relate to or are connected with the business conducted with the Assets, products or projects of Seller or any Seller Subsidiary, or involve the use of the time, material or facilities of Seller or any Seller Subsidiary, and (ii) is obligated to maintain the confidentiality of proprietary information of Seller or any Seller Subsidiary. To Seller's knowledge, none of Seller's or any Seller Subsidiary's employees, consultants, officers or directors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with their obligation to promote the interests of Seller of the business conducted with the Assets or that would conflict with the business conducted with the Assets. To Seller's knowledge, neither the execution nor delivery of this Agreement, nor the carrying on of the business conducted with the Assets by its employees and consultants, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons or entities are now obligated. It is currently not necessary nor will it be necessary for Seller to utilize in its operations of the Assets nor will Seller utilize in its operations of the Assets any inventions of any of such persons or entities (or people it currently intends to hire) made or owned prior to their employment by or affiliation with Seller or any Seller Subsidiary, nor is it or will it be necessary to utilize any other assets or rights of any such persons or entities (or people it currently intends to hire) made or owned prior to their employment with or engagement by Seller or any Seller Subsidiary, in violation of any registered patents, trade names, trademarks or copyrights or any other limitations or restriction to which any such persons or entity is a party or to which any of such assets or rights may be subject. To Seller's knowledge, none of Seller's or any Seller Subsidiary's employees, consultants, officers, directors or shareholders that has had knowledge or access to information relating to the Assets has taken, removed or made use of any proprietary documentation, manuals, products, materials, or any other tangible item from his or her previous employer relating to the Assets by such previous employer which has resulted in Seller's or any Seller Subsidiary's access to or use of such proprietary items included in the Assets, and Seller and each Seller Subsidiary will not gain access to or make use of any such proprietary items in the Division, except to the extent that any such activities would not have a material adverse effect on the Assets or the business conducted with the Assets.

          (b) Except for the Proprietary Information and Inventions Agreements, there are no written or oral contracts of employment between Seller and any Division Employee (as defined in Section 5.1 below).

          (c) Except as contemplated under this Agreement, Seller is not aware that any Division Employee intends to terminate his or her employment with Seller, nor does Seller have a present intention to terminate the employment of any Division Employee.

          SECTION 2.11 Licenses and Permits. Each of Seller and each Seller Subsidiary does not hold, and is not required by any applicable law or regulation of any Governmental Entity to hold, any governmental licenses, registrations, permits or authorizations pertaining to the business conducted with the Assets.

          SECTION 2.12 Taxes. For purposes of this Agreement, the term "TAXES" shall mean all sales and use taxes, real and personal property taxes, gross receipts taxes, documentary transfer taxes, employment taxes, withholding taxes, unemployment insurance contributions and other taxes or governmental charges of any kind, however denominated, including any interest, penalties and additions to tax in respect thereto, under any federal, state, local, foreign or other applicable tax law. All taxes of Seller, each Seller Subsidiary and any other person for which Buyer could bear successor liability or become a charge or lien against the Assets have been or will be paid on a timely basis. Seller and each Seller Subsidiary has duly and timely filed (or will file prior to the Closing) such returns and reports of Taxes required to be filed prior to Closing, and all such returns and reports are true, correct, and complete in all material respects. There are no liens for Taxes on any of the Assets. Seller and each Seller Subsidiary has complied with all record keeping and tax reporting obligations relating to income and employment taxes due with respect to compensation paid to employees or independent contractors. Except for Seller Subsidiaries organized in foreign jurisdictions, Seller and each Seller Subsidiary is not a "FOREIGN PERSON" within the meaning of Section 1445(f)(3) of the Code. There are no pending or, to Seller's knowledge, threatened proceedings with respect to Taxes for which Buyer could bear successor liability beyond what is set forth in the Closing Date Balance Sheet or which could become a charge against the Assets, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes, of Seller or any Seller Subsidiary for which Buyer could bear successor liability beyond what is set forth in the Closing Date Balance Sheet or which could become a charge against the Assets. No agreement or arrangement regarding compensation of any employee providing services to the Division or any Seller Subsidiary requires any payments which will result in the disallowance of any tax deduction for Buyer pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

          SECTION 2.13 Employee Benefit and Compensation Plans. Except as provided in Article V or set forth in the Closing Date Balance Sheet, Buyer will incur no liability with respect to, or on account of, and Seller will retain any liability for, and on account of, any employee benefit plan of Seller, any of its affiliates or any predecessor employer of any employee, including, but not limited to, liabilities Seller may have to such employees under all incentive compensation plans, bonus plans, pension and retirement plans, profit-sharing plans (including, any profit-sharing plan with a cash-or-deferred arrangement subject to Section 401(k) of the Code (a "401(K) PLAN")) stock purchase and option plans, savings and similar plans, medical, dental, travel, accident, life, disability and other insurance and other plans or arrangements, whether written or oral and whether "QUALIFIED" or "NON-QUALIFIED" under the Code, or to any employee as a result of termination of employment by Seller as contemplated by this Agreement. Neither Seller nor any Seller Subsidiary has, with respect to any Division Employee, maintained or contributed to, or been obligated or required to contribute to, a "MULTIEMPLOYER PLAN," as such term is defined in
Section 3(37) of ERISA. Neither Seller nor any Seller Subsidiary is a party to any collective bargaining agreement covering any Division Employee and Seller knows of no effort to organize any such employee as a part of any collective bargaining unit.

          SECTION 2.14 Compliance with Law. The operation of the business conducted with the Assets has been conducted in all material respects in accordance with all applicable laws, regulations and other requirements of Governmental Entities having jurisdiction over the same.

          SECTION 2.15  Litigation; Other Claims.

          (a) There are no claims, actions, suits, inquiries, proceedings, or investigations against Seller or any Seller Subsidiary relating to the business conducted with the Assets, the Division Employees or the Assets which are currently pending or, to Seller's knowledge, threatened, at law or in equity or before or by any Governmental Entity; and

          (b) There are no grievance or arbitration proceedings pending, or to Seller's knowledge, threatened. There are no actual, and to Seller's knowledge, threatened, strikes or work stoppages with respect to the business conducted with the Assets and the Division Employees.

          SECTION 2.16 Product Liability. There are no claims, actions, suits, inquiries, proceedings or investigations pending, or threatened by Seller, or, to Seller's knowledge, threatened against Seller or any Seller Subsidiary, relating to any of the Assets containing allegations that the Assets are defective or were improperly designed or manufactured or improperly labeled or otherwise improperly described for use.

          SECTION 2.17  Environmental.

          (a) Seller's operation of the business conducted with the Assets and ownership of the Assets are, and have been, in compliance in all material respects with all applicable environmental laws, permit requirements, use restrictions, and waste control requirements, and no releases of any hazardous substance requiring notification to a Governmental Entity have occurred on any of the Assets; and no hazardous substances are used on any of the Assets except in compliance in all material respects with applicable law. There is no environmental action, suit, proceeding or investigation pending, or, to Seller's knowledge, threatened against or affecting any of the Assets which could be reasonably expected to materially and adversely affect the business conducted with the Assets or the Assets, and no governmental entity has served upon Seller any notice claiming any outstanding violation of any environmental statute, ordinance or regulation or noting the need for any repair or redemption with respect to the Assets, requesting data or access, requiring testing or other investigation relating to environmental conditions, or requiring any change in the Assets or in Seller's means or methods of conducting the business conducted with the Assets.

          (b) For purposes of this Agreement, the term "HAZARDOUS SUBSTANCE" shall mean any substance which is listed or otherwise defined as "HAZARDOUS" or "TOXIC" under applicable law; as well as any petroleum product or nuclear materials; and the term "APPLICABLE LAW" as used in this Section 2.17 shall include any local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials.

          SECTION 2.18 Defaults. Neither Seller nor any Seller Subsidiary is in default under or with respect to any judgment, order, writ, injunction or decree of any court or any Governmental Entity which could reasonably be expected to materially adversely affect the business conducted with the Assets or any of the Assets. There does not exist any default by Seller or, to the knowledge of Seller, by any other Person, or event that, with notice or lapse of time, or both, would constitute a default under any agreement (including, without limitation, any of the Transferred Agreements, Equipment Leases or Real Property Leases) entered into by Seller or any Seller Subsidiary as part of the operations of the business conducted with the Assets which could reasonably be expected to materially and adversely affect the business conducted with the Assets or the Assets, and no notices of breach thereof have been received by Seller or any Seller Subsidiary.

          SECTION 2.19 No Material Adverse Change. From March 31, 1995 to the date of this Agreement, there has not been, and from March 31, 1995 through the Closing Date there shall not have been, any material adverse change in the business conducted with the Assets, or in the condition, financial or otherwise, of the business conducted with the Assets, or in the Assets, or any damage, destruction or loss, whether or not covered by insurance, which has materially adversely affected the business conducted with the Assets or the Assets. For purposes of this Section 2.19, a decline in revenues of less than 25% for the quarter ending June 30, 1995 as compared to projected revenues of $19.64 million shall not by itself be deemed to constitute a material adverse change in the financial condition or results of operations of the business conducted with the Assets.

          SECTION 2.20 Full Disclosure. Seller is not aware of any facts pertaining to the Assets which it believes affect the business conducted with the Assets or the Assets in a material adverse manner or which are likely in the future to affect the business conducted with the Assets or the Assets in a material adverse manner. Neither this Agreement nor any other agreement, exhibit, schedule or certificate being entered into or delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein contained not misleading.

          SECTION 2.21 Brokers and Finders. Neither Seller nor any of Seller's officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders fee in connection with the transactions contemplated by this Agreement.

          SECTION 2.22 Fair Consideration; No Fraudulent Conveyance. The sale of the Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration, and Seller is not now insolvent and Seller will not be rendered insolvent by the sale, transfer and assignment of the Assets pursuant to the terms of this Agreement. Seller is not entering into this Agreement and the other agreements referenced in this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller whatsoever to any of the Asserts in the hands of Buyer after the Closing.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

          SECTION 3.1 Organization. Buyer is a corporation duly formed and validly existing under the laws of Delaware, and has full corporate power and authority and the legal right to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, and to consummate the transactions contemplated hereby and thereby.

          SECTION 3.2 Authority. The execution and delivery of this Agreement (and all other agreements and instruments contemplated hereunder) by Buyer, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors of Buyer, and no other act or proceeding on the part of Buyer or its shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The signatory officers of Buyer have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Buyer pursuant to the provisions hereof and thereof.

          SECTION 3.3 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, upon their execution and delivery by Buyer, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Seller), legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors' rights generally or provisions limiting competition, and by equitable principles.

          SECTION 3.4 Consent and Approvals. Except for approvals under the HSR Act (as defined in Section 6.6 below) and Foreign Filings, there is no requirement applicable to Buyer to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Buyer of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, except for such filings referred to in the Seller Disclosure Schedule and such filings the failure of which to make would not have a material adverse effect on the transactions contemplated hereby.

          SECTION 3.5 No Violation. Neither the execution, delivery and performance of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the articles or bylaws of Buyer, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, where such conflict, violation, breach, default or consent would have a material adverse effect on the business or assets of Buyer, or (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Buyer or by which any of its properties or assets may be bound, where such violation would have a material adverse effect on the business or assets of Buyer.

          SECTION 3.6 Brokers and Finders. Neither Buyer nor any of Buyer's officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders fee in connection with the transactions contemplated by this Agreement.

                                  ARTICLE IV

                                   COVENANTS

          SECTION 4.1  Access to Information.

          (a) Prior and subsequent to the Closing, Seller will permit Buyer to make a full and complete investigation of the Assets and to receive from Seller and each Seller Subsidiary all information of Seller relating to the Assets or reasonably related to Seller's conduct of the business conducted with the Assets, subject to applicable confidentiality and nondisclosure provisions. Without limitation on this right, Seller will give to Buyer and its accountants, legal counsel, and other representatives full access, during normal Division hours, at a mutually agreeable location arranged in advance, to all of the books, records, files, documents, properties, and contracts of Seller and each Seller Subsidiary relating to the Assets or reasonably related to Seller's conduct of the business conducted with the Assets and allow Buyer and any such representatives to make copies thereof. Seller shall maintain and make available the information and records specified in this Section 4.1(a) in the ordinary course of Seller's business and document retention policies, as if the transactions contemplated by this Agreement had not occurred.

          (b) At all times following the Closing, each party shall provide the other party (at such other party's expense) with such reasonable assistance, including the provision of available relevant records or other information and reasonable access to and cooperation of any personnel within their employ, as may be reasonable requested by either of them in connection with the preparation of any financial statement or tax return, or any audit or examination by any taxing authority, or any judicial or administrative proceeding relating to liability for Taxes.

          SECTION 4.2 Third Party Consents. Seller and Buyer shall use commercially reasonable best efforts to obtain, within the applicable time periods required, all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or Governmental Entities which are necessary to consummate the transactions contemplated by this Agreement.

          SECTION 4.3 Certain Notifications. At all times prior to the Closing, Seller and Buyer shall promptly notify the other party in writing of the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to satisfy any of the conditions specified in Article VI hereof, in the case of Seller, or Article VII, in the case of the Buyer.

          SECTION 4.4 Reasonable Efforts. The parties shall use commercially reasonable efforts (i) to cause to be fulfilled and satisfied all of the conditions to the Closing to be fulfilled and satisfied by each of them, (ii) to cause to be performed all of the matters required of each of them at the Closing and (iii) to cause the Transferred Agreements, the Equipment Leases and the Real Property Leases to be assigned to Buyer.

          SECTION 4.5 Seller's Conduct of Division Prior to Closing. During the period from the date of this Agreement to the Closing Date, Seller will conduct the business conducted with the Assets in its ordinary and usual course, consistent with past practice, and will use all reasonable efforts to preserve intact all rights, privileges, franchises and other authority of the Division, to retain the Division Employees, and to maintain favorable relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having relationships with the business conducted with the Assets.
Without limiting the generality of the foregoing, and except as approved in writing by Buyer in advance, prior to the Closing, Seller:

          (a) will not create, incur or assume (i) any indebtedness for borrowed money that will appear on the Closing Date Balance Sheet, other than intercompany charges, or borrowings under capital leases entered into in the ordinary course of business, or (ii) any obligation which would in any material way adversely affect the Assets or Buyer's ability to conduct the business conducted with the Assets in substantially the same manner and condition as conducted by Seller and the Seller Subsidiaries on the date of this Agreement;

          (b) except to the extent an obligation is established in a written agreement in existence prior to the date hereof and except for increases of compensation made in connection with annual reviews, which increases are in the ordinary course of business consistent with past practice, will not change in any manner the compensation of, or agree to provide additional benefits to, or enter into any employment agreement with, any Division Employee, except as contemplated in Section 5.3 below and except for such benefits provided to substantially all of Seller's similarly situated employees;

          (c) will maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of the business conducted with the Assets;

          (d) will not sell, dispose of or encumber any of the Assets or license any Assets to any Person except object code licenses on a non-exclusive basis in a manner and on terms consistent with past practice;

          (e) will not enter into any agreements or commitments relating to the business conducted with the Assets, except on commercially reasonable terms in the ordinary course of business of the business conducted with the Assets;

          (f) will comply in all material respects with all laws and regulations applicable to the business conducted with the Assets;

          (g) will not enter into any agreement with any third party for the distribution of any of the Assets;

          (h) as provided in Article V, will use reasonable efforts to assist Buyer in employing after the Closing Date those Division Employees to whom offers of employment are made by Buyer, including without limitation by implementation of the employee bonus program as described in Schedule 5.4, and will not (and will cause its subsidiaries not to) solicit such employees to remain in the employ of Seller after the Closing Date;

          (i) will not change or announce any change to the Products except with Buyer's written consent or at Buyer's request; and

          (j) will not expand the use of Products and Tools within the organization of Seller and the Seller Subsidiaries, other than in the ordinary course of the business of the Assets, consistent with past practice.

          SECTION 4.6 No Other Bids. Until the earlier to occur of (a) the Closing or (b) the termination of this Agreement pursuant to its terms, Seller shall not, and Seller shall not authorize any of its officers, directors, employees or other representatives to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing information regarding the Division or the Assets) any inquiries, or make any statements to third parties which may reasonably be expected to lead to any proposal, concerning the sale of the Division, or (ii) negotiate, engage in any substantive discussions, or enter into any agreement, with any Person concerning the sale of the Division or the business conducted with the Assets.

          SECTION 4.7 Ancillary Agreement. At the Closing, Seller and Buyer agree to enter into the Ancillary Agreement in the form of Schedule 4.7 hereto.

          SECTION 4.8 Tax Returns. Seller shall, to the extent that failure to do so could adversely affect the business conducted with the Assets or the Assets following Closing, (a) continue to file within the time period for filing all returns and reports relating to Taxes, and such returns and reports shall be true, correct and complete, and (b) except for Taxes set forth in the Closing Date Balance Sheet, be responsible for and pay when due any and all Taxes attributable to or levied or imposed upon (i) the Assets or the business conducted with the Assets for periods (or portions thereof) ending on or prior to the Closing, and (ii) the operations of the Seller. To the extent Taxes are reflected on the Closing Date Balance Sheet and are required by law to be paid by Seller or any Seller Subsidiary, Buyer shall pay such Taxes when due or promptly reimburse Seller or any Seller Subsidiary for such Taxes after presentation of evidence of payment by Seller or any Seller Subsidiary.

          SECTION 4.9 Post-Closing Cooperation. Seller agrees that, if requested by Buyer, it will cooperate with Buyer in enforcing the terms of any agreements between Seller and any third party involving the Division, including without limitation terms relating to confidentiality and the protection of intellectual property rights. In the event that Buyer is unable to enforce its intellectual property rights against a third party as a result of a rule or law barring enforcement of such rights by a transferee of such rights, Seller agrees to reasonably cooperate with Buyer by assigning to Buyer such rights as may be required by Buyer to enforce its intellectual property rights in its own name. If such assignment still does not permit Buyer to enforce its intellectual property rights against the third party, Seller agrees to initiate proceedings against such third party in Seller's or any Seller Subsidiary's name, provided that Seller shall be entitled to participate in such proceedings, all at Buyer's expense. Each of Buyer and Seller also will use commercially reasonable efforts to avoid the release of source code relating to the Products to any licensees pursuant to the terms of any source code escrow agreement in existence at the Closing.

          SECTION 4.10 No Post-Closing Retention of Copies. Immediately after the Closing, Seller shall deliver to Buyer or destroy copies of Assets in Seller's or any Seller Subsidiary's possession that are in addition to copies delivered to Buyer as part of the Closing, whether such copies are in paper form, on computer media or stored in another form; provided, however, that (i) Seller is entitled to possess such copies to the extent expressly permitted by this Agreement or the Technology License Agreement, and (ii) Seller may retain and use copies of financial books and records relating to the Division.

          SECTION 4.11 Public Announcements. On and prior to the Closing Date, Buyer and Seller shall advise and confer with each other prior to the issuance of any reports, statements or releases concerning this Agreement (including the exhibits hereto) and the transactions contemplated herein. Neither Buyer or Seller will make any public disclosure prior to the Closing or with respect to the Closing unless both parties agree on the text and timing of such public disclosure; provided, however, that nothing contained herein shall prevent either party at any time from furnishing any information to any Governmental Entity or prevent Buyer or Seller from issuing any release when it believes in its sole discretion it is legally required to do so.

          SECTION 4.12 Seller's Materials. After the Closing, Buyer shall have the right to sell existing inventory and to use existing packaging, labeling, containers, advertising materials, brochures, technical data sheets and documentation and any similar materials acquired pursuant to Section 1, which bear any of Seller's trade names, trademarks or service marks that are not conveyed to Buyer pursuant to Section 1.1(c) hereof until the earlier of (i) twelve (12) months after the Closing Date or (ii) the date existing stocks of such materials are exhausted; provided, however that such materials are only used with the products to which they relate as of the Closing Date and in a manner which would not be misleading to a purchaser of such products.

          SECTION 4.13  Certain Filings.

          (a) Foreign Filings. Buyer has delivered to Seller a list (the "INITIAL LIST") of the foreign countries in which Buyer believes filings are required or recommended to be made with Governmental Entities with respect to the transactions contemplated by this Agreement, and the nature of the filing. As soon as possible after the date of this Agreement, and in any event within fourteen (14) days after the date of this Agreement, Buyer shall deliver to Seller a list of those foreign countries included in the Initial List in which such filings (the "FOREIGN FILINGS") shall be made. Seller and Buyer shall cooperate to make the Foreign Filings as promptly as practicable.

          (b) HSR Act. Buyer and Seller shall, as soon as practical after the date hereof, but in no event later than ten (10) days following the date hereof, file the Notification and Reports Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") and shall use commercially reasonably efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation. Each of Buyer and Seller will use commercially reasonable efforts to obtain a waiver from the applicable waiting period under the HSR Act. The parties shall coordinate the preparation, timing and filing of notification under the HSR Act so as to timely present such notices and to avoid substantial errors and inconsistencies between such notices in the description of the transactions. Notwithstanding any provision of this Agreement to the contrary, in no event shall Buyer, any Affiliate of Buyer, Seller or any Seller Subsidiary be required to divest itself or dispose of any of its properties or assets or make special payments or grant any special concessions or in any way diminish or impair its control, ownership, or operation of any of its properties or assets in order to obtain any waivers, permits, licenses, approvals, authorizations, qualification, orders or consents required in connection with the consummation of the transaction contemplated by this Agreement, unless mutually agreed by and between Seller and Buyer.

          SECTION 4.14 Seller Subsidiaries. Seller agrees to cause each Seller Subsidiary to comply with the terms of this Agreement, including without limitation causing each Seller Subsidiary to transfer to Buyer any Assets owned or controlled by such Seller Subsidiary.

          SECTION 4.15 Division. Upon Closing, Buyer will establish a separate division for the division operated with the Assets, although Buyer shall be under no obligation to maintain such division.

          SECTION 4.16 Accounts Receivable. During the 365 day period after the Closing Date, Buyer will use reasonable efforts to collect the accounts receivable of the Division shown on the Closing Date Balance Sheet ("ACCOUNTS RECEIVABLE") in the ordinary course of business, without discount, except as agreed to by Seller. In the event payment of any Account Receivable is made to Seller or any Seller Subsidiary, Seller or such Seller Subsidiary shall promptly pay to Buyer the amount of such collected Account Receivable. All accounts receivable collected by Buyer, Seller or any Seller Subsidiary from third parties that owe Accounts Receivable and other accounts receivable created after the Closing relating to the business conducted with the Assets shall be credited to the account indicated on the installment of payment or accompanying writing or in the event no such indication is provided to unpaid accounts receivable of such debtor in order of the date of the invoice relating thereto (least recent to most recent). From time to time after the Closing, Buyer will provide to Seller reasonable information as requested by Seller, including, without limitation, the outstanding amount of the Accounts Receivable and the status of the collection of such Accounts Receivable. Buyer hereby authorizes Seller to contact any customer included in the Accounts Receivable whose account is over 120 days past due.

          SECTION 4.17 Termination of Certain Agreements. Unless otherwise requested in writing by Buyer and except as otherwise set forth in Schedule 4.17 hereto, Seller shall, and shall cause each Seller Subsidiary to, provide notice of termination, on or within thirty days following the Closing Date, to each Person which has the right to sublicense, sell or distribute any of the Products or Tools, all of which Persons are listed in Schedule 4.17 hereto or will be added to Schedule 4.17 on or prior to the Closing (the "SELLER DISTRIBUTORS"); provided, however, that with respect to agreements with Seller Distributors located in France, Germany, Holland, Belgium, Spain and Italy, Seller shall be permitted to make such notices within 60 days following Closing; and further provided that Buyer and its subsidiaries shall provide reasonable assistance to Seller and the Seller Subsidiaries in connection with making all notices and effecting a termination or amendment as contemplated in this Section 4.17, it being understood that Seller and the Seller Subsidiaries shall retain primary responsibility for all such actions. All agreements (the "TERMINATED DISTRIBUTOR AGREEMENTS") under which such Seller Distributors distribute Products or Tools shall become terminated as a result of such notices in accordance with their terms. Seller will include in the notice of termination a statement that, in accordance with the terms of the relevant Terminated Distributor Agreement, upon termination of the relevant Terminated Distributor Agreement the Distributor will no longer be entitled to distribute Products or Tools or sell service or update rights to the Products or Tools.
Notwithstanding the foregoing, in lieu of any such termination Seller may amend any such Terminated Distribution Agreement to permit the resale or distribution of Products to the extent permitted under the Technology License Agreement or the VAR Agreement.

          SECTION 4.18 Post-Closing Distribution of Products. Following the Closing, neither Seller, nor any Seller Subsidiary, nor any Seller Distributor shall have the right to, or shall, promote, market, reproduce, sublicense or distribute Products or Tools except pursuant to the terms of the VAR Agreement or the Technology License Agreement. After the Closing Date, neither Seller, nor any Seller Subsidiary, nor any Person who has been granted license rights to the Products or Tools from Seller or any Seller Subsidiary shall be entitled to receive support services or any copy, update or new version of the Products or Tools except pursuant to the Update and Support Agreement, except for those end users supported by Seller Distributors pursuant to the terms of the Terminated Distributor Agreements and those end users supported by Seller as a result of such end users being omitted from Section 2.7 of the Seller Disclosure Schedule.

          SECTION 4.19 Access to the Data Center. During the two (2) year period after Closing, Buyer agrees to provide the Seller reasonable access upon reasonable notice to the data center for the Products located in Waltham, Massachusetts to permit Seller's software development engineers to use the hardware located in such data center for the purposes contemplated by the Technology License Agreement and to have access and to use the Excluded Assets identified in Schedule 1.11(b)(i). Such access will be provided to the extent capacity exists on such hardware for such development. Seller shall reimburse Buyer for such access as provided in Schedule 4.19 attached hereto. In the event Seller wishes to terminate its right of access to such data center and its obligation to pay costs related thereto, Seller shall provide Buyer sixty (60) days advanced written notice of such termination. Buyer also agrees to provide Seller with thirty (30) days written notice of any material change to be made by Buyer in the ratio between Seller and Buyer of use of the data center.

          SECTION 4.20 Third Party Licenses Seller agrees to use reasonable efforts to assist Buyer in negotiating a license between Buyer and Strategic Mapping, Inc. on terms substantially similar to those set forth in the OEM License and Supply Agreement between Seller and Strategic Mapping, Inc. dated October 29, 1993 and amended September 30, 1994. In addition, Buyer and Seller agree to use reasonable efforts to assist each other in negotiating a license between Seller and Three D Graphics, Inc. under which Seller is licensed technology for use with Seller's Apollo products on terms substantially similar to those set forth in the Agreement dated November 4, 1991 between Three D Graphics, Inc. and Seller (the "EXISTING THREE D AGREEMENT"), and the Existing Three D Agreement is modified appropriately to remove Apollo from the Existing Three D Agreement. Buyer also agrees to use reasonable efforts to assist Seller in negotiating reasonably requested revisions to the Distribution Agreement between Seller and Healthcare Microsystems Inc. dated June 28, 1991, as amended on December 15, 1992, which assistance shall include, upon Seller's request, offering HCM to become a VAR for the Products on Buyer's standard terms and eligibility requirements if Buyer makes VAR arrangements generally available for the Products.

          SECTION 4.21 Existing Agreement between Buyer and Seller. At the Closing, Buyer and Seller agree to terminate the ISV Agreement dated May 20, 1993 between Buyer and Seller.

          SECTION 4.22 Future Agreements. In the event Seller enters into any material agreement between the date of this Agreement and the Closing that relates primarily to the business conducted with the Assets, at the request of Buyer, Seller agrees to include any such agreement within the Transferred Agreements.

          SECTION 4.23 Terradata Platform. Commencing upon Closing and for so long as the Terradata database is commercially offered and Procter & Gamble uses the Terradata database platform with Seller's Products, but in no event longer than a period of six years after the Closing, Buyer agrees to support the interface between the Terradata database platform and the Products for the purpose of enabling Seller to engage in its business with Procter & Gamble.

          SECTION 4.24 Support. Notwithstanding the terms of the Update and Support Agreement attached hereto as Exhibit A, Buyer and Seller agree that the Nonstandard License Agreements that are subject to the terms of the Update and Support Agreement are all those agreements listed on Attachment 2.7C(ii) of the Seller Disclosure Schedule. Notwithstanding the foregoing sentence, Buyer and Seller agree that the agreements marked with an "R" on Attachment 2.7C(ii) (the "REJECTED AGREEMENTS"), and any of the agreements with Ameritech Services, Inc., Stop & Shop Company, Amoro, Bank of America National Trust and Savings Association or Bankers Trust Company which are indicated in writing to Seller by Buyer as being Rejected Agreements within ten (10) days after receipt by Buyer of copies of such agreements, are not License Agreements for purposes of the Update and Support Agreement. Support services with respect to the Rejected Agreements shall be provided by Seller. In the event Seller wishes or is required to provide updates under any such Rejected Agreement, Seller may purchase such updates from Buyer for an annual fee equal to twenty five percent (25%) of Buyer's standard technical support (i.e., update and technical support) fees.

          SECTION 4.25 Real Property Leases. Schedule 1.1(f) indicates which consents to assignment of Real Property Leases have not been obtained. Notwithstanding the other terms of this Agreement and any transfer document entered into pursuant to this Agreement, each such Real Property Lease shall not be assigned to Buyer until a consent to assignment is obtained. Upon Closing, Buyer shall take possession of each such property and pay to Seller an appropriately allocated portion of the amounts due under each such Real Property Lease for the period during which Buyer is in possession of such property. If Seller fails to obtain a consent to assignment with respect to any such Real Property Lease during the one hundred twenty (120) day period following Closing, Buyer shall have the right to vacate the premises relating thereto without any such Real Property Lease having been transferred to Buyer, provided that Buyer has provided reasonable cooperation to Seller to obtain such consents.

          SECTION 4.26 Code Not Transferred. In the event Buyer becomes obligated pursuant to an agreement in existence on the Closing Date to license a version of the Product from Buyer that includes third party software which has not been transferred to Buyer, Seller agrees to provide commercially reasonable assistance to Buyer to either license the software directly from Seller to the customer to the extent permitted by the third party owner of such software or seek the authorization from the third party to allow Buyer to license the software to the customer.

          SECTION 4.27 Melbourne and Milano Leases. Seller and Buyer agree that the Real Property Leases do not include the leases indicated on Schedule 1.1(f) as not transferring to Buyer. With respect to the Melbourne, Australia and Milano, Italy leases listed on Schedule 1.1(f) (including the two automobile leases relating to the Milano facility) that are not transferring to Buyer, Buyer agrees to pay to Seller all of Seller's reasonably incurred costs (including without limitation leasehold costs and all termination payments) associated with Seller's termination of such leases, including without limitation reasonable attorney's fees. Seller agrees that Buyer shall have the right to participate in and/or lead and control the negotiations and terms for the termination of such leases.

          SECTION 4.28 Use of Employees. Buyer agrees to make available to Seller after the Closing the services of the Transferred Employees listed on
Schedule 4.28 attached hereto for the purpose of providing reasonable assistance to Seller in (i) the preparation, analysis, and interpretation of the Closing Date Balance Sheet, (ii) complying with Seller's obligations under Section 1.5(b), and (iii) the transition of the Assets and Assumed Liabilities from Seller and the Seller Subsidiaries to Buyer and its subsidiaries. Seller agrees to reimburse Buyer for such services an amount equal to a reasonable allocation of Buyer's direct costs associated with employment of such Transferred Employees; provided, however, that no such reimbursement will be required in connection with any reasonable assistance by such employees relating to Seller's obligations under Section 1.5(b).

          SECTION 4.29  Consulting Agreements.

          (a) Consulting Agreement. During the one year period following the Closing, Buyer agrees to provide consulting services to customers of Seller as an independent contractor to Seller. Such services shall be performed in satisfaction of Seller's obligations to its customers under consulting agreements which obligate Seller to perform consulting services after the Closing and which were entered into by Seller on or prior to the Closing Date as part of the business conducted with the Assets ("SELLER'S CONSULTING CUSTOMERS"), but which consulting agreements are not transferring to Buyer as part of the transactions contemplated by this Agreement. Such consulting services shall be provided to Seller pursuant to the terms of Buyer's standard form consulting agreement, a copy of which is attached hereto as Schedule 4.29, except to the extent that this Section 4.29 conflicts with such agreement in which case this Section 4.29 shall govern..

          (b) Reimbursement. Seller agrees to compensate Buyer for the services described in Section 4.29(a) above by paying monthly to Buyer an amount equal to the consulting payments made to Seller for such services under the agreements between Seller and the relevant Seller Consulting Customers. Buyer and Seller agree to use reasonable efforts to cause Seller's Consulting Customers to pay to Buyer all consulting payments required to be made under the agreements between Seller and the Seller Consulting Customers. Seller agrees that Buyer shall not be obligated to provide any consulting services for any Seller Consulting Customer that has not made a required consulting payment to Seller or Buyer within sixty days past its due date.

          (c) New Agreements. Seller and Buyer agree to cooperate in negotiating with Seller's Consulting Customers to cause the consulting agreements between Seller and Seller's Consulting Customers to be terminated and new consulting agreements entered into in replacement thereof between Buyer and Seller's Consulting Customers on terms reasonably acceptable to Buyer..

          (d) Information. Seller agrees that Buyer may retain copies of all consulting agreements between Seller and Seller's Consulting Customers that come into Buyer's possession as a result of the transfer of the Assets contemplated by this Agreement. Each of Buyer and Seller agrees to provide to the other copies of any consulting agreements between Seller and Seller's Consulting Customers that are in its possession.

          (e) Limits on Services. Seller and Buyer agree that Buyer shall have the right during the one hundred twenty day period following the Closing to evaluate the agreements between Seller and Seller's Consulting Customers and the related consulting projects and terms of engagement. At any time, but on only one occasion during such one hundred twenty day period, Buyer shall have the right to eliminate its obligations under this Section 4.29 to Seller with respect to any Seller Consulting Customer so long as Buyer makes such determination with respect to at least ten Seller Consulting Customers, or if lower that ten, ten percent of Seller's Consulting Customers. If Buyer elects to eliminate any such obligation as provided in the prior sentence, Seller shall have the right during the thirty (30) day period following notification from Buyer of such election to request Buyer to continue to perform such services with respect to any or all of such Seller Consulting Customers and Buyer shall perform such services in a manner that is consistent with Buyer's standard consulting practices and at rates payable by Seller equal to Buyer's GSA rates, subject to Buyer's right to restrict its obligations under this sentence at the time of Seller's request to the extent Buyer does not have sufficient resources available in the relevant geographic location as a result of Buyer's other commitments.

          SECTION 4.30 Certain Transferred Agreement. Seller and Buyer agree that assignment of Seller's rights and obligations under the following agreement shall only be effective to the extent that such assignment does not have the legal effect of triggering a release of source code: the Software License and Maintenance Agreement between Seller and Villeroy Bosch AG, dated September 28, 1994. In the event Seller is, for that reason, required to provide all or part of the services required under either of such Transferred Agreements, Buyer shall provide to Seller such of Buyer's resources as are reasonably necessary in the circumstances to enable Seller to meet its obligations under such agreement. For doing so, Buyer shall receive such part of the compensation derived from such agreement as is commensurate with the resources provided by Buyer.

          SECTION 4.31 Foreign Subsidiaries. Seller and Buyer agree that all transfers of Assets and Assumed Liabilities in countries outside the United States which will occur at Closing are intended to be effective as of Closing and, as between Seller and Buyer and for purposes of this Agreement, shall be treated as being effective as of Closing even if the laws of any such foreign jurisdiction require a different result. To the extent the laws of any such foreign jurisdiction require a different result, Seller and Buyer each will use best efforts to effect such transfers in any such jurisdiction as soon as practicable after Closing.

          SECTION 4.32 Equipment Leases. Seller and Buyer agree to use reasonable efforts after Closing to obtain all required consents to transfer the Equipment Leases, or to modify existing equipment leases to which Seller is a party for the purpose of allocating the equipment leases as appropriate between Seller and Buyer. Seller and Buyer agree to share equally in the costs associated with obtaining any such consents and any premiums associated with early payoffs of such equipment leases as a result of any failure to obtain consent.

          SECTION 4.33 License to Develop, Operate, Market or Maintain Programs. Seller hereby grants to Buyer, effective as of the Closing, a perpetual, worldwide, unrestricted, non-exclusive, royalty-free, transferable license to such intellectual property of Seller (other than the intellectual property of Seller being conveyed to Buyer under Sections 1.1(c)(i) and (ii)), including, without limitation, the trademarks listed on Schedule 1.3(c) as may be necessary for Buyer to develop, operate, market or maintain all or any part of the Products and Tools. Buyer hereby grants to Seller, effective as of the Closing, a perpetual, worldwide, unrestricted, nonexclusive, royalty-free, transferable license to the tools indicated on Schedule 1.1(b) and the trademarks indicated on Schedule 1.1(c) as being licensed from Buyer to Seller. Each of Buyer and Seller shall, and shall cause their respective subsidiaries to, treat all intellectual property licensed to such party under this paragraph in a manner consistent with the procedures utilized to protect their own intellectual property of a like kind and nature.

                                   ARTICLE V

                                EMPLOYEE MATTERS

          SECTION 5.1  Transferred Employees.

          (a) Offer of Employment. Subject to and in accordance with the provisions of Article V, Buyer (or a subsidiary or subsidiaries of Buyer designated by Buyer) will offer employment to no fewer than 600 of the approximately 740 employees who are employed in the Division as of the date of this Agreement (such approximately 740 employees are referred to as the "DIVISION EMPLOYEES"). Seller has delivered to Buyer a list setting forth the names, home addresses, compensation levels, stock option position, if any, and job titles of all Division Employees; provided, however, that with respect to Division Employees located outside of the United States, Seller shall not be required to provide Buyer with such information in violation of applicable law, regulation, employment agreement or restriction under agreements with trade associations or workers' councils. Prior to the Closing, Buyer and it subsidiaries, after notice to Seller as to the timing and method of contact, shall have the right to contact the employees on such list (without consent of country managers or other personnel of Seller or any Seller Subsidiary) for the purposes of making offers of employment with Buyer (or a subsidiary or subsidiaries of Buyer designated by Buyer) after the Closing Date and receiving written acceptances of such employment (in each case contingent on consummation of the transactions contemplated by this Agreement). Upon Closing, Buyer (or a subsidiary or subsidiaries of Buyer designated by Buyer) shall hire all Division Employees to whom it has made an offer in accordance with this Article V and who accept such offer in the manner and within the time frame reasonably established by Buyer. Each such employee who is employed by Seller or any Seller Subsidiary on the Closing Date and who actually transfers to employment with Buyer (or a subsidiary or subsidiaries of Buyer designated by Buyer) at or after the Closing Date as a result of an offer of employment made by Buyer or any Buyer subsidiary is hereafter referred to as a "TRANSFERRED EMPLOYEE." On a periodic basis following the date hereof and prior to the Closing, Buyer shall advise Seller of its intentions with respect to Division Employees it desires to extend or has extended offers to and the general status of discussions with such employees. Notwithstanding such periodic disclosures made to Seller, Buyer and its subsidiaries shall not be obligated to hire such employees unless an offer of employment is subsequently made to, and accepted by, the applicable Division Employee.

          (b) Transition. The employment of the Transferred Employees by Seller or any relevant Seller Subsidiary shall end at the close of business on the Closing Date and the employment of the Transferred Employees by Buyer shall commence at 12:01 a.m. on the day after the Closing Date, except as to those Transferred Employees who are on disability leave of less than twenty-six (26) weeks, authorized leave of absence or military service as of the Closing Date, in which case such Transferred Employees shall remain employees of Seller or the relevant Seller Subsidiary until, and will commence employment with Buyer as of, 12:01 a.m. on the date they return to active employment. Transferred Employees shall not include any person on a disability leave of more than twenty-six (26) weeks. The terms of employment with Buyer (or a subsidiary or subsidiaries of Buyer designated by Buyer) shall be as mutually agreed to between each Transferred Employee and Buyer (or a subsidiary or subsidiaries of Buyer designated by Buyer), subject to the succeeding provisions of this Article V. Between the date of this Agreement and the Closing Date, Seller or the relevant Seller Subsidiary will provide each Employee with the same level of compensation as that currently provided by Seller or the relevant Seller Subsidiary, unless prohibited by applicable laws, regulations, employment agreements or restrictions under agreements with trade associations or workers' councils.

          (c) Retention of Employees Prior to Closing. Seller and the Seller Subsidiaries agree to use reasonable efforts to (i) retain the Division Employees as employees of the Division until the Closing Date, and (ii) assist Buyer and its subsidiaries in securing the employment after the Closing Date of those Division Employees to whom Buyer (or a subsidiary or subsidiaries of Buyer designated by Buyer) makes offers of employment under subsection (a), provided, however, that Seller shall not be required to incur any financial obligation beyond continuing to pay for current employee compensation and benefits in connection with the foregoing unless otherwise required by this Agreement, and further provided that Seller shall not be restricted from terminating any Division Employee for Cause if Buyer is advised a reasonable period of time in advance of such action. Neither Seller nor any Seller Subsidiary shall transfer any Division Employee to employment with Seller or any Seller Subsidiary outside of the Division prior to the Closing or without the consent of Buyer. Seller shall notify Buyer promptly if, notwithstanding the foregoing, any Division Employee terminates employment with Seller or any Seller Subsidiary after the date of this Agreement but prior to the Closing.

          (d) Employees Other than Transferred Employees. Any Division Employees who do not become Transferred Employees will remain employees of Seller after the Closing. Any severance payments made to such employees (collectively the "SEVERANCE PAYMENT AMOUNTS") shall be Seller's responsibility; provided, however, that Buyer shall promptly reimburse Seller, after delivery to Buyer of evidence of payment by Seller, for 50% of any such Severance Payment Amounts, up to $750,000, with respect to those Division Employees whose employment Seller elects to terminate, and with respect to whom Seller provides Buyer and the employee written notice of the election to terminate within one month after the Closing Date. For purposes of this Agreement, Severance Payment Amounts include any severance payments made by Buyer or any subsidiary of Buyer to any Division Employee that is not a Transferred Employee and that becomes an employee of Buyer or any Buyer Subsidiary by operation of law or as a result of the transactions contemplated by this Agreement. Any termination of employment by Buyer or any subsidiary of Buyer that is commenced during the ninety (90) day period after the

Closing of any employee described in the prior sentence shall be deemed to be a termination contemplated by this Agreement of employment with Seller or any Seller Subsidiary under Section 8.2. Buyer agrees to use reasonable efforts to minimize any Severance Payment Amounts paid to any such employee.

          (e) United Kingdom. Notwithstanding the other terms of this Section 5.1, Seller and Buyer agree that the nineteen (19) Division Employees listed on
Schedule 5.1(e) shall be hired by Buyer (or a subsidiary or subsidiaries designated by Buyer) for the ninety (90) day period after Closing. Buyer and its subsidiaries shall have the option of retaining all or any portion of such employees after such ninety day period or terminating any or all of such employees effective at the end of such ninety day period. If the termination process for any or all of such employees is commenced before the end of such ninety (90) day period, all of such terminated employees shall not be considered Transferred Employees for purposes of this Agreement. Further, any payments made by Buyer (or any subsidiary or subsidiaries designated by Buyer) to any such employee as a result of such termination shall be Seller's responsibility and shall be considered Severance Payment Amounts for purposes of Section 5.1(d) of this Agreement. With respect to any termination by Buyer (or any subsidiary of Buyer) of any such employee on or prior to the ninetieth day after the Closing Date, such termination shall be deemed to be a termination contemplated by this Agreement of employment with Seller or any Seller Subsidiary under
Section 8.2. Buyer agrees to use reasonable efforts to minimize any Severance Payment Amounts paid to any such employee.

          SECTION 5.2  Compensation and Benefits of Transferred Employees.

          (a) Immediately after Closing, Transferred Employees shall receive, within Buyer's standard compensation plans, compensation substantially comparable to the levels received prior to the Closing from Seller or any Seller Subsidiary, except that each Key Employee will be offered and initially paid a salary at least equal to that paid by Seller prior to the Closing. Transferred Employees shall receive standard Buyer employee benefits for employees of comparable status. Coverage for Transferred Employees under Buyer's benefit plans and programs shall commence as of 12:01 a.m. on the day after the Closing Date. Buyer shall give each Transferred Employee credit for such Transferred Employee's years of most recent continuous service (including time during approved leaves of absences of less than twenty-six (26) weeks) with Seller or any Seller Subsidiary for purposes of determining participation and benefit levels under all of Buyer's vacation policies and benefit plans and programs (including, without limitation, Buyer's 401(k) Plan), unless otherwise prohibited by law or the terms of any of Buyer's benefit plans and programs that cannot be amended by action of the Board of Directors of Buyer alone, and without limitations on coverage for pre-existing conditions, waiting period or proof of insurability (except that proof of insurability may be required for life insurance coverage exceeding $750,000).

          (b) In the event that any Transferred Employee is terminated by Buyer or any subsidiary of Buyer within six (6) months after the Closing Date, Buyer or such subsidiary of Buyer shall pay the applicable Severance Payment Amount to such Transferred Employee on a basis no less favorable than the severance policies of Seller set forth in Schedule 5.1(d). In the event that such termination is for Cause, then Buyer (or its subsidiary) shall be obligated to pay only the amounts required by applicable law.

          (c) Buyer will provide relocation benefits consistent with its normal employment practices for those Transferred Employees whom Buyer determines in its sole discretion to relocate to satisfy business requirements.

          (d) Buyer shall request that its medical and dental plan providers give credit for calendar year 1995, at no cost to Buyer or the Transferred Employee, for deductibles satisfied during calendar year 1995 by the Transferred Employee or his or her covered dependents under the medical and dental plans of Seller or any Seller Subsidiary in which such individuals were enrolled.

          SECTION 5.3 Key Employees; Division. Buyer will offer employment agreements to those key Division senior managers and engineers who are set forth on Schedule 5.3 ("KEY EMPLOYEES"), including offering to employ Jeffrey Stamen as Buyer's Senior Vice President of a new division to be formed by Buyer relating to the Division. Such employment agreements shall be on terms determined by Buyer and reasonably acceptable to Seller.

          SECTION 5.4 Options; Bonus Program. Transferred Employees who hold vested options to acquire Seller stock as of the Closing Date will be entitled to exercise those options at or following the Closing Date in accordance with the terms of the applicable stock option plans and agreements under which they were issued. Buyer will grant Buyer stock options to Transferred Employees who are Key Employees, and such other Transferred Employees as Buyer shall determine in its sole discretion, in such amounts and on such terms as it determines in its sole discretion. Seller has established a bonus program, which is described in Schedule 5.4 hereto and which will be implemented by Seller at its expense.

          SECTION 5.5 Other Employees of the Business. With respect to each employee of the Division as of the Closing Date who is not a Transferred Employee (each a "NON-TRANSFERRED EMPLOYEE"), Seller agrees to either terminate such Non-Transferred Employee's employment with Seller or any Seller Subsidiary prior to the Closing or offer such Non-Transferred Employee continued employment with Seller or any Seller Subsidiary other than in the Division. Seller further acknowledges that the Non-Transferred Employees shall not be employees of Buyer after the Closing.

          SECTION 5.6 No Right to Continued Employment or Benefits. No provision in this Agreement shall create any third party beneficiary or other right in any Person (including any beneficiary or dependent thereof) for any reason, including, without limitation, in respect of continued employment (or resumed employment) with Seller, any Seller Subsidiary or Buyer or in respect of any benefits that may be provided, directly or indirectly, under any plan or arrangement maintained by Seller, any Seller Subsidiary, Buyer or any subsidiary of Buyer. Except as otherwise expressly provided in this Agreement, Buyer is under no obligation to hire any employee of Seller or any Seller Subsidiary, provide any Employee with any particular benefits, or make any payments or provide any benefits to those employees of Seller whom Buyer chooses not to employ.

          SECTION 5.7 No Solicitation or Hire by Buyer. In the event that the Agreement terminates prior to Closing, then the restrictions imposed by this
Section 5.7 shall apply and shall survive the termination of this Agreement.

          (a) Buyer will not solicit during the six month period after termination of this Agreement any Division Employee for employment in the products division of Buyer or any of its Affiliates. For purposes of this
Section 5.7, the term "SOLICIT" shall not include the following activities by
Buyer: (i) advertising for employment in any bulletin board (including electronic bulletin boards), newspaper, trade journal or other publication available for general distribution to the public; (ii) participation in any hiring fair or similar event open to the public not targeted at Seller's employees; (iii) use of recruiting or employee search firms that have been instructed by Buyer not to target employees of the Division; and (iv) negotiating with and/or offering employment to any Division Employee who initially contacts Buyer or one of its Affiliates or who engages in discussions with Buyer or one of its Affiliates as a result of any of the activities included in clauses (i)-(iii). Buyer may employ any Division Employee provided that neither it nor any of its Affiliates has solicited such Division Employee in contravention of this Section 5.7.

          (b) Buyer will not hire during the one year period after termination of this Agreement any of the Key Employees in any capacity, whether as an employee, consultant or otherwise.

                                   ARTICLE VI

                       CONDITIONS TO BUYER'S OBLIGATIONS

          The obligations of Buyer are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived by Buyer in writing, except as otherwise provided by law:

          SECTION 6.1 Representations and Warranties True; Performance; Certificate.

          (a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;

          (b) Seller shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date;

          (c) The conditions in set forth in this Article VI have been fulfilled or satisfied, unless otherwise waived in writing by Buyer; and

          (d) Buyer shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Seller on behalf of Seller and solely in his or her capacity as an officer of Seller, certifying to the matters set forth in Section 7.1(a)-(c).

          SECTION 6.2 Consents. All consents required to transfer the Transferred Agreements, the Equipment Leases and the Real Property Leases identified on Schedule 6.2 to Buyer on the terms and conditions provided to Seller, without change as a result of the transfer to Buyer, shall have been obtained.

          SECTION 6.3 Other Agreements. Seller shall have executed and delivered each of the Agreements attached as exhibits hereto, including without limitation the agreements reflected in EXHIBITS A THROUGH C hereto, and the VAR Agreement, and such agreements shall remain in full force and effect.

          SECTION 6.4  No Proceeding or Litigation.

          (a) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

          (b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against Seller or Buyer, or any of their respective Affiliates, associates, officers or directors, seeking to prevent the sale of the Assets or asserting that the sale of the Assets would be illegal or create liability for damages.

          SECTION 6.5 Documents. This Agreement, any other instruments of conveyance and transfer and all other documents to be delivered by Seller to Buyer at the Closing and all actions of Seller required by this Agreement or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Buyer and Buyer's counsel.

          SECTION 6.6 Governmental Filings. Seller and Buyer shall have made the filing required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and the Foreign Filings, with Governmental Entities, and any approvals related thereto shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity is pending in which a decision is expected, Buyer shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Buyer's legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.

          SECTION 6.7 No Material Adverse Change. There shall have been no material adverse change in the financial condition, results of operations or business of the business conducted with the Assets on the Closing Date as compared with the date of this Agreement. For purposes of this Section 6.7, a decline in revenues of less than 25% for the quarter ending June 30, 1995 as compared to projected revenues of $19.64 million shall not by itself be deemed to constitute a material adverse change in the financial condition or results of operations of the business conducted with the Assets.

          SECTION 6.8 Opinion of Seller's Counsel. Buyer shall have received an opinion from Freeborn & Peters, dated as of the Closing Date, conforming in form and substance to EXHIBIT D.

          SECTION 6.9 Key Employees. A sufficient number of the Key Employees shall have executed an employment agreement with Buyer in a form reasonably acceptable to Buyer so as to permit Buyer to continue to operate the business conducted with the Assets.

                                  ARTICLE VII

                       CONDITIONS TO SELLER'S OBLIGATIONS

          The obligations of Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived in writing by Seller, except as otherwise provided by law.

          SECTION 7.1  Representations and Warranties True; Performance.

          (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;

          (b) Buyer shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date;

          (c) The conditions in set forth in this Article VII have been fulfilled or satisfied, unless otherwise waived in writing by Seller; and

          (d) Seller shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Buyer on behalf of Buyer and solely in his or her capacity as an officer of Buyer, certifying to the matters set forth in Sections 7.1(a)-(c).

          SECTION 7.2 Other Agreements. Buyer shall have executed and delivered each of the Agreements attached as exhibits hereto, including without limitation the agreements reflected in EXHIBITS A THROUGH C hereto, and the VAR Agreement, and such agreements shall remain in full force and effect.

          SECTION 7.3  No Proceeding or Litigation.

          (a) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

          (b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against Seller or Buyer, or any of their respective Affiliates, associates, officers or directors, seeking to prevent the sale of the Assets or asserting that the sale of the Assets would be illegal or create liability for damages.

          SECTION 7.4 Documents. This Agreement, any other instruments of conveyance and transfer and all other documents to be delivered by Buyer to Seller at the Closing and all actions of Buyer required by this Agreement or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Seller and Seller's counsel.

          SECTION 7.5 Governmental Filings. Buyer and Seller shall have made the filing required pursuant to the HSR Act, the Foreign Filings and any other required filings, other than any filings in foreign countries not involving a Foreign Filing, with Governmental Entities, and any approvals shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity is pending in which a decision is expected, Seller shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Seller's legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.

          SECTION 7.6 Opinion of Buyer's Counsel. Seller shall have received an opinion from Buyer's counsel, Venture Law Group, dated as of the Closing Date, conforming in form and substance to EXHIBIT E.

                                  ARTICLE VIII

                                INDEMNIFICATION

          SECTION 8.1 Survival of Representations and Warranties. The representations and warranties of Seller in Article II and Buyer in Article III shall survive for a period of one year after the Closing Date, and shall thereafter automatically expire. No investigation, or knowledge acquired, by Buyer or on behalf of Buyer with respect to any breach of any representation or warranty made by Seller or any other matter shall affect Buyer's rights to indemnification pursuant to this Article VIII.

          SECTION 8.2 Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and its Affiliates and each of their officers, directors, employees, agents, successors and assigns ("BUYER INDEMNITEES") for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, legal costs and expenses and interest on the amount of any Loss from the date suffered or incurred) (a "LOSS") arising out of, resulting from or caused by:

          (a) any inaccuracy or misrepresentation in or breach of any of the representations or warranties made by, or covenants or agreements of Seller contained in this Agreement;

          (b) except as specifically set forth in Article V, any claim arising out of the termination, prior to the Closing or as contemplated by this Agreement, of employment with Seller or any Seller Subsidiary by any employee of Seller or any Seller Subsidiary; and

          (c) except for liabilities assumed under Section 1.2, all liabilities or obligations, including, without limitation, those relating to Taxes, (whether known or unknown, accrued or not accrued, fixed or contingent) of Seller or any Seller Subsidiary arising out of or resulting from the operation of the Division prior to the Closing.

          (d) any lack of authority of any person who executes any document on behalf of Seller's subsidiaries organized outside of the United States, and any violation of any law of any foreign country or other claim related thereto;

          (e) any failure of any transfer of Assets or assumption of Assumed Liabilities to become effective at Closing; and

          (f) any claim by any Division Employee to any brokerage fee, commission or finders fee in connection with the sale of the Assets contemplated by this Agreement.

          In addition, Seller shall indemnify Buyer for the difference between the aggregate dollar amount of accounts receivable set forth on the Closing Date Balance Sheet, net of the bad debt reserve included on the Closing Date Balance Sheet, and the actual amount of such accounts receivable collected by Buyer during the 365 day period following the Closing. Any such indemnification payment shall be made by Seller to Buyer within thirty (30) days after Buyer's presentation to Seller of a listing of such accounts receivable collected by Buyer during such 365 day period. Upon such payment by Seller, Buyer shall assign to Seller its remaining interest in the accounts receivable set forth on the Closing Date Balance Sheet that remain uncollected. Seller's obligation to indemnify Buyer under this Section 8.2 shall not be limited in time or amount; provided, however, that any claim under Section 8.2(a) for any inaccuracy or misrepresentation in or breach of any of the representations or warranties made by Seller, must be made prior to the first anniversary of the Closing Date; and provided further that Seller's aggregate liability for claims made solely for breaches of representations and warranties under Section 8.2(a) shall not exceed Fifty Two Million Dollars ($52,000,000); and provided further that Seller shall have no liability for claims made solely for breaches of representations and warranties under Section 8.2(a) until the aggregate amount of all claims made under Section 8.2(a) by Buyer Indemnitees exceeds Five Hundred Thousand Dollars ($500,000), at which time Seller shall be liable for all such claims.

          SECTION 8.3 Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller, each Seller Subsidiary and each of their officers, directors, employees, agents, successors and assigns ("SELLER INDEMNITEES") for any and all Losses arising out of or resulting from:

          (a) any inaccuracy or misrepresentation in or breach of any of the representations or warranties made by, or covenants or agreements of Buyer contained in this Agreement;

          (b) a liability or obligation, including, without limitation, those relating to Taxes, (whether known or unknown, accrued or not accrued, fixed and determined or contingent) of Buyer, or any direct or indirect subsidiary or transferee of Buyer to which all or any part of the business conducted with the Assets is transferred, arising out of or resulting from the operation by Buyer of the business conducted with the Assets on and after the Closing Date, other than a liability or obligation for which any Buyer Indemnitee is entitled to indemnification from Seller pursuant to the provisions of Section 8.2(a);

          (c) any claim arising out of the failure of Buyer, or any direct or indirect subsidiary of Buyer, to perform its obligations assumed pursuant to
Section 1.2 under the Transferred Agreements, Real Property Leases and Equipment Leases; and

          (d) any lack of authority of any person who executes any document on behalf of Buyer's subsidiaries organized outside of the United States, and any violation of any law of any foreign country or other claim relating thereto.

          Buyer's obligation to indemnify Seller under this Section 8.3 shall not be limited in time or amount; provided, however, that any claim under
Section 8.3(a) for any inaccuracy or misrepresentation in or breach of any of the representations or warranties made by Buyer must be made prior to the first anniversary of the Closing Date.

          SECTION 8.4  Indemnification Procedure.

          (a) Whenever any Loss shall be asserted against or incurred by a Buyer Indemnitee or Seller Indemnitee (the "INDEMNIFIED PARTY"), the Indemnified Party shall give written notice thereof (a "CLAIM") to Seller or Buyer, respectively (the "INDEMNIFYING PARTY"). The Indemnified Party shall furnish to the Indemnifying Party in reasonable detail such information as the Indemnified Party may have with respect to the Claim (including in any case copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). The failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement.

          (b) Any controversy involving only Buyer and Seller regarding whether a Claim is properly chargeable in its entirety against the Escrow (as defined in Section 8.5 below), under the terms of this Article VIII, where the amount of the claim is liquidated, is less than $1.5 million, involves only a claim for money damages, and does not relate to the ownership of any intellectual property rights, shall be settled by binding arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules and the Supplementary Procedures for Large, Complex Disputes, and judgment upon the award rendered through arbitration may be entered in any court having jurisdiction thereof. Such arbitration shall be held in Los Angeles, California, unless the parties mutually agree in writing to change the location, before three neutral arbitrators appointed in the manner prescribed in AAA Commercial Arbitration Rule 13 from among the Los Angeles Panelists of the Large, Complex Dispute Resolution Program Panel. The fees and expenses of the Arbitrator shall be borne equally by Buyer and Seller. Each party shall be responsible for its own legal fees and expenses for the proceeding.

          (c) If the Claim is based on a claim of a person that is not a party to this Agreement, the Indemnifying Party shall, at its expense, undertake the defense of such Claim with attorneys of its own choosing reasonably satisfactory to the Indemnified Party. In the event the Indemnifying Party, within a reasonable time after receiving notice of a Claim from the Indemnified Party, fails to defend the Claim, the Indemnified Party may, at the Indemnifying Party's expense, undertake the defense of the Claim and may compromise or settle the Claim, all for the account of the Indemnifying Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Claim, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 8.4 for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except for such expenses incurred in connection with cooperation with, or at the request of, the Indemnifying Party; provided, however, that the Indemnified Party shall have the right to employ counsel to represent it if, in the Indemnified Party's reasonable judgment, based upon the advice of counsel, it is advisable, in light of the separate interests of the Indemnified Party and the Indemnifying Party, for the Indemnified Party to be represented by separate counsel, and in that event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party.

          (d) The Indemnifying Party shall not consent to entry of any judgment, except with the consent of the Indemnified Party given in its sole discretion, or enter into any settlement, except with the consent of the Indemnified Party, which such consent shall not be unreasonably withheld or delayed. In the event the Indemnified Party refuses to consent to the entry of a judgment or a settlement for which Indemnifying Party is solely and entirely responsible and has indicated its sole and entire responsibility in writing to the Indemnified Party, following such refusal, the liability of the Indemnifying Party to the Indemnified Party will be fixed at the amount of any money damages provided in the proposed judgment or settlement.

          SECTION 8.5 Escrow. Seller's obligation to indemnify the Buyer Indemnitees pursuant to the provisions of Section 8.2 shall be secured by an escrow account (the "ESCROW") established and maintained in accordance with the provisions of the Escrow Agreement. Eight Million Dollars ($8,000,000) of the Purchase Price otherwise payable to Seller at the Closing shall be contributed to the Escrow and shall be distributed (together with earnings thereon) at the time and in the manner set forth in the Escrow Agreement.

                                   ARTICLE IX

                                  TERMINATION

          SECTION 9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

          (a) By mutual written consent of Buyer and Seller;

          (b) By Buyer or Seller, if the Closing shall not have occurred on or before August 15, 1995;

          (c) By either party, if the other party shall become subject to the jurisdiction of a court in a proceeding under Title 11 of the United States Bankruptcy Code prior to the Closing; or

          (d) By Buyer or Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

          SECTION 9.2 Procedure and Effect of Termination. In the event of termination of this Agreement by any or all of the parties pursuant to Section
9.1 hereof, written notice thereof shall forthwith be given to each other party specifying the provision hereof pursuant to which such termination is made and, except for those terms of this Agreement which survive a termination, this Agreement shall forthwith become void and there shall be no liability on the part of the parties hereto (or their respective officers, directors, partners or Affiliates), except as set forth in Section 9.3 below, as a result of any breach of this Agreement by any party or to the extent a party is entitled to indemnification under Article VIII.

          SECTION 9.3 Reimbursement of Expenses. In the event that Closing of the transactions contemplated by this Agreement does not occur because of a failure of conditions precedent to Closing that are within the control of either party to be fulfilled, then, in addition to any other remedies available, the party having control over the fulfillment of such conditions precedent shall reimburse the other party for its expenses incurred in connection with such transactions, up to a maximum amount of $300,000.

                                   ARTICLE X

                                 MISCELLANEOUS

          SECTION 10.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

          "AFFILIATE" shall mean any Person controlling, controlled by or under common control, with the relevant Person.

          "CAUSE" shall mean (i) any act or failure to act in bad faith, (ii) persistent unavailability for service, habitual neglect, misconduct or dishonesty, or (iii) conviction of a crime (other than ordinary traffic violations).

          "CPG ENTITIES" shall have the meaning assigned in the Technology License Agreement.

          "DATASERVER" means the Division software family of Products identified under the heading DataServer on Schedule 1.1(a), or any derivative or successor products, improvements or future versions thereof.

          "GOVERNMENTAL ENTITY" shall mean any court, or any Federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality (domestic or foreign).

          "JOINT VENTURE" shall mean those entities identified as Seller Affiliates in the Technology License Agreement, and all similar joint venture companies formed in the future by Seller with the other parties to the joint venture arrangement.

          "PERSON" shall mean an individual, corporation, partnership, trust or unincorporated organization or Governmental Entity.

          "SELLER SUBSIDIARY" shall mean those direct and indirect majority-owned subsidiary corporations of Seller.

          "SYNDICATED PRODUCT MOVEMENT DATA" shall have the meaning assigned in the Technology License Agreement.

          "TECHNOLOGY" means and includes without limitation source code, flowcharts, technical material or other related information.

          SECTION 10.2  Certain Other Defined Terms.

             Term                                  Defined in Section
             ----                                  ------------------

             AAA                                   Section 8.4(b)
             Accounts Receivable                   Section 4.16
             Agreement                             Preamble
             Antitrust Division                    Section 4.13(b)
             Arbitrator                            Section 1.6(b)(iii)
             Assets                                Section 1.1(a)
             Assumed Liabilities                   Section 1.2
             Books and Records                     Section 1.1(g)
             Buyer                                 Preamble
             Buyer Indemnitees                     Section 8.2
             Claim                                 Section 8.4(a)
             Closing                               Section 1.9
             Closing Date                          Section 1.9
             Closing Date Balance Sheet            Section 1.6(b)(ii)
             Code                                  Section 1.7

             Current Assets                        Section 1.1(j)
             Data Business                         Preamble
             Division                              Preamble
             Division Employees                    Section 5.1(a)
             Documentation                         Section 1.1(h)
             Equipment Leases                      Section 1.1(e) and listed in Schedule 1.1(e)
             ERISA                                 Section 1.4(e)
             Escrow                                Section 8.5
             Escrow Agreement                      Section 1.8, Exhibit C
             Excluded Assets                       Section 1.3
             Existing Three D Agreement            Section 4.20
             Foreign Countries                     Section 1.5(b)
             Foreign Filings                       Section 4.13(a)
             FTC                                   Section 4.13(b)
             HSR Act                               Section 6.6
             Indemnified Party                     Section 8.4(a)
             Indemnifying Party                    Section 8.4(a)
             Initial List                          Section 4.13(a)
             Intellectual Property                 Section 1.1(c) and listed in Schedule 1.1(c)
             Key Employees                         Section 5.3
             Licensors Agreements                  Section 2.7
             Liens                                 Section 2.6(b)
             Long-Term Assets                      Section 1.1(j)
             Loss                                  Section 8.2
             March 31 Balance Sheet                Section 2.8
             Net Book Value                        Section 1.6(b)(i)
             Nonstandard License Agreements        Section 2.7
             Non-Transferred Employee              Section 5.5
             Notice                                Section 1.6(b)(iii)
             Original Agreement                    Preamble
             Permits                               Section 1.1(i)
             Products                              Section 1.1(a) and listed in Schedule 1.1(a)
             Proprietary Information and           Section 2.10(a)
               Inventions Agreement
             Purchase Price                        Section 1.6(a)
             Real Property Leases                  Section 1.1(f) and listed in Schedule 1.1(f)
             Rejected Agreements                   Section 4.24
             Results of Operations Information     Section 2.8
             Seller                                Preamble
             Seller Disclosure Schedule            Article II
             Seller Distributors                   Section 4.17 and listed in Schedule 4.17
             Seller Indemnitees                    Section 8.3
             Seller Intellectual Property          Section 1.3(c)(iii)
             Seller Products                       Section 1.3(a)
             Seller's Consulting Customers         Section 4.29

             Seller Tools                          Section 1.1(b)
             Severance Payment Amounts             Section 5.1(d)
             Standard License Agreement            Section 2.7(a)
             Subsidiary Transfer Documents         Section 1.10
             Tangible Assets                       Section 1.1(e) and listed in Schedule 1.1(e)
                                                   or the Closing Date Balance Sheet
             Tax Assets                            Section 1.3(k)
             Taxes                                 Section 2.12
             Technology License Agreement          Section 1.8, Exhibit B
             Terminated Distributor Agreement      Section 4.17
             Tools                                 Section 1.1(b) and listed in Schedule 1.1(b)
             Transferred Agreements                Section 1.1(d) and listed in Schedule 1.1(d)
             Transferred Employee                  Section 5.1(a)
             Update and Support Agreement          Section 1.8, Exhibit A
             VAR Agreement                         Section 1.8
             VAT                                   Section 1.5(b)
             401(k) Plan                           Section 2.13


                                   ARTICLE XI

                          GENERAL TERMS AND CONDITIONS

     SECTION 11.1 Notices. Every notice or other communication required or contemplated by this Agreement by either party shall be delivered by (i) personal delivery, (ii) postage prepaid, return receipt requested, registered or certified mail (airmail if available), or the equivalent of registered or certified mail under the laws of the country where mailed, (iii) internationally recognized express courier, such as Federal Express, UPS or DHL, (iv) "tested" telex (a telex for which the proper answer back has been received), or (v) facsimile with a confirmation copy sent simultaneously in the manner contemplated by clauses (i), (ii) or (iii) of this Section 11.1, in each case addressed to the party for whom intended at the following address:

     (1)  If to Seller:

               Information Resources, Inc.
               150 North Clinton Street
               Chicago, Illinois  60661
               Attention: General Counsel
               Facsimile Number: (312) 726-1091

               With a copy to:

               Thomas G. Fitzgerald, Esq.
               Freeborn & Peters
               311 South Wacker Drive, Suite 3000
               Chicago, Illinois  60606
               Facsimile Number:  (312) 360-6571

     (2)  If to Buyer:

               Oracle Corporation
               500 Oracle Parkway
               Redwood City, California  94065
               Attention: General Counsel
               Facsimile Number:  (415) 506-7114

               With a copy to:

               Donald M. Keller, Jr., Esq.
               Venture Law Group
               2800 Sand Hill Road
               Menlo Park, California  94025
               Facsimile Number: (415) 854-1121

or at such other address as the intended recipient previously shall have designated by written notice to the other party. Notice by registered or certified mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or equivalent, and in the absence of such record of delivery, the effective date shall be presumed to have been the sixth (6th) business day after it was deposited in the mail. All notices and other communications required or contemplated by this Agreement to be delivered in person or sent by courier shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery; notices delivered by "tested" telex or by facsimile with simultaneous confirmation copy by registered or certified or equivalent mail or courier shall be deemed delivered to and received by the addressee and effective on the date sent. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

     SECTION 11.2 Force Majeure. No party hereto shall be liable for failure to perform, in whole or in material part, its obligations under this Agreement if such failure is caused by any event or condition not existing as of the date of this Agreement (unless reasonably foreseeable by such party) and not reasonably within the control of the affected party, including without limitation, by fire, flood, typhoon, earthquake, explosion, strikes, labor troubles or other industrial disturbances, unavoidable accidents, war (declared or undeclared), acts of terrorism, sabotage, embargoes, blockage, acts of Governmental Entities, riots, insurrections, or any other cause beyond the control of the parties; provided, only, that the affected party promptly notifies the other party of the occurrence of the event of force majeure and takes all reasonable steps necessary to resume performance of its obligations so interfered with.

     SECTION 11.3 No Agency. This Agreement shall not constitute an appointment of any of the parties hereto as the legal representative or agent of any other party hereto nor shall any party hereto have any right or authority to assume, create or incur in any manner any obligation or other liability of any kind, express or implied, against, or in the name or on behalf of, the other party hereto.

     SECTION 11.4 Severability. In the event any provision of this Agreement shall be determined to be invalid or unenforceable under applicable law, all other provisions of this Agreement shall continue in full force and effect unless such invalidity or unenforceability causes substantial deviation from the underlying intent of the parties expressed in this Agreement or unless the invalid or unenforceable provisions comprise an integral part of, or are inseparable from, the remainder of this Agreement. If this Agreement continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

     SECTION 11.5 Assignment and Succession. Except as expressly permitted herein, no party may assign or otherwise transfer any rights, interests or obligations under this Agreement without the prior written consent of the other party, which consent may be withheld in the sole and absolute discretion of such party for any reason whatsoever or for no reason and any attempted assignment in violation of this provision shall be void and of no effect.

     SECTION 11.6 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or consent to any departure by any party therefrom, shall in any event be effective without the written concurrence of the other party hereto. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given. No notice to or demand on any party in any case shall entitle any other party to any other or further notice or demand in similar or other circumstances.

       SECTION 11.7 Further Assurances. Each of the parties hereto agrees that, from and after the Closing, upon the reasonable request of the other party hereto and without further consideration, such party will execute and deliver to such other party such documents and further assurances and will take such other actions (without cost to such party) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement including but not limited to the effective consummation of the transactions contemplated under the provisions of this Agreement, the transfer of the Assets to Buyer, the vesting in Buyer of title to the Assets in accordance with the provisions of this Agreement, and the correction of errors and defects in any such documents.

       SECTION 11.8 Absence of Third-Party Beneficiaries. No provisions of this Agreement, express or implied, are intended or shall be construed to confer upon or give to any Person other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement unless specifically provided otherwise herein, and except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

       SECTION 11.9 Governing Law. The validity, construction, performance and enforceability of this Agreement shall be governed in all respects by the laws of the State of Delaware, without reference to the choice-of-law principles thereof.

       SECTION 11.10 Interpretation. This Agreement, including any exhibits, addenda, schedules and amendments, has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purposes of the parties and this Agreement.

       SECTION 11.11 Entire Agreement. The terms of this Agreement and the other writings referred to herein and delivered by the parties hereto are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement; provided, however, that the terms of a certain confidentiality letter agreement, dated December 8, 1994, by and between Seller and Buyer shall survive the execution and, if terminated, the termination of this Agreement. The parties further intend that this Agreement, together with the exhibits and schedules hereto, shall constitute the complete and exclusive statement of its terms and shall supersede the Original Agreement.
The parties acknowledge and agree that this Agreement and exhibits and schedules hereto constitute the agreements necessary to accomplish the transactions contemplated by this Agreement and are parts of an integrated arrangement between the parties with respect to the purchase and sale of the Assets and the operation of the Division by Buyer after the Closing, and that separate agreements have been used for the sake of convenience.

       SECTION 11.12 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

       SECTION 11.13 Expenses. Except as otherwise set forth in Article IX, each of the parties agrees to pay its own expenses in connection with the transactions contemplated by this Agreement, including without limitation legal, consulting, accounting and investment banking fees, whether or not such transactions are consummated.

       SECTION 11.14 Consents. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

       SECTION 11.15 Headings. The article and section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

       IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Seller and Buyer as of the date first above written.


                              INFORMATION RESOURCES, INC.

                              By: ______________________________________

                              Name: ____________________________________

                              Title: ___________________________________



                              ORACLE CORPORATION

                              By: ______________________________________

                              Name: ____________________________________

                              Title: ___________________________________

                                    EXHIBITS
                                    --------

Exhibit A                           Update and Support Agreement
Exhibit B                           Technology License Agreement
Exhibit C                           Escrow Agreement
Exhibit D                           Seller's Counsel Opinion
Exhibit E                           Buyer's Counsel Opinion

                                   SCHEDULES
                                   ---------

Schedule 1.1(a)                     Products
Schedule 1.1(b)                     Tools
Schedule 1.1(c)                     Intellectual Property Rights
Schedule 1.1(d)                     Transferred Agreements
Schedule 1.1(e)                     Tangible Assets and Equipment Leases
Schedule 1.1(f)                     Real Property Leases
Schedule 1.3(a)                     Seller Products
Schedule 1.3(b)                     Seller Tools
Schedule 1.3(c)                     Seller Intellectual Property Rights
Schedules 1.11(b)(i)                Data Center Assets
Schedules 1.11(b)(ii)               Asset Division Rules
Seller Disclosure Schedule
Schedule 4.7                        Ancillary Agreement
Schedule 4.17                       Seller Distributors
Schedule 4.19                       Data Center Costs
Schedule 4.28                       Employees to be Made Available to Seller
Schedule 4.29                       Consulting Agreement
Schedule 5.1(d)                     Severance Policies
Schedule 5.1(e)                     United Kingdom Transition Employees
Schedule 5.3                        Key Employees
Schedule 5.4                        Employee Bonus Program
Schedule 6.2                        Consents and Approvals Required to
                                    Consummate Transactions

                                  ATTACHMENTS
                                  -----------

Attachment 2.6(B)(8)                VAC Agreements
Attachment 2.7A                     License Agreements
Attachment 2.7B                     Standard License Agreement
Attachment 2.7C                     Provisions of Nonstandard License Agreements
Attachment 2.7D                     Versions to be Supported
Attachment 2.8A                     March 31 Balance Sheet
Attachment 2.8B                     Results of Operations
Attachment 2.10                     Non-Competition Agreement
Attachment 2.12                     Tax Matters

                                   EXHIBIT A
                                   ---------

                          UPDATE AND SUPPORT AGREEMENT

     This Update and Support Agreement (the "AGREEMENT") is entered into as of July 27, 1995, by and among Information Resources, Inc., a Delaware corporation ("SELLER"), and Oracle Corporation, a Delaware corporation ("BUYER").

     WHEREAS, Seller and Buyer have entered into an Amended and Restated Asset Purchase Agreement (the "PURCHASE AGREEMENT") dated as of June 12, 1995 which provides for Seller to sell to Buyer, and Buyer to acquire and assume from Seller, certain assets and liabilities of a division of Seller known as IRI Software on the terms and conditions set forth in the Purchase Agreement (terms bearing initial capital letters which are defined in the Purchase Agreement but not herein shall have the meanings therein assigned); and

     WHEREAS, the Purchase Agreement provides for Seller and Buyer to enter into an agreement for Buyer to perform certain update and support services on behalf of Seller to certain customers holding licenses to Products entitling them to update and support services after the Closing Date.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties and covenants set forth hereinafter and in the Purchase Agreement, the parties hereto agree as follows:

     SECTION 1 Appointment and Acceptance. Seller hereby appoints Buyer, and Buyer agrees to act, as Seller's exclusive agent to perform on Seller's behalf the Update and Support Services (defined below) during the term of this Agreement throughout the world. The Update and Support Services shall be provided to (i) end user customers of Seller holding licenses to Products entitling them to update and support services after the Closing Date and listed on Attachment 2.7A to the Seller Disclosure Schedule as of the date of execution of the Purchase Agreement or added to the Seller Disclosure Schedule after execution and before the date hereof in accordance with the terms of the Purchase Agreement, (ii) from the date of this Agreement to the date of termination of the Terminated Distributor Agreements applicable to the relevant Seller Distributors (such period as it relates to any particular Terminated Distributor Agreement is referred to herein as the "TERMINATION PERIOD"), each Seller Distributor to the extent such Update and Support Services relate to the business conducted with the Assets, and (iii) after the Termination Period, end-user customers of the Seller Distributors holding licenses entitling them to update and support rights that are assigned to Seller under the terms of the Terminated Distributor Agreements and that relate to the business conducted with the Assets. (Such persons and licenses, to the extent such persons and licenses relate to the Products and business conducted with the Assets, are hereinafter referred to as "DIVISION CUSTOMERS" and "LICENSE AGREEMENTS.") In addition, the parties acknowledge and agree that, to the extent that any of Seller's or Seller Subsidiaries' License Agreements that relate to the business conducted with the Assets and that are not listed on Attachment 2.7A to the Seller Disclosure Schedule or Schedule

4.17 of the Purchase Agreement are discovered or disclosed within sixty (60) days after Closing, and such undisclosed licenses are Standard License Agreements, or are in non-standard form but do not, individually or in the aggregate, add to Buyer's costs for the provision of the Update and Support Services (as defined in Section 2 below) other than in a de minimis respect, such non-disclosed licenses shall be deemed to be "License Agreements" subject to this Agreement. Except as otherwise provided in this Agreement and except for VARs and Seller Distributors, to the extent permitted under the Technology License Agreement and the VAR Agreement, Seller shall not, nor shall it engage any other party to, perform the Update and Support Services with respect to the Products.

     SECTION 2  Update and Support Services.

          (a) For purposes of this Agreement, the term "UPDATE AND SUPPORT SERVICES" shall mean those basic level services for the Products described in Buyer's standard support arrangements attached as ATTACHMENT 1, those services described in the Seller Standard License Agreement, a copy of which is attached in ATTACHMENT 2 and those services required under the other Nonstandard License Agreements included in Section 2.7 of the Seller Disclosure Schedule to the extent that such Nonstandard License Agreements are listed and the specific nonstandard update and support services are described in the schedule attached hereto as ATTACHMENT 3. In accordance with Section 2.7 of the Purchase Agreement, Seller has provided Buyer with a list showing all the Division Customers currently receiving update and support services from Seller including the customer's name, address, contact name and telephone number.

          (b) Buyer shall have no obligation to perform Update and Support Services with respect to a Division Customer in any of the circumstances set forth below in this Section 2(b), provided that (i) Buyer has identified such customer to Seller in writing, (ii) Buyer has notified both Seller and the customer of the problem identified below, (iii) the problem identified below has been left uncured for thirty (30) days from the giving of such notice:

                (i) where supported software code has been altered or modified, other than in a manner authorized by a License Agreement described in the Seller Disclosure Schedule;

               (ii) where supported software is not properly licensed and maintained at a revision level listed in Schedule 2(b) hereto or is not used with at least the minimum required hardware and prerequisite software specified in the applicable software product description; or

               (iii) where services are required due to improper treatment or use of the supported software.

Effective from the time Buyer's obligations to perform Update and Support Services with respect to any Division Customer cease pursuant to this Section 2(b), Seller shall be entitled to retain or receive two-thirds of the update and support revenue from the applicable License Agreement. Notwithstanding the terms of this Section 2(b), Buyer shall be required to continue to provide updates to any such Division Customer during the term of this Agreement to the extent required under the terms of the applicable License Agreement.

          (c) In the case of any License Agreement which requires Seller to provide any services beyond those supported by Buyer under Section 2(a) above ("SPECIAL SERVICES"), Buyer shall provide such Special Services for no additional compensation as long as the cost to Buyer of doing so is de minimis. If, in Buyer's reasonable judgment, the cost of providing any Special Services is not de minimis, then Buyer shall determine in its reasonable judgment the price at which Buyer is willing to provide such Special Services, and notify Seller of such Special Services and price. In such event, Seller, at its option, shall elect (i) to have Buyer provide such Special Services with Seller paying to Buyer the price determined by Buyer, or (ii) to perform the Special Services itself. In the event Seller elects to perform the Special Services itself, Buyer shall assign back to Seller that portion of the update and support revenue derived from the applicable License Agreement which reasonably relates to the value of the Special Services, considered in light of all the services required by the License Agreement, and Buyer shall continue to provide only those obligations with respect to the License Agreement as are required under
Section 2(a) above. Notwithstanding the other terms of this Agreement, in the event Buyer becomes obligated under this Agreement to provide support services to Division Customers with respect to software which has not been transferred to Buyer, each such obligation shall be considered a "Special Service" and Seller shall have the option of having Buyer perform such Special Service as provided in this paragraph, and Buyer shall be obligated to perform such service, only if Seller can provide Buyer with authorized access to the source code for such software if Buyer is required to perform, and only to the extent Buyer is required to perform, such Special Services.

          (d) Buyer's obligations to deliver the Update and Support Services under this Agreement shall commence upon execution and delivery of this Agreement and shall terminate with respect to each Division Customer as provided in Section 6(a) hereof, unless earlier terminated as provided in Sections 6(b) or 6(c) hereof.

     SECTION 3  Division Customer Conversions.

          (a) It is understood that each of the License Agreements grants the Division Customer a perpetual license, for a one-time paid-up license fee, to use a Product. Each of the License Agreements separately entitles the Division Customer to obtain specified Update and Support Services from Seller for payment of certain ongoing fees to be paid annually thereafter.

          (b) Upon execution of this Agreement, Buyer shall commence the process of soliciting all Division Customers to terminate their existing arrangements with Seller for the provision of update and support services and enter into new arrangements with Buyer for the provision of update and support services. Such agreements shall be on terms determined by Buyer in its sole discretion. Buyer shall use commercially reasonable efforts to effect the conversion of all Division Customers to such new update and support agreements within the one year period following the execution of this Agreement. In the event requested by Buyer, Seller will take any reasonable action permitted under any License Agreement for which Update and Support Services are being performed under this Agreement to terminate then existing update and support arrangements with Seller.

          (c) Effective upon the first anniversary of the Closing Date, Seller hereby assigns to Buyer, and Buyer assumes, all of Seller's remaining obligations to provide Update and Support Services under such of the License Agreements as at that time have not been converted to Buyer update and support arrangements.

     SECTION 4  Royalty Assignment; Payment Terms.

          (a) In consideration of the provision by Buyer of the Update and Support Services to Seller, and pursuant to the terms of the Purchase Agreement, Seller hereby assigns to Buyer all rights of Seller under the License Agreements to receive payments of money from the Division Customers after the Closing for update and support services. Seller shall retain all rights to update and support revenue under Seller's support agreements that are not covered by this Agreement.

          (b) Promptly following the Closing, Seller shall notify all Division Customers of the assignment of Seller's rights under the License Agreements and direct that all further update and support payments due under the License Agreements be made directly to Buyer in accordance with mailing instructions given to Seller by Buyer at the time of execution of this Agreement. The form of such notice to Division Customers shall be jointly agreed upon by Buyer and Seller.

          (c) All update and support payments received by Seller during the first twelve calendar months following the Closing Date shall be paid by Seller to Buyer within fifteen (15) days after the end of such month, without deduction for taxes or any other charges or offsets. Thereafter, all update and support payments received by Seller during each calendar quarter following the first anniversary of the Closing Date shall be paid by Seller to Buyer within thirty
(30) days after the end of such quarter, without deduction for taxes or any other charges or offsets.

          (d) Within sixty (60) days after the end of each calendar quarter, Seller shall provide Buyer with a compilation, including reasonably available supporting documentation, if requested, of the actual update and support payments received by Seller for License Agreements for such quarter. For this purpose, Seller shall provide Buyer with reasonable access to the underlying financial information in order for Buyer to confirm the accuracy of the amounts. In the event such amount varied from the amount actually paid by Seller for the months during such prior quarter, the next monthly payment owed by Seller to Buyer shall be adjusted upward or downward to reflect such difference.

          (e) After the Closing, Buyer shall be responsible for timely preparation and distribution of invoices for update and support payment amounts due from Division Customers under the License Agreements. Seller agrees to provide reasonable assistance to Buyer in the preparation and distribution of such invoices.

          (f) In the event that Seller and Buyer disagree as to the amounts due to Buyer under Section 4(a) through (d) above after Seller delivers its compilation of payments received by Seller, then so much of the adjustment as the parties do agree upon shall be taken into account in the next payment made by Seller to Buyer. The correct amount of the remaining disputed portion of such adjustment, if any, shall be resolved by the parties promptly escalating the dispute to the chief accounting officer for each of Seller and Buyer for expeditious resolution. If such process does not achieve a resolution, the correct amount of the remaining disputed portion of such adjustment, if any, shall be resolved by Price Waterhouse, whose determination shall be final and binding.

          (g) Buyer shall provide Seller with detailed monthly invoices for all Special Services provided during each month, showing for each customer for whom Special Services were provided during the month, to the extent applicable, the customer's name, address, a detailed description of the Special Services provided to the customer, hours, rate, and such other identifying information as Seller may from time to time reasonably request. Disagreements between the parties as to amounts due shall be handled in accordance with the procedure specified in Section 4(f) above.

     SECTION 5 Objecting Customers. Notwithstanding the foregoing provisions of this Agreement, for those Division Customers that object to having Buyer provide Update and Support Services under such customer's License Agreement and which require Seller to provide all such services, Buyer shall provide to Seller such of the Update and Support Services as are reasonably necessary in the circumstances to enable Seller to meet its obligations to such customers. In the event Seller is required to provide all or part of the services required under such License Agreements, Seller shall receive a commensurate part of the support payments under such License Agreement. Disagreements between the parties as to amounts due shall be handled in accordance with the procedure specified in Section 4(f).

     SECTION 6 Termination. This Agreement and the obligations hereunder of each of the parties to the other shall terminate as follows:

          (a) With respect to each Division Customer, upon the sooner to occur of (i) execution by said customer of an update and support agreement with Buyer, as contemplated by Section 3 hereof, or (ii) the first anniversary of the Closing Date and the assignment and assumption as contemplated by Section 3(c);

          (b) By mutual written consent of Seller and Buyer; and

          (c) Upon a material default by either party in the performance of any of its obligations to the other under this Agreement if such default is not cured within 180 days after written notice thereof and written election to terminate by the notifying party.

          Notwithstanding the foregoing, the provisions of Section 2(b) and 2(c) of this Agreement shall survive any termination of this Agreement.


                          GENERAL TERMS AND CONDITIONS

     SECTION 7 Notices. Every notice or other communication required or contemplated by this Agreement by either party shall be delivered by (i) personal delivery, (ii) postage prepaid, return receipt requested, registered or certified mail (airmail if available), or the equivalent of registered or certified mail under the laws of the country where mailed, (iii) internationally recognized express courier, such as Federal Express, UPS or DHL, (iv) "tested" telex (a telex for which the proper answer back has been received), or (v) telefacsimile with a confirmation copy sent simultaneously in the manner contemplated by clauses (i), (ii) or (iii) of this
Section 7, in each case addressed to the party for whom intended at the following address:

       (1)  If to Seller:

            Information Resources, Inc.
            150 North Clinton Street
            Chicago, Illinois  60661
            Attention: General Counsel
            Facsimile Number:  (312) 726-1091

            With a copy to:

            Thomas G. Fitzgerald, Esq.
            Freeborn & Peters
            311 South Wacker Drive, Suite 3000
            Chicago, Illinois  60606
            Facsimile Number: (312) 360-6571

       (2)  If to Buyer:

            Oracle Corporation
            500 Oracle Parkway
            Redwood City, California  94065
            Attention: Thomas Theodores, Vice President, Corporate Legal Facsimile Number: (415) 506-7114

            With a copy to:

            Donald M. Keller, Jr., Esq.
            Venture Law Group
            2800 Sand Hill Road
            Menlo Park, California  94025
            Facsimile Number: (415) 854-1121

or at such other address as the intended recipient previously shall have designated by written notice to the other party. Notice by registered or certified mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or equivalent, and in the absence of such record of delivery, the effective date shall be presumed to have been the sixth (6th) business day after it was deposited in the mail. All notices and other communications required or contemplated by this Agreement delivered in person or sent by courier shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery; notices delivered by "tested" telex or by facsimile with simultaneous confirmation copy by registered or certified or equivalent mail or courier shall be deemed delivered to and received by the addressee and effective on the date sent. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

     SECTION 8 Force Majeure. No party hereto shall be liable for failure to perform, in whole or in material part, its obligations under this Agreement if such failure is caused by any event or condition not existing as of the date of this Agreement (unless reasonably foreseeable by such party) and not reasonably within the control of the affected party, including without limitation, by fire, flood, typhoon, earthquake, explosion, strikes, labor troubles or other industrial disturbances, unavoidable accidents, war (declared or undeclared), acts of terrorism, sabotage, embargoes, blockage, acts of governmental entities, riots, insurrections, or any other cause beyond the control of the parties; provided, only, that the affected party promptly notifies the other party of the occurrence of the event of force majeure and takes all reasonable steps necessary to resume performance of its obligations so interfered with.

     SECTION 9 Severability. In the event any provision of this Agreement shall be determined to be invalid or unenforceable under applicable law, all other provisions of this Agreement shall continue in full force and effect unless such invalidity or unenforceability causes substantial deviation from the underlying intent of the parties expressed in this Agreement or unless the invalid or unenforceable provisions comprise an integral part of, or are inseparable from, the remainder of this Agreement. If this Agreement continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

     SECTION 10 Assignment and Succession. Except as expressly permitted herein, no party may assign or otherwise transfer any rights, interests or obligations under this Agreement other than to a wholly-owned subsidiary without the prior written consent of the other party, which consent may be withheld in the sole and absolute discretion of such party for any reason whatsoever or for no reason and any attempted assignment in violation of this provision shall be void and of no effect.

     SECTION 11 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or consent to any departure by any party therefrom, shall in any event be effective without the written concurrence of the other party hereto. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given. No notice to or demand on any party in any case shall entitle any other party to any other or further notice or demand in similar or other circumstances.

     SECTION 12 Further Assurances. Each of the parties hereto agrees that upon the reasonable request of the other party hereto and without further consideration, such party will execute and deliver to such other party such documents and further assurances and will take such other actions (without cost to such party) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement.

     SECTION 13 Absence of Third-Party Beneficiaries. No provisions of this Agreement, express or implied, are intended or shall be construed to confer upon or give to any Person other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement unless specifically provided otherwise herein, and except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

     SECTION 14 Governing Law. The validity, construction, performance and enforceability of this Agreement shall be governed in all respects by the laws of the State of Delaware, without reference to the choice-of-law principles thereof.

     SECTION 15 Interpretation. This Agreement, including any exhibits, addenda, schedules and amendments, has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purposes of the parties and this Agreement.

     SECTION 16 Entire Agreement. The terms of this Agreement and the other writings referred to herein and delivered by the parties hereto are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement, together with the exhibits and schedules hereto, shall constitute the complete and exclusive statement of its terms. The parties acknowledge and agree that this Agreement, the Purchase Agreement and exhibits and schedules hereto and thereto constitute the agreements necessary to accomplish the transactions contemplated by this Agreement and the Purchase Agreement and are parts of an integrated arrangement between the parties with respect to the purchase and sale of the Assets (as defined in the Purchase Agreement) and the operation of the business conducted with the Assets (as defined in the Purchase Agreement) by Buyer after the Closing Date.

     SECTION 17 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

     SECTION 18 Expenses. Each of the parties agrees to pay its own expenses in connection with the transactions contemplated by this Agreement, including without limitation legal, consulting, accounting and investment banking fees, whether or not such transactions are consummated.

     SECTION 19 Consents. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

     SECTION 20 Headings. The article and section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     SECTION 21 Subsidiaries. For purposes of this Agreement, the term "Seller" includes Information Resources, Inc. and each Affiliate of Information Resources, Inc. that is a party to a License Agreement. For purposes of this Agreement, the term "Buyer" includes Oracle Corporation and each Affiliate of Oracle Corporation designated by Oracle Corporation in writing as included within the term "Buyer." Each of Information Resources, Inc. and Oracle Corporation agrees to cause each of its respective Affiliates that are included within the definitions of Seller and Buyer to comply with the terms of this Agreement.

     SECTION 22 Definitions. Terms used herein bearing initial capital letters and defined in the Purchase Agreement but not defined herein have the meanings assigned in the Purchase Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Seller and Buyer as of the date first above written.


                                 INFORMATION RESOURCES, INC.


                                 By ____________________________________________
                                             Edward S. Berger
                                             Vice President


                                 ORACLE CORPORATION


                                 By ____________________________________________
                                             David J. Roux
                                    Senior Vice President, Corporate Development

                                   EXHIBIT B
                                   ---------

                            LICENSES-BACK AGREEMENT
                                    between
                          INFORMATION RESOURCES, INC.
                                      and
                               ORACLE CORPORATION

                                 SIGNATURE PAGE
                                 --------------


This Strategic Alliance and Licenses-Back Agreement (the "Agreement") is made by and between ORACLE CORPORATION ("Oracle"), 500 Oracle Parkway, Redwood City, California 94065, a Delaware corporation, and INFORMATION RESOURCES, INC. ("IRI"), 150 North Clinton Street, Chicago, Illinois, 60661, a Delaware corporation.

                           AGREEMENT ACKNOWLEDGMENT
                           ------------------------

The undersigned hereby acknowledge that they have read and that they fully understand the terms of the attached Agreement, the terms and conditions of which hereby are incorporated and acknowledged by this reference.

The undersigned hereby agree that by signing below they become parties to this Agreement and agree to be bound by all terms, conditions, and obligations contained herein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the ___th day of July 1995 (the "Effective Date").

ORACLE CORPORATION                  INFORMATION RESOURCES, INC.



By:  __________________________     By:  ___________________________
     David J. Roux                       Edward S. Berger,
     Senior Vice President               Vice President
     Corporate Development


EXECUTED IN DUPLICATE
- ---------------------

                                   EXHIBIT B
                                   ---------

                            LICENSES-BACK AGREEMENT
                            -----------------------

                                   RECITALS

A. Oracle and IRI have entered into an Asset Purchase Agreement dated as of June 12, 1995 (the "Asset Purchase Agreement") providing for the purchase by Oracle of a portion of IRI's Software Division ("Division") and certain related assets and liabilities (the "Transaction").

B. As part of the Transaction, IRI desires to license-back from Oracle certain software technology and other intellectual property related to the Division.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties and covenants hereinafter set forth, Oracle and IRI agree as follows:


                                   ARTICLE I
                                   ---------

                                  DEFINITIONS

1.1.    CPG ENTITIES

"CPG Entities" shall mean manufacturers, distributors, resellers, brokers, and retailers that subscribe to or otherwise directly or indirectly purchase Syndicated Product Movement Data services and that are engaged primarily in the business of manufacturing or selling consumer packaged goods (such as food, beverage and liquor, health and beauty care supplies, household products, tobacco, and drug/pharmaceutical products) which are sold primarily in or by mass merchandisers, grocery stores, drug stores, convenience stores, pet stores and/or club stores. For purposes of this Section 1.1, the parties agree that all customers of IRI as of the Effective Date listed on Schedule 1.1 shall be considered CPG Entities, regardless of whether each entity on Schedule 1.1 fits within the scope of the first sentence of this Section 1.1. IRI shall list the names of CPG Entities that become customers of IRI after the Effective Date by providing written notice thereof to Oracle on a quarterly basis. IRI shall specify the divisions (if applicable) of the CPG Entities that are Sublicensees of the Programs, including customers of its Timesharing Business, under this Agreement.

1.2.    DATABASE AND APPLICATIONS VENDORS

"Database and Applications Vendors" shall mean any entities that develop, license to third parties and distribute general purpose database or applications software in the ordinary course of business, such as IBM, Sybase, Informix, Computer Associates, Microsoft, SAP, Baan, SAA, Peoplesoft, and their successor companies.

1.3.    DATASERVER SUPPORT MATERIALS

"DataServer Support Materials" shall mean the fourth generation language Source Materials stripped of any comments, written in Express language, for DataServer and Analyzer, that is provided to IRI Sublicensees to enable them to internally diagnose the software, make internal corrections, modify the software for compatibility with other systems, and make other internal modifications to the software to meet their particular needs. DataServer Support Materials do not include, and shall not include, Source Materials for the Express platform software.

1.4.    DISTRIBUTOR

"Distributor" shall mean a third party, including any IRI subsidiary and IRI Affiliate, that is appointed by IRI or its Distributor to market and Sublicense Programs under the terms of this Agreement. The term "Distributor" shall include, but not be limited to, resellers, original equipment manufacturers, value added relicensors, dealers, agents, and subdistributors.

1.5.    DOCUMENTATION

"Documentation" shall mean the written reference materials (in printed and machine-readable form) to be furnished in conjunction with a software product including, without limitation, instructions and end user guides.

1.6.    INTERNAL USE

"Internal Use" shall mean the right to reproduce, install and use the Programs on any and all internal systems only for IRI's (and that portion of the IRI Affiliates' own business which is strictly engaged in providing Syndicated Product Movement Data and related services) internal data processing operations, and internal product development and support.

1.7.    SYNDICATED PRODUCT MOVEMENT DATA

"Syndicated Product Movement Data" shall mean the following types of data which as of the Effective Date are sold by IRI and A.C. Nielsen Company in the United States and substantially similar data sold by substantially similar entities outside the United States: (i) data relating to the sale and movement of consumer packaged goods (such as food, beverage and liquor, health and beauty care supplies, household products, tobacco, and drug/pharmaceutical products) whether collected by manual store audit, electronic scanners, or other means and collected from mass merchandisers, grocery stores, drug stores, convenience stores, pet stores and/or club stores, and (ii) panel data collected from samples of individual households.

1.8.    IRI

"IRI" shall mean IRI and any other corporation, joint venture, partnership, firm, association, trust or any other entity in which IRI, directly or indirectly, holds a fifty percent (50%) or more ownership interest of such entity.

1.9.    IRI AFFILIATE

"IRI Affiliate" shall mean the joint ventures entities listed in Schedule 1.9
(i) in which IRI holds less than a fifty percent (50%) ownership interest and
(ii) which are engaged in the business of providing Syndicated Product Movement Data and related services. Upon Oracle's written consent, which consent shall not be unreasonably withheld, IRI may add such future joint ventures to Schedule 1.9. The foregoing notwithstanding, IRI may add such a future joint venture without Oracle's written consent if IRI holds at least a fifteen percent (15%) ownership interest in such joint venture.

1.10.   OBJECT MATERIALS

"Object Materials" shall mean all materials, in machine-readable form, necessary to run a Program. Object Materials include, without limitation, the executable software code, and as required for some functions, the help, message, and overlay files. Object Materials shall be deemed to include all Documentation as defined in Section 1.5 herein.

1.11.   ORACLE

"Oracle" shall mean Oracle and any other corporation, joint venture, partnership, firm, association, trust or any other entity in which Oracle, directly or indirectly, holds a fifty percent (50%) or more ownership interest of such entity.

1.12.   PROGRAMS

"Programs" shall mean the Object Materials form of the computer software products listed in Schedule 1.12 (in particular, Express, Data Server and Analyzer) in IRI's possession on the Effective Date, and the logical successor products thereto.

1.13.   QSCAN

"QScan" shall mean the suite of products, including DataServer, Express and PC Express, required to run DataServer, used solely for the purposes of analyzing mass merchandisers, grocery stores, convenience stores, drug stores, pet stores and/or club stores Product Movement Data, along with other associated data collected by mass merchandisers, grocery stores, drug stores, convenience stores, pet stores and/or club stores, and exchanged for data for use in IRI's and IRI Affiliates' Syndicated Product Movement Data databases in lieu of fees or other consideration as payment.

1.14.   SOURCE MATERIALS

"Source Materials" shall mean the complete source code from which object code is compiled, together with internal system documentation, used for a software product or technology. Source Materials shall include, without limitation, the complete fully commented source code, as well as all other materials, in both machine readable and hard-copy form which are used to build or test the Programs, and shall exclude any software tools actually used to build, translate, localize or test the Source Materials, except to the extent necessary and as reasonably requested by IRI to make use of the source code provided pursuant to this Agreement, but only if IRI is unable to obtain such tools from a third party and Oracle has the contractual rights to provide any such third party tools. As used herein, the term "fully commented source code" shall mean source code that includes all comments that have been made by or for a party. Source Materials shall include the existing electronically readable source documentation, help materials, tutorial programs, and other Documentation, appropriate debug code, and all translations and localizations owned by Oracle, and porting kits and all port-specific source code.

1.15.   SUBLICENSE/SUBLICENSEE

"Sublicense" shall be any end user license granted by IRI or by its Distributors for use of the Programs. "Sublicensee" shall be a party who is granted a Sublicense, either directly by IRI or indirectly by a Distributor.

1.16.   TIMESHARING BUSINESS
"Timesharing Business" shall mean that portion of IRI's business in which Sublicensees access Syndicated Product Movement Data service databases that are maintained by IRI or IRI Affiliates on IRI's or IRI Affiliates', as may be applicable, CPUs. As part of the Timesharing Business, IRI and IRI Affiliates allow their respective customers to use DataServer solely for the purpose of manipulating and preparing reports from and analyses of (or have such reports and analyses prepared on their behalf) Product Movement Data accessed through such IRI and IRI Affiliates databases.

1.17.   UPDATES

"Updates" shall mean enhancements, improved releases, new versions, and generally available bug fixes which generally are made available at no additional charge to Oracle customers who purchase Oracle technical support services.


                                 ARTICLE II
                                 ----------

                  LICENSES-BACK OF PRODUCTS TO IRI BY ORACLE

2.1.    TERMS OF LICENSES-BACK

2.1.A.  PROGRAM LICENSES.

Oracle hereby grants IRI the following nonexclusive, worldwide, perpetual licenses to the Programs, subject to payment of the fees set forth in Article
III:

       (i) license to promote, market, reproduce, Sublicense and distribute Object Materials versions of the Programs, and in connection therewith DataServer Support Materials, to CPG Entities for use in accessing, analyzing or manipulating data principally comprised of Syndicated Product Movement Data;

       (ii) license to IRI and IRI Affiliates' to use Object Materials versions of the Programs, and in connection therewith DataServer Support Materials, in IRI and IRI Affiliates' Timesharing Business;

       (iii) license to use Object Materials versions of the Programs and DataServer Support Materials for IRI's and IRI Affiliates' Internal Use; and

       (iv) license to IRI and IRI Affiliates to use DataServer, Express, and DataServer Support Materials for QScan.

2.1.B.  Scope of Sublicensing Rights.

IRI's Sublicensing rights under this Agreement also shall include the right, for itself and through its Distributors, to:

       (i) for Sublicenses granted, make and deliver to the Sublicensee Object Materials copies of the Programs and DataServer Support Materials, in accordance with Section 2.1.A above;

       (ii) reproduce and use the Programs to provide training and technical support to its Sublicensees;

       (iii) reproduce and use the Programs for demonstrations to third parties and for preparing documentation and marketing, promotional and other materials to further IRI's marketing and distribution efforts under this Agreement;

       (iv) reproduce and use the Programs to the extent necessary for marketing, supporting, distributing and using the Programs and for safekeeping and archival purposes; and

       (v) grant, at no charge, trial Sublicenses for a reasonable period of time so that IRI's prospective Sublicensees and Distributors may have the opportunity to evaluate the Programs.

2.1.C.  DISTRIBUTORS.

Oracle grants IRI the right to appoint Distributors and to Sublicense such Distributors to promote, market, reproduce and grant Sublicenses of the Programs licensed to IRI pursuant to Sections 2.1.A(i) under the terms of this Agreement. IRI shall have the right to grant Distributors the right to appoint other Distributors to promote, market, reproduce and grant Sublicenses only in accordance with the scope of the rights granted to IRI hereunder. Notwithstanding anything in this Agreement to the contrary, IRI shall not appoint Database and Applications Vendors to promote, market, reproduce, Sublicense and distribute to other entities any of the Programs for a period of six (6) years from the Effective Date.

2.1.D.  Trademarks

Oracle hereby grants IRI and its Distributors a nonexclusive license to use in connection with Sublicensing the Programs pursuant to Sections 2.1.A the product name(s) and trademarks for the Programs used by Oracle for the Programs from time to time, including without necessarily limiting the same, the product name(s) and trademarks listed in Schedule 2.1.D hereto. Nothing in this Agreement confers upon IRI any right to use any other Oracle trademark, trade name or service mark in connection with any product, service, promotion or publication.

IRI's use of Oracle's trademarks shall be in compliance with Oracle's trademark policies and procedures in effect from time-to-time. IRI agrees not to use the Trademark "ORACLE", or any mark beginning with the letters "Ora," or any other mark likely to cause confusion with the trademark "ORACLE" as any portion of IRI's tradename or trademark for IRI's products. IRI shall have the right to use the trademark "ORACLE" solely to refer to the Programs and related services.

IRI agrees with respect to each registered trademark of Oracle, to include in each advertisement, brochure, or other such use of the trademark, the trademark symbol "circle R" and the following statement:

        _______ is a registered trademark of Oracle Corporation, Redwood City, California

Unless otherwise notified in writing by Oracle, IRI agrees, with respect to every other licensed trademark of Oracle, to include in each advertisement, brochure or other such use of the trademark, the symbol "TM" and the following statement:

        _______ is a trademark of Oracle Corporation, Redwood City, California

IRI shall not market the Programs in any way which implies that the Programs are the proprietary product of IRI or of any party other than Oracle. Oracle shall not have any liability to IRI for any claims made by third parties relating to IRI's use of Oracle's trademarks.

2.1.E.  REQUIRED PROVISIONS OF SUBLICENSES.

Each Sublicense granted by IRI or by its Distributors must be in written form, whether executed by the Sublicensee or deemed accepted through a "shrink wrap" or "on-line" agreement. IRI and its Distributors shall use the same or equivalent agreements for Sublicensing the Programs as they do for licensing IRI applications software products; provided, however, that each such Sublicense agreement shall have at a minimum the terms (or substantially similar terms) set forth in Schedule 2.1.E hereto.

2.2.    SOURCE MATERIALS LICENSE

IRI shall have the right to retain Source Materials versions of DataServer and Analyzer in such form as they exist on the Effective Date and Oracle shall provide Source Materials versions of Updates (including new versions for which Oracle charges its customers who purchase Oracle technical support services) to IRI as they become available. IRI shall have a license to use Source Materials versions of DataServer and Analyzer to (i) develop and maintain IRI applications software products and to support IRI's Sublicensees; (ii) modify, edit, format, translate, create works based on and otherwise change the Source Materials versions of Data Server and Analyzer ("Source Modifications"); and (iii) subject to payment of Sublicense Fees for the Programs, to promote, market, reproduce, Sublicense and distribute Object Materials versions of the Source Materials versions of Data Server and Analyzer to CPG Entities, including customers of IRI's Timesharing Business and QScan, for use in accessing, analyzing or manipulating data principally comprised of Syndicated Product Movement Data.
IRI shall own all right, title and interest ("Intellectual Property Rights") to the Source Modifications. Except as set forth below, IRI hereby grants Oracle a royalty-free, paid-up, nonexclusive, worldwide, perpetual license to promote, market, reproduce, Sublicense, and distribute such Source Modifications and all Intellectual Property Rights thereto for use in or with all or any portion of Oracle's software products and for its own Internal Use purposes. IRI shall provide Source Materials versions of any Source Modifications to Oracle as soon as practicable but in no event later than when they are first made available to any Sublicensee or Distributor; provided, however, that IRI shall not provide Oracle with, and Oracle shall have no license thereto, any Source Modification that would result in a breach of
Section 2 of the Ancillary Agreement to the Asset Purchase Agreement if Oracle incorporated such Source Modifications into Oracle products and/or marketed and distributed such Source Modifications. Oracle shall have no obligation to provide technical support services to IRI or its Sublicensees and Distributors for Source Modifications, unless otherwise mutually agreed in writing by the parties.

2.3.    DISCONTINUED PROGRAMS

In the event that Oracle removes a Program from its price list and ceases to provide technical support services for such Program (the "Discontinued Program"), then IRI shall have the right to obtain the Source Materials for such Discontinued Program for the following purposes: (i) for Internal Use (ii) to provide support to Sublicensees of the Discontinued Program, (iii) to modify, edit, format, translate, create works based on and otherwise change the Discontinued Program ("IRI Modifications"), and (iv) subject to payment of the fees set forth in Section 3.4, to promote, market, reproduce, Sublicense and distribute Object Materials versions of the Discontinued Program to Distributors and Sublicensees, including customers of IRI's Timesharing Business and QScan, for use in accessing, analyzing or manipulating data principally comprised of Syndicated Product Movement Data. IRI shall own all right, title and interest in any Intellectual Property Rights to the IRI Modifications. Except as set forth below, IRI hereby grants Oracle a royalty-free, paid-up, nonexclusive, worldwide, perpetual license to promote, market, reproduce, Sublicense, and distribute such IRI Modifications and all Intellectual Property Rights thereto for use in or with all or any portion of Oracle's software products and for its own Internal Use purposes. IRI shall provide Source Materials versions of any IRI Modifications as soon as practicable but in no event later than when they are first made available to any other licensee or Distributor; provided, however, that IRI shall not provide Oracle with, and Oracle shall have no license thereto, any IRI Modification that would result in a breach of Section 2 of the Ancillary Agreement to the Asset Purchase Agreement if Oracle incorporated such IRI Modifications into Oracle products and/or marketed and distributed such IRI Modification. Oracle shall provide IRI with written notice of its intent to discontinue technical support for Express and/or DataServer pursuant to Section 5.2.D, and shall provide IRI with Source Materials therefor promptly following such notice.

2.4.    INTELLECTUAL PROPERTY RIGHTS

Oracle further grants IRI a worldwide, nonexclusive, nontransferable and paid-up license to all Intellectual Property Rights necessary to use the Programs; such Intellectual Property Rights are included in the licenses granted to IRI under this Agreement. Other than as licensed herein, Oracle shall retain all right, title and interest in any Intellectual Property Rights in the Programs.

2.5.    MARKETING AND PRICING

Except as expressly specified in this Agreement, IRI shall have no obligation to market the Programs. IRI shall have full freedom and flexibility in the design and implementation of its marketing efforts, and IRI may discontinue any of its marketing efforts at any time. In addition, IRI shall be free to determine unilaterally its pricing schedules for Sublicenses of the Programs.

2.6.    ONGOING COOPERATION EFFORTS

For a period of three (3) years following the Effective Date, Oracle shall support, maintain and enhance the Express Platform, DataServer, and Analyzer. For a period of six (6) years following the Effective Date, the parties will work together on an ongoing basis to coordinate development and compatibility between their products to the extent commercially practicable and to develop and enhance gateway technology to provide more seamless consistency between other Oracle products and the Programs.


                                  ARTICLE III
                                  -----------

                               FEES AND PAYMENTS

3.1.    ROYALTY-FREE INITIAL THREE YEAR PERIOD

During the three (3) year period following the Effective Date, the Program licenses granted to IRI in Section 2.1.A, and IRI Affiliates in Sections 2.1.A.(ii), 2.1.A.(iii), and 2.1.A(iv), including the right to receive Updates (including new versions for which Oracle charges its customers who purchase Oracle technical support services) thereto, shall be royalty-free licenses.

3.2.    SUBLICENSE FEES FOR YEARS FOUR THROUGH SIX

3.2.A.  Sublicense Fee Rates.

Beginning on July _, 1998 and ending on July _, 2001 (the "Transition Period"), IRI shall pay Oracle a fee equal to the lesser of fifty percent (50%) of Oracle's standard commercial list price and the MFC Option (as hereinafter defined) for the Programs Sublicensed by IRI and its Distributors pursuant to
Section 2.1.A.(i).

3.2.B.  Timesharing Business License Fees.

During the Transition Period, IRI shall pay Oracle a license fee equal to the lesser of fifty percent (50%) of Oracle's standard commercial list price and the MFC Option (as hereinafter defined) for the Programs used in IRI's and IRI Affiliates' Timesharing Business in excess of the copies and/or users identified on the Timesharing List (as hereinafter defined). For purposes of calculating the license fees applicable to IRI's and IRI Affiliates' Timesharing Business, the Timesharing Business shall be treated as a single enterprise system and each employee and consultant of a IRI and IRI Affiliates customer provided access to the Timesharing Business shall be deemed a user of the system. On July __, 1998, IRI agrees to provide Oracle with a listing of the Programs and number of users by Customer (i.e., the parties will work together to put in place a procedure by

July __, 1998 for identifying computers and numbers of users per computer on which the Programs are installed, as appropriate and in accordance with Oracle's general policies) as installed and in use in IRI's Timesharing Business (the "Timesharing List"). It is expressly understood that IRI and IRI Affiliates may substitute users within a customer account, but not from one customer account to another customer account.

3.2.C.  Internal Use License Fees.

On July ___, 1998, IRI agrees to provide Oracle with a listing of the Programs and number of users (i.e., the parties will work together to put in place a procedure by July __, 1998 for identifying computers and number of users per computer on which the Programs are installed, as appropriate and in accordance with Oracle's general policies) as installed and for Internal Use pursuant to
Section 2.1.A(iii) (the "Internal Use List"). During the Transition Period, IRI and IRI Affiliates may purchase the Programs from Oracle subject to the payment of a license fee equal to the lesser of fifty percent (50%) of Oracle's standard commercial list price and the MFC Option (as hereinafter defined) for each copy and/or user of the Programs in excess of the copies and/or users identified on the Internal Use List.

3.2.D.  Updates and New Versions.

During the Transition Period, IRI shall be entitled to receive Updates (including new versions of the Programs for which Oracle charges its customers who purchase Oracle technical support services) for an annual fee equal to fifty percent (50%) of one-half of the standard technical support (i.e., Update and technical support) fee charged by Oracle; provided, however, that IRI shall pay a fee equal to the lesser of fifty percent (50%) of Oracle's standard commercial list price and the MFC Option (as hereinafter defined) for Sublicenses made pursuant to Section 2.1.A (i) of new versions for which Oracle charges its customers who purchase Oracle technical support services.

3.2.E.  Most Favored Customer Option.

During the Transition Period, if Oracle enters into an agreement with a value added reseller of the Programs which contains pricing terms for that particular year for comparable volume commitments that as a whole are more favorable to such value added reseller than the pricing terms provided herein to IRI, then IRI shall have the option (the "MFC Option") of entering into an agreement with Oracle on terms substantially similar to those granted to such reseller for that particular year. This provision shall not apply to single system integration deals or other agreements that do not grant general reseller rights.

3.3.    FEES FOR YEARS SEVEN AND BEYOND

On July __, 2001, the fees and the MFC Option set forth in Section 3.2 automatically shall terminate. Thereafter, commercial rates as may be negotiated between the parties shall apply to all new licenses of Programs and technical support services purchased by IRI after July __, 2001.

3.4.    DISCONTINUED PROGRAMS LICENSE FEES

Notwithstanding any other provision of this Agreement, after the Transition Period, IRI's right to Sublicense Object Materials copies of Discontinued Programs pursuant to Section 2.3 shall be subject to the payment of a fee equal to fifteen percent (15%) of the amounts received by IRI for Sublicenses of Discontinued Programs.


                                  ARTICLE IV
                                  ----------

                          PAYMENT TERMS AND REPORTING

4.1.    PAYMENT TERMS

Within sixty (60) days after the end of each calendar quarter, IRI shall pay to Oracle all Sublicense fees accruing to Oracle for that particular calendar quarter. License and Sublicense fees shall be deemed to accrue and shall be calculated in accordance with Oracle's price list in effect on the date that (1) IRI recognizes revenue for Sublicenses or (2) on the date that Oracle ships a Program to IRI for Internal Use or for use in IRI's Timesharing Business or, if shipment is not required, on the date of installation.

4.2.    TAXES

The fees due under this Agreement do not include taxes. If Oracle is required to pay sales, use, property, value-added, or other federal, state or local taxes based on the licenses granted under this Agreement, or the Sublicenses granted by IRI, then such taxes shall be billed to and paid by IRI. This section 4.2 shall not apply to taxes based on Oracle's income for which Oracle shall be solely responsible.

4.3.    REPORTING

Within sixty (60) days after the last day of each quarter, IRI shall send Oracle a report detailing, for that calendar quarter, the revenues due to Oracle under this Agreement as a result of IRI and its Distributors' Sublicensing activities and IRI's Timesharing Business and Internal Use licenses under this Agreement.

4.4.    RECORDS; INSPECTION

IRI shall keep accurate books of accounts and records pertaining to IRI's Internal Use, Timesharing Business licenses, QScan Sublicenses and the Sublicensing activities and revenues of IRI and its Distributors. Such records shall include, without limitation, executed Sublicense agreements, the number of copies of Programs used or Sublicensed by IRI and its Distributors, the computers on which the Programs are installed (the parties will work together to put in place a procedure by July __, 1998 for identifying the computer on which the Programs are installed, as appropriate and in accordance with Oracle's general policies), and the number of users using the Programs. No more than once during any twelve (12) month period, Oracle, at Oracle's sole expense, shall be entitled to employ an independent Certified Public Accountant who is not compensated based on the results of the audit and who is reasonably acceptable to Oracle, to inspect such books of accounts and records upon reasonable notice to IRI, and at a reasonable time during normal business hours for the purpose of verifying the Sublicense fees payable to Oracle pursuant to this Agreement. Unless necessary to establish in a court of law Oracle's right to payment of Sublicensee fees payable hereunder, Oracle's auditor shall hold all information obtained in strict confidence; shall not disclose such information to any other person or entity

(except Oracle or its Board of Directors or shareholders) without IRI's prior written consent; and shall not disclose to Oracle any information regarding IRI's business other than any noncompliance by IRI with any amounts owed hereunder. If an audit reveals that IRI has underpaid fees to Oracle, IRI shall be invoiced for such underpaid fees based on Oracle's pricing as set forth in this agreement for the Programs in effect at the time the audit is completed. If the underpaid fees exceed five percent (5%) of the applicable Sublicense fees, then IRI shall pay Oracle's reasonable costs of conducting the audit. IRI shall have comparable rights to audit the books and records of Oracle through an independent Certified Public Accountant with respect to the MFC Option.

                                   ARTICLE V
                                   ---------

                           TECHNICAL RESPONSIBILITIES

5.1.    IRI TECHNICAL RESPONSIBILITIES

IRI and its Distributors shall provide all technical support to their Sublicensees and Distributors, including installation assistance, training, maintenance, and consulting. At IRI's request, Oracle shall provide technical support services to certain of IRI's Sublicensees located in Europe, to be mutually agreed upon, at Oracle's standard commercial rates.

5.2.    ORACLE TECHNICAL SUPPORT RESPONSIBILITIES

5.2.A.  Ongoing Support Services.

A limited number of Oracle support personnel designated by Oracle in writing will provide a limited number of IRI support personnel designated by IRI in writing with the following second line technical support services on a per incident and "time and materials" fee basis for such services ("Technical Support"):

       (i) Telephone consultation, assistance, and advice from 9:00 a.m. to 5:00 p.m. Eastern Standard Time on Mondays through Fridays, excluding holidays.

Oracle shall not be required to provide Technical Support with respect to modified versions of a Program unless the following conditions are met: if IRI or its Sublicensees have modified a Program, then IRI shall be required to reproduce the technical problem in an unmodified version of the Program before requesting Technical Support from Oracle. IRI shall make every effort to avoid making burdensome requests for assistance. IRI may purchase additional technical support services at Oracle's standard commercial rates, as may be negotiated between the parties, and upon Oracle's standard commercial terms.

5.2.B.  Development Support Services.

Oracle shall provide a limited number of personnel from IRI's development organization, as may be designated by IRI in writing from time to time, with access to a limited number of personnel from Oracle's development organization, as may be designated by Oracle in writing from time to time, for the purpose of making reasonable requests for information regarding Oracle changes and modifications to DataServer and Express and the development of Oracle applications software products for use with DataServer and Express. Oracle's obligation to provide such services shall be subject to the availability of qualified engineering personnel at the time the request is made and shall be provided at Oracle's standard consulting rates.

5.2.C.  Updates.

Oracle shall provide Object Materials versions of Updates (and of new versions of the Programs for which Oracle charges its customers who purchase Oracle technical support services) to IRI as they become available, but in no event later than when they are first made available to any other Oracle distributor or licensee. IRI shall have the right to use "alpha" versions of Updates (and of new versions of the Programs for which Oracle charges its customers who purchase Oracle technical support services) only for its own Internal Use purposes. IRI shall obtain Oracle's prior written consent before Sublicensing, including its Timesharing Business, "beta" versions of Updates (and of new versions of the Programs for which Oracle charges its customers who purchase Oracle technical support services).

5.2.D.  Cessation of Support Services.

Except as provided in section 2.3, Oracle may discontinue Technical Support to IRI upon ninety (90) days written notice for the Programs or for any portions thereof, provided that Oracle discontinues Technical Support for such Programs or such portions thereof to all other Oracle distributors and licensees; and provided, however, that Oracle shall provide IRI with one (1) year written notice or such other notice period as Oracle generally provides to all other licensees of DataServer and/or Express, whichever is greater, of its intent to discontinue Technical Support for DataServer and/or Express. Should Oracle elect to discontinue Technical Support while this Agreement is in effect, IRI shall have the right to retain a copy of the Source Materials that are relevant to the unsupported Programs or portion thereof, and shall have access to Oracle development personnel during the notice period in accordance with Section 5.2.B.

Subject to the other terms of this Agreement, IRI may use the Source Materials retained under this Section 5.2.D solely for the purpose of continuing technical support for existing Sublicenses.


                                   ARTICLE VI
                                   ----------

                              TERM AND TERMINATION

6.1.    INITIAL TERM

This Agreement shall become effective on the Effective Date set forth on the Signature Page attached hereto, and unless it is terminated shall remain in effect perpetually.

6.2.    TERMINATION OF THE AGREEMENT

6.2.A.  Termination by IRI.

IRI may terminate this Agreement at any time; provided, however, that termination shall not relieve IRI of its obligation to pay all fees that have accrued against IRI under this Agreement.

6.2.B.  Breach.

If either party materially breaches this Agreement and fails to correct the breach within ninety (90) days following written notice specifying the breach, or fails to commence to correct the breach within such ninety (90) day period if the breach cannot reasonably be cured within ninety (90) days and thereafter makes good faith efforts to remedy such breach, then the nondefaulting party may terminate this Agreement, after expiration of such cure period, upon written notice of termination to the defaulting party.

6.3.    RIGHTS UPON TERMINATION

6.3.A.  Continued Rights.

The termination of this Agreement shall not affect any paid-up right or license granted hereunder, including any annual Sublicenses granted by IRI and IRI Affiliates in the Timesharing Business. In the event of termination of this Agreement, in whole or in part, any right, license or Sublicense granted by IRI or its Distributors, and its and their successors, assigns and Sublicensees, prior to such termination and any corresponding Sublicense Fee obligations of IRI hereunder, shall survive and continue. Without limiting the generality of the foregoing, (i) IRI may continue to exercise the rights and licenses granted hereunder for a period of up to six (6) months after termination to fill any orders received by IRI or its Distributors from Sublicensees prior to the effective date of termination, and (ii) IRI may continue to exercise the rights and licenses granted hereunder as necessary to provide maintenance and support only for existing Sublicensees for a one (1) year period.

6.3.B.  Use of Source Materials.

If (a) Oracle materially breaches this Agreement and fails to timely cure such breach, and IRI terminates this Agreement for cause, or (b) any of the following events occur: (i) any assignment of substantially all of Oracle's assets for the benefit of creditors or the appointment of a receiver to take possession of substantially all of Oracle's assets, (ii) any dissolution of or substantial attachment or execution of judgment against Oracle's assets, or (iii) the filing of any voluntary or involuntary petition in bankruptcy, or any similar law, by or against Oracle which is not dismissed within forty-five (45) days of filing, then IRI, at its option and upon notice to Oracle, shall receive and have perpetual rights to:

       (i) All Source Materials, Object Materials, Documentation, and other materials related to the Programs then in IRI's possession and in a standard software escrow to be established and maintained by Oracle;

       (ii) The right to make all necessary changes, modifications, additions, enhancements and mergers to the Programs including, without limitation, development of future enhancements to the Programs; and

       (iii) A perpetual worldwide license to market and Sublicense the Programs then in Oracle's possession, subject to a Sublicense fee payment of fifteen percent (15%) of amounts received by IRI for such Sublicenses and subject to the other terms of this Agreement.

6.3.C.  Survival.

In addition to the provisions of Sections 6.3.A and 6.3.B above, the parties' rights and obligations under Sections 2.2 (Internal Use License), 2.4 (Intellectual Property Rights), Article VI (Term and Termination) and Article VII (General Terms and Conditions) shall survive expiration or termination of this Agreement.


                                  ARTICLE VII
                                  -----------

                         GENERAL TERMS AND CONDITIONS

7.1.    NONDISCLOSURE

Neither party shall disclose, use or permit the disclosure or use by others of any Proprietary Information received from the other party hereto for any other purpose during this Agreement or at any time thereafter for any reason whatsoever, except as expressly authorized by this Agreement. Proprietary Information shall not include any information that (i) is not marked or designated as confidential and is provided for a purpose or in a manner that reasonably contemplates disclosure to or use by others, (ii) is or becomes a matter of public knowledge through no action or inaction of the party receiving the Proprietary Information, (iii) was in the receiving party's possession before receipt from the party providing such Proprietary Information, (iv) is rightfully received by the receiving party from a third party without any duty of confidentiality, (v) is disclosed to a third party by the party providing the Proprietary Information without a duty of confidentiality on the third party,
(vi) is independently created by the receiving party, and the receiving party can demonstrate through tangible evidence the independence of such creation,
(vii) is disclosed pursuant to a valid order of any governmental authority provided that the party intending to make disclosure in such circumstances has given the other party prompt notice prior to making such disclosure and the opportunity for such other party to seek a protective order or other appropriate remedy prior to such disclosure, or (viii) is disclosed with the prior written approval of the party providing such Proprietary Information.

"Proprietary Information" includes, but is not limited to, trade secrets (including, without limitation, source code), Source Materials, software, know-how, data, formula, processes, customer lists, marketing information, methods and procedures of operation, business or marketing plans, proposals, and Documentation, and other information, tangible or intangible, relating to or used in the business of either party or any of its affiliates or customers that is provided pursuant to this Agreement.

In furtherance, and not in limitation of the foregoing, each party agrees to do the following with respect to any such Proprietary Information: (i) instruct and require all of its employees, agents and consultants to maintain the confidentiality of such Proprietary Information and not to use such Proprietary Information except as expressly permitted herein; (ii) exercise either at least the same degree of care to safeguard the confidentiality of (and prevent the unauthorized use of) such information as that party exercises to safeguard the confidentiality of its own Proprietary Information of like kind and importance, or a reasonable degree of care, whichever is greater; (iii) restrict disclosure of such Proprietary Information to those of its employees, agents and consultants who have a "need to know" consistent with the purposes for which such Proprietary Information was disclosed; and (iv) require such employees and consultants to sign (or have signed) standard confidential or nondisclosure agreements requiring them to keep such Proprietary Information in confidence. Each party further agrees not to remove or destroy any proprietary or confidential legends or markings placed upon any documentation or other materials.

In addition to the other requirements of this Section 7.1, IRI shall maintain Source Materials in accordance with the following procedures: (i) IRI shall designate a manager who shall have responsibility for preserving the security of the Source Materials at all times; (ii) IRI shall (A) maintain such Source Materials (including any media containing such Source Materials) in a room or locker to which access may be obtained only through a key or computerized card-access security device or (B) if in machine-readable form on any computer equipment, limit access to the Source Materials through a password-based computer control facility; and (iii) no person other than such manager and other personnel specifically designated by such manager (on a "need to know" basis in accordance with this Section 7.1) may have access to the Source Materials. This paragraph shall not limit IRI's right to provide DataServer Support Materials to customers pursuant to Section 2.1.A.

Notwithstanding the above, IRI and Oracle agree that the Programs and the other Assets (as defined in the Asset Purchase Agreement) transferred to Oracle pursuant to the Asset Purchase Agreement and the software licensed from Oracle hereunder shall be Proprietary Information of Oracle for purposes of this
Section 7.1 and subject to the disclosure and use restrictions of this Section 7.1, except for such materials as hereafter become a part of the public domain through no fault of IRI.

Notwithstanding the above and except as provided in Section 4.7 of the Asset Purchase Agreement, nothing in this Agreement shall be deemed to preclude either IRI or Oracle from developing, acquiring, using, marketing, licensing, or selling any software performing the same or a similar function as the other party's programs so long as such software does not include any code taken from the other party's programs or otherwise infringe on the other's intellectual property rights.

This Section 7.1 shall survive the expiration or termination of this Agreement.

7.2.    COPYRIGHT

All copies of the Programs licensed and Sublicensed hereunder shall bear a copyright notice. Such copyright notice shall be placed on the Documentation, the sign-on screen, and within the Source Materials.

Each party will promptly report to the other party any apparent copyright infringement relating to the Programs that comes to its attention.

7.3. NO PRODUCT REPRESENTATIONS AND WARRANTIES; INTELLECTUAL PROPERTY WARRANTY AND INFRINGEMENT INDEMNITY

THE PROGRAMS ARE PROVIDED "AS IS" WITHOUT WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT, EXCEPT AS HEREAFTER SPECIFICALLY PROVIDED.

Oracle represents and warrants, to the best of its knowledge, that as of the date of licensing to IRI (a) Oracle is the sole owner of the Updates and new versions for which Oracle charges its customers who purchase Oracle technical support services, except for any portions thereof to be designated as third party materials in writing, for which Oracle shall have sole responsibility for payment of royalties and other charges related thereto, (b) Oracle has full right and title to assign or grant the rights and/or licenses granted to IRI under this Agreement, (c) the Updates and new versions for which Oracle charges its customers who purchase Oracle technical support services have not been published under circumstances which have caused a loss of Intellectual Property Rights therein, and (d) the Updates and new versions for which Oracle charges its customers who purchase Oracle technical support services do not infringe on any Intellectual Property Rights, or rights of privacy, publicity or similar rights of any third party, nor has any claim of such infringement been threatened or asserted, and no such claim is pending against Oracle or, insofar as Oracle is aware, against any entity from which Oracle has obtained such rights. It is expressly understood that the foregoing representations and warranties shall not apply to any infringement caused by the Programs (or any portion thereof) in their form as transferred to Oracle as part of the Transaction on the Closing Date which are included in the Updates and new versions for which Oracle charges its customers who purchase Oracle technical support services, except as expressly set forth.

Oracle shall, at Oracle's expense, indemnify, defend and hold IRI and its directors, officers, employees, agents, Distributors and Sublicensees harmless from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorneys' fees) incurred by IRI in connection with any claim that the Updates and new versions for which Oracle charges its customers who purchase Oracle technical support services licensed and used within the scope of this Agreement infringe an Intellectual Property Right of any third party, provided that: (a) IRI promptly notifies Oracle in writing of the claim, and (b) at Oracle's request and expense, IRI provides Oracle with all reasonable assistance, information and authority to perform the foregoing. Oracle agrees not to enter into a settlement agreement without IRI's written consent, which consent will not be unreasonably withheld.

Oracle shall have no liability for any claim of infringement if such infringement is caused by modifications made by IRI to the Programs or the Updates and new versions for which Oracle charges its customers who purchase Oracle technical support services and the unmodified Programs and Updates and new versions for which Oracle charges its customers who purchase Oracle technical support services do not infringe such third party's Intellectual Property Rights. In addition, it is expressly understood that Oracle shall have no liability for any claim of infringement if such infringement is caused by (or to the extent that it relates to) the Programs (or any portion thereof) in their form as transferred to Oracle as part of the Transaction on the Effective Date.

Failure to comply with the obligations described in this Section 7.3 shall constitute a material breach of this Agreement.

7.4.    PUBLICITY

Except for a mutually agreed-upon joint press release or releases to be issued by the parties relating to the subject matter of this Agreement, neither party shall disclose to any third party any details of this Agreement, or even the fact of its existence, without the specific prior written approval of the other party, which approval shall not be unreasonably withheld, unless such disclosure is required by law in order to enforce its rights under this Agreement or to comply with applicable securities laws.

7.5.    EXPORT

The parties agree to comply fully with all laws and regulations to assure that neither Programs, nor any direct products thereof, are exported, directly or indirectly, in violation of any applicable law. Upon IRI's request, Oracle shall advise IRI of all relevant export classifications of the Programs.

7.6.    LIMITATION OF LIABILITY

NEITHER PARTY SHALL HAVE ANY LIABILITY ARISING FROM THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO RELIANCE, COVER, OR LOSS OF ANTICIPATED PROFIT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR FEES OWED TO ORACLE UNDER ARTICLE III, DAMAGES FOR BREACH OF ORACLE'S INTELLECTUAL PROPERTY RIGHTS IN THE PROGRAMS, AND FOR DAMAGES FOR TERMINATION OF THIS AGREEMENT BY ORACLE IN A MANNER NOT PERMITTED HEREUNDER OR BY APPLICABLE LAW, NEITHER PARTY'S LIABILITY FOR DAMAGES RELATING IN ANY WAY TO THIS AGREEMENT OR THE CONDUCT OF THE PARTIES IN FURTHERANCE HEREOF UNDER ANY LEGAL THEORY, WHETHER CONTRACT, TORT, PRODUCT LIABILITY, BREACH OF IMPLIED DUTY, OR OTHERWISE SHALL EXCEED (I) $20,000,000 FOR THE PERIOD BEGINNING JULY __, 1995 AND ENDING JULY __, 1998, (II) $10,000,000 FOR THE PERIOD BEGINNING JULY __, 1998 AND ENDING JULY __, 2001, AND (III) $5,000,000 THEREAFTER.

The provisions of this Section 7.6. allocate the risks under this Agreement between IRI and Oracle and are an intrinsic part of the bargain between the parties. The terms of this Agreement reflect this allocation of risks and the limitation of liability specified herein.

7.7.    EQUITABLE RELIEF; SPECIFIC PERFORMANCE

It is recognized and expressly agreed by all the parties that monetary damages would be inadequate to compensate for breach of Oracle's intellectual property rights in the Programs or termination of the Agreement by Oracle in a manner not permitted hereunder or by applicable law and that rights which are subject to this Agreement are unique and are of such a nature as to be inherently difficult or impossible to value monetarily. Accordingly, the parties agree that (a) any violation or threatened violation of this Agreement will cause irreparable injury, and that, in addition to any other remedy available under this Agreement, the nonbreaching party or parties shall be entitled immediately to obtain injunctive relief, preliminary or otherwise, against the threatened breach or the continuation of any such breach without the necessity of proving actual damages, and (b) in the event of any Controversy (i.e., any claim or dispute arising under or relating to this Agreement, including any claim or dispute concerning the (a) interpretation, (b) validity, (c) performance or (d) enforceability of this Agreement), the terms of this Agreement shall be enforceable in court by a decree of specific performance. Such remedies shall be cumulative and not exclusive, and shall be in addition to any other remedy which the parties may have. It is the express intent of the parties that the remedies in this Section 7.7. be liberally granted.

7.8.    NOTICES

Every notice or other communication required or contemplated by this Agreement by either party shall be delivered by (i) personal delivery, (ii) postage prepaid, return receipt requested, registered or certified mail (airmail if available), or the equivalent of registered or certified mail under the laws of the country where mailed, (iii) internationally recognized express courier, such as Federal Express, UPS or DHL, (iv) "tested" telex (a telex for which the proper answer back has been received), or (v) telefacsimile with a confirmation copy sent simultaneously in the manner contemplated by clauses (i), (ii) or
(iii) of this Section 7.8., in each case addressed to the party for whom intended at the following address:

       (1)  If to IRI:

            Information Resources, Inc.
            150 North Clinton Street
            Chicago, Illinois  60613
            Attention: General Counsel
            Facsimile Number: (312) 726-1091

       (2)  If to Oracle:

            Oracle Corporation
            500 Oracle Parkway
            Redwood City, California  94065
            Attention: General Counsel
            Facsimile Number:  (415) 506-7114

or at such other address as the intended recipient previously shall have designated by written notice to the other party. Notice by registered or certified mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or equivalent, and in the absence of such record of delivery, the effective date shall be presumed to have been the sixth (6th) business day after it was deposited in the mail. All notices and other communications required or contemplated by this Agreement delivered in person or sent by courier shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery; notices delivered by "tested" telex or by facsimile with simultaneous confirmation copy by registered or certified or equivalent mail or courier shall be deemed delivered to and received by the addressee and effective on the date sent. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

7.9.    FORCE MAJEURE

No party hereto shall be liable for failure to perform, in whole or in material part, its obligations under this Agreement if such failure is caused by any event or condition not existing as of the date of this Agreement (unless reasonably foreseeable by such party) and not reasonably within the control of the affected party, including without limitation, by fire, flood, typhoon, earthquake, explosion, strikes, labor troubles or other industrial disturbances, unavoidable accidents, war (declared or undeclared), acts of terrorism, sabotage, embargoes, blockage, acts of Governmental Entities (i.e., any court, or any Federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality), riots, insurrections, or any other cause beyond the control of the parties; provided, only, that the affected party promptly notifies the other party of the occurrence of the event of force majeure and takes all reasonable steps necessary to resume performance of its obligations so interfered with.

7.10.   NO AGENCY

This Agreement shall not constitute an appointment of any of the parties hereto as the legal representative or agent of any other party hereto, nor shall any party hereto have any right or authority to assume, create or incur in any manner any obligation or other liability of any kind, express or implied, against, or in the name or on behalf of, the other party hereto.

7.11.   SEVERABILITY

In the event any provision of this Agreement shall be determined to be invalid or unenforceable under applicable law, all other provisions of this Agreement shall continue in full force and effect unless such invalidity or unenforceability causes substantial deviation from the underlying intent of the parties expressed in this Agreement or unless the invalid or unenforceable provisions comprise an integral part of, or are inseparable from, the remainder of this Agreement. If this Agreement continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

7.12.   ASSIGNMENT AND SUCCESSION

Except for an assignment by Oracle to any parent corporation, affiliate, subsidiary, or successor in interest to Oracle, neither party may assign any rights, duties, obligations or privileges under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

7.13.   AMENDMENTS AND WAIVERS

No amendment, modification, termination or waiver of any provision of this Agreement or consent to any departure by any party therefrom, shall in any event be effective without the written concurrence of the other party hereto. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given. No notice to or demand on any party in any case shall entitle any other party to any other or further notice or demand in similar or other circumstances.

7.14.   FURTHER ASSURANCES

Each of the parties hereto agrees that, from and after the Effective Date, upon the reasonable request of the other party hereto and without further consideration, such party will execute and deliver to such other party such documents and further assurances and will take such other actions (without cost to such party) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement including but not limited to the effective consummation of the transactions contemplated under the provisions of this Agreement, the licensing of third party technology to Oracle in accordance with the provisions of this Agreement, and the correction of errors and defects in any such documents.

7.15.   ABSENCE OF THIRD-PARTY BENEFICIARIES

No provisions of this Agreement, express or implied, are intended or shall be construed to confer upon or give to any Person other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement unless specifically provided otherwise herein, and except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

7.16.   GOVERNING LAW AND JURISDICTION

This Agreement, and all matters arising out of or relating to this Agreement, shall be governed by the procedural and substantive laws of the State of California and shall be deemed to be executed in Redwood City, California.

7.17.   FEDERAL GOVERNMENT SUBLICENSES

If IRI grants a Sublicense to the United States government, the Programs shall be provided with "Restricted Rights" and IRI will place a legend, in addition to applicable copyright notices, on the Documentation, and on the tape or diskette label, substantially similar to the following legend:

                            RESTRICTED RIGHTS LEGEND

        Use, duplication or disclosure by the Government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of the Department of Defense Regulations Supplement ("DFARS") 252.227-7013, Rights in Technical Data and Computer Software (October 1988), and Federal Acquisition Regulation ("FAR") 52.227-14, Rights in Data-General, including Alternate III (June 1987), as applicable. Oracle Corporation, 500 Oracle Parkway, Redwood City, CA 94065.

7.18.   INTERPRETATION

This Agreement, including any exhibits, addenda, schedules and amendments, has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law (including California Civil Code
Section 1654) or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purposes of the parties and this Agreement.

7.19.   ENTIRE AGREEMENT

The terms of this Agreement and the other writings referred to herein and delivered by the parties hereto are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement, together with the exhibits and schedules hereto, shall constitute the complete and exclusive statement of its terms. The parties acknowledge and agree that this Agreement, the Asset Purchase Agreement and exhibits and schedules hereto and thereto constitute the agreements necessary to accomplish the transactions contemplated by this Agreement and the Asset Purchase Agreement and are parts of an integrated arrangement between the parties with respect to the purchase and sale of the Programs and the operation of the Programs by Oracle after the Effective Date, and that separate agreements have been used for the sake of convenience.

7.20.   COUNTERPARTS

This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

7.21.   EXPENSES

Each of the parties agrees to pay its own expenses in connection with the transactions contemplated by this Agreement, including without limitation legal, consulting, accounting and investment banking fees, whether or not such transactions are consummated.

7.22.   CONSENTS
Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

7.23.   HEADINGS
The article and section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

                                   EXHIBIT C
                                   ---------

                                ESCROW AGREEMENT
                                ----------------


     THIS ESCROW AGREEMENT (this "AGREEMENT") is made and entered into as of July 27, 1995 by and between Information Resources, Inc., a Delaware corporation (the "SELLER"), Oracle Corporation, a Delaware corporation (the "BUYER"), and First Interstate Bank of California, a California Corporation, as Escrow Agent (the "ESCROW AGENT").

     A. Buyer and Seller have entered into an Amended and Restated Asset Purchase Agreement dated as of June 12, 1995 (the "PURCHASE AGREEMENT"), pursuant to which Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, certain of Seller's assets. Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

     B. Pursuant to Article VIII of the Purchase Agreement, Seller has agreed to indemnify Buyer and hold it harmless against certain losses, costs, expenses, liability, judgments or damages (the "INDEMNITY").

     C. Pursuant to Section 1.6(a) of the Purchase Agreement, Seller and Buyer wish to establish an escrow account into which $8,000,000 shall be deposited and held subject to the terms and conditions hereinafter set forth.

     D. In addition, the Seller and the Buyer wish to establish an escrow account into which $3,820,000 shall be deposited and held subject to the terms and conditions hereinafter set forth.

     Accordingly, the parties hereto agree as follows:

     1.  Deposit of Escrow Fund.

          (a) To secure the Indemnity, Buyer will deposit directly with the Escrow Agent $8,000,000 (the "ESCROW DEPOSIT") in an account entitled "SELLER ESCROW ACCOUNT" (the "ESCROW ACCOUNT"). The Escrow Deposit and such other amounts from time to time held by the Escrow Agent in the Escrow Account or invested by the Escrow Agent pursuant to Section 6 hereof, up to the amount of $8,000,000 plus any additions and less any reductions permitted herein, is hereinafter referred to as the "ESCROW FUND." The Escrow Fund specifically excludes any interest or other return (collectively, "INTEREST AND EARNINGS") on the Escrow Deposit or subsequent investment by the Escrow Agent except that Interest and Earnings on assets held in the Disputed Fund (defined below in Section 4 (b)) shall become part of the Escrow Fund.

          (b) In addition, the Buyer will deposit directly with the Escrow Agent $3,820,000, which amount represents the net Purchase Price with respect to the Assets located in France transferred to Buyer and the liabilities assumed by Buyer the payment of which is deferred pending the consummation of the transfer of such assets and liabilities and the fulfillment of certain other conditions (the "French Fund"). Interest or other earnings on the French Fund shall become part of the French Fund.

     (c) The Escrow Agent is directed to hold, oversee and dispose of the Escrow Fund and Interest and Earnings, and the French Fund as hereinafter set forth.

     2.  Escrow Fund.   To secure the Indemnity, Seller hereby grants a security
interest to Buyer in all cash, securities, accounts, contract rights, general intangibles, documents, instruments or other property from time to time held or later acquired by the Escrow Agent for the Escrow Fund pursuant to this Agreement and all cash, additional securities or other property at any time and from time to time receivable or otherwise distributable in respect of, or in exchange for, or in substitution of any of the foregoing, together with the proceeds thereof; provided, however, that with respect to assets that have been paid out of the Escrow Fund to Seller in accordance with the terms hereof, such security interest shall terminate upon such payment. The Escrow Fund shall be held by the Escrow Agent as agent for the Buyer and Seller for the purpose of securing the payment or satisfaction of the Indemnity.

     3.  Charges Against Escrow Fund.   In the event that, and from time to
time, as Buyer determines that it is entitled to indemnification from the Escrow Fund, Buyer shall provide written notice (the "CLAIMS NOTICE") to the Escrow Agent and Seller of its claim against the Escrow Fund. The Claims Notice shall state (i) the amount of the claim (ii) that such amount is properly chargeable against the Escrow Fund under the terms hereof or of the Purchase Agreement, and
(iii) the basis, with reasonable specificity, of the underlying claim. Unless the Escrow Agent receives a Disputed Claim Notice (as defined below) from Seller pursuant to Section 4, the Escrow Agent shall deliver to Buyer, out of the Escrow Fund, a check in an amount equal to the amount specified in Buyer's claim for indemnification. Delivery is to be made by depositing such check in certified mail, return receipt requested, on the 30th day (or as soon as practicable thereafter) after receipt by the Escrow Agent of written notice of such claim for indemnification. Notwithstanding the foregoing, Buyer and Seller agree that Buyer may provide a Claims Notice with respect to Seller's indemnification obligation in Section 8.2 of the Purchase Agreement involving uncollected accounts receivable at any time prior to the Release Date so long as such Claims Notice reasonably specifies the maximum amount of uncollected accounts receivable as of the end of the tenth full month following the date of this Agreement; provided, however, that no deduction will be made against the Escrow Fund with respect to such uncollected amounts receivable until the expiration of the 365 day period following the Closing Date, and then only in accordance with the terms hereof.

     4.  Dispute of Claim.

          (a) Seller shall have the right to dispute a claim for indemnification by delivering to the Escrow Agent and to the Buyer written notice ("DISPUTED CLAIM NOTICE"). The Disputed Claim Notice shall be delivered to Buyer and Escrow Agent within 10 business days following Seller's receipt of the Claim Notice. The Disputed Claim notice shall state the basis, with reasonable specificity, of Seller's dispute with respect to the validity or the amount of the claim in question.

          (b) Upon receipt of the Disputed Claim Notice from Seller, the Escrow Agent shall set aside in a separate fund (the "DISPUTED FUND"), the amount of cash under dispute as specified in the Disputed Claim Notice. The Escrow Agent shall take no action with respect to the Disputed Fund, except:

          (i) Upon the joint written instructions of Buyer and Seller;

          (ii) Upon written notice from Buyer or Seller that the dispute with respect to any amount or amounts deposited in the Disputed Fund has been determined and resolved by final nonappealable order, decree or judgment entered by a court of competent jurisdiction, which notice shall be accompanied by a certified copy of any such order, decree or judgment; or

          (iii) Upon written notice from the Buyer or Seller that the dispute with respect to the amount or amounts deposited in the Disputed Fund has been resolved by an Arbitrator, appointed pursuant to Section 8.4(b) of the Purchase Agreement, accompanied by a copy of the Arbitrator's order.

          Upon notice in accordance with (i), (ii) or (iii) above directing any amount in the Disputed Fund to be released and not be paid over to Buyer, such amount shall be transferred to the Escrow Fund or, if the termination date of this Agreement shall have passed and no further claims are outstanding hereunder, the Escrow Agent shall cause such amount to be delivered to Seller, free and discharged from this Agreement. Upon notice in accordance with (i),
(ii), or (iii) above directing any amount held in the Disputed Fund to be delivered to Buyer, the Escrow Agent shall cause such amount to be so delivered to Buyer. Any amount remaining in the Disputed Fund following resolution of the dispute with respect thereto in the manner set forth above shall be transferred to the Escrow Fund or, if the termination date of this Agreement shall have passed and no further claims are outstanding hereunder, such amount shall be delivered to Seller, free and discharged from this Agreement. If the amount necessary to satisfy any claim for indemnification, as ultimately determined in the manner herein provided, is in excess of the amount held in the Disputed Fund with respect thereto, an additional amount necessary to satisfy such claim shall be delivered from the Escrow Fund to Buyer in the manner set forth in Section 3.

     5.  Termination:

          (a) Release of Escrow Fund. On July 27, 1996 (the first anniversary of the Closing) (the "RELEASE DATE") the Escrow Agent shall release to Seller the balance of the Escrow Fund then held by it hereunder; provided, however, that (a) any amounts from the Escrow Fund to which Buyer has given Claims Notice prior to the Release Date pursuant to Section 3, and (b) any amounts then held (or to be held) in the Disputed Fund, shall continue to be held hereunder by the Escrow Agent, and this Agreement shall continue in full force and effect until the existing dispute with respect thereto has been resolved. Any amounts retained as provided in the immediately preceding clauses (a) and (b) shall continue to be so held until a final determination is made with respect thereto as herein provided or, if any such dispute has not been resolved after eight (8) years from the date hereof, all amounts then held by the Escrow Agent in the Escrow Fund or the Disputed Fund shall be paid over by the Escrow Agent to an appropriate court in the County of San Francisco, California, in interpleader proceedings in which Buyer and Seller shall be joined as parties. On the Release Date, the Escrow Agent shall release Interest and Earnings on the Escrow Fund to the Seller. Interest and Earnings on the Disputed Fund shall continue to be held by the Escrow Agent until final disposition of the dispute pursuant to Section 3.

          (b) Release of the French Fund. Escrow Agent shall release the French Fund to Seller only in accordance with the following provisions.

          (i) Seller shall deliver to the Escrow Agent a certificate of Seller's Designee that the Conditions Precedent to the release of the French Fund identified pursuant to an agreement between Seller and Buyer have been satisfied or fulfilled (the "French Certificate"). Upon receipt of the French Certificate, the Escrow Agent shall deliver by overnight courier a copy of the French Certificate to the Buyer for receipt by the Buyer on the next business day. Buyer shall have five (5) business days following receipt of French Certificate to notify the Escrow Agent by overnight courier of any objections to the French Certificate. Such notification shall be delivered by Buyer via overnight courier for receipt by the Escrow Agent on the next business day. If the Escrow Agent has not received an Objection Notice (as defined below) from the Buyer of any objection to the French Certificate within six (6) business days of Escrow Agent's receipt of the French Certificate, the Escrow Agent shall immediately thereafter release to the Seller the French Fund at Seller's direction.

          (ii) If the buyer objects to the French Certificate, the Buyer shall so notify the Escrow Agent by delivering notice of such objection (the "Objection Notice") to the Escrow Agent by overnight courier for receipt by the Escrow Agent on the next business day. The Objection Notice shall state in reasonable detail the basis of Buyer's objection to the French Certificate. Upon receipt of the Objection notice, the Escrow Agent shall deliver by overnight courier a copy of the Objection Notice to the Seller for receipt by the Seller on the next business day.

          (iii) Upon receipt of Objection Notice, Escrow Agent shall continue to hold the French Fund until otherwise directed by (i) the joint written instructions of Buyer and Seller or (ii) the written instructions from a court of competent jurisdiction. If no instruction identified in subparagraphs (i) or
(ii) are provided within 90 days following the date hereof, Escrow Agent shall have the right to terminate the portion of this Agreement which relates to the French Fund and to place as stakeholder the French Fund into the hands a court of competent jurisdiction.

     6.  Investment of Escrow Fund.   Subject to the limitations provided
herein, any moneys in the Escrow Fund and any Interest and Earnings shall be invested, upon the written or facsimile instructions from the Seller to the Escrow Agent, at the Seller's discretion, in specific investments within the following categories that can be liquidated within 90 days: (i) obligations or guarantees of the United States, (ii) commercial paper rated A-1, P-1 or A-2 or P-2, (iii) time deposits with, including certificates of deposit issued by, any office located within the United States of any bank or trust company organized under Federal law or under the law of any state of the United States or of the District of Columbia and that has capital, surplus and undivided profits of at least $500 million; and (iv) shares of Pacifica Treasury Money Market Fund, a no-load, diversified open-end investment management company for which First Interstate Capital Management, Inc., serves as Investment Advisor and Fund Manager and which is rated AAAm by

Standard & Poor's and Aaa by Moody's (the "Pacifica Fund"); provided, however, that with respect to the French Fund, any moneys held in the French Fund shall be invested solely in the Pacifica Fund. The Escrow Agent or its affiliates may receive fees from the investment company for providing certain services. The Escrow Agent shall have no responsibility with respect to the investment performance of the Pacifica Fund or to make recommendations with respect to the purchase or sale of such shares. In the absence of written instruction, the Escrow Agent shall invest in shares of the Pacifica Fund. In the event that the Escrow Agent is required to liquidate instruments held in the Escrow Fund to satisfy a claim or claims, any penalties for early withdrawal shall be paid from the assets of the Escrow Fund directly.

     7.   Designated Officers.   Seller and Buyer shall, if their designees
change from those specified in Schedule A, provide the Escrow Agent with a Certificate of Designation (a) advising the Escrow Agent of the names of their designees who are authorized to execute any written notice, instruction or certificate to the Escrow Agent required or permitted by the terms of this Agreement, and (b) bearing the signatures of such designated persons. The initial designees of Buyer and Seller are set forth in Schedule A. Each notice, instruction or other certificate required or permitted by the terms hereof shall be in writing, shall be executed by one of the persons listed on the Certificate of Designation and shall be communicated by Federal Express or similar overnight service, to the parties hereto at the respective addresses set forth in Schedule A, or at such other address as any such party may designate by notice given to the other parties.

All notices, instructions or certificates given hereunder shall be sent via Federal Express or similar overnight service and shall be effective upon receipt. The Escrow Agent is not obligated to take any action with respect to any request or demand of Seller or Buyer unless properly executed and delivered in the form required hereunder.

     8. Regarding the Escrow Agent. In consideration of the acceptance by the Escrow Agent of its duties hereunder, it is agreed by all parties hereto that:

          (a) The Escrow Agent's duties and responsibilities shall be limited to those expressly set forth in this Agreement; provided, however, that with the Escrow Agent's written consent, this Agreement may be amended at any time or times by an instrument in writing signed by or on behalf of all of the then parties in interest.

          (b) The Escrow Agent is authorized, in its reasonable discretion, to disregard any and all notices or instructions given by any of the parties hereto or by any other person, firm or corporation, except only (i) such notices or instructions as are herein specifically provided for, and (ii) orders or process of the Arbitrator selected pursuant to Section 4 and (iii) orders or process of any court entered or issued with jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon or under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then, and in any of such events, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it; and if it complies with any such order, writ, judgment or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

          (c) The Escrow Agent shall not be personally liable for any act taken or omitted hereunder if taken or omitted by it without negligence or willful misconduct. It shall also be fully protected in relying upon any written notice, demand, certificate or document which is in good faith believes to be genuine.

          (d) The Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of documents now or hereafter deposited hereunder, nor shall it be responsible or liable in any respect on account of the identity, authority or rights of the persons executing and delivering or purporting to execute or deliver any such document.

          (e) If the Escrow Agent believes it to be reasonably necessary to consult with counsel concerning any of its duties in connection with this Agreement, or in case it becomes involved in litigation on account of being Escrow Agent hereunder or on account of having received property subject hereto, then in either case, its costs, expenses, and reasonable attorneys' fees shall be paid out of the Escrow Fund unless such litigation is instituted by or against either of Seller or Buyer and such litigation results in an adjudication against either of them, in which event such costs, expenses and fees shall be paid by the party or parties (on a pro-rata basis based upon the relative adjudication against each party) against whom the adjudication was made.

          (f) The Escrow Agent shall be entitled to reasonable fees and costs for its services hereunder to be shared equally (on a several but not joint basis) by Seller and Buyer. The Escrow Agent's fee schedule has been delivered to Seller and Buyer prior to the execution of this Escrow Agreement. The Seller shall bear all brokerage commissions, investment transaction fees, and other charges reasonably incurred in connection with the investment, reinvestment or sale of any portion of the Escrow Funds and any Interest and Earnings.

     9. Indemnification. The Buyer and the Seller hereby agree to jointly and severally hold the Escrow Agent harmless and to indemnify the Escrow Agent against any loss, liability, claim, expense or demand arising out of or in connection with the performance of its obligations in accordance with the provisions of this Escrow Agreement, except to the extent such loss, liability, claim, expense or demand arises out of the negligence or willful misconduct of Escrow Agent. The foregoing indemnity set forth in this paragraph shall survive the termination of this Escrow Agreement.

     10.  Resignation, Removal of Escrow Agent.   The Escrow Agent may at any
time resign by giving 30 days' written notice of resignation to Seller and Buyer. Seller and Buyer may at any time remove the Escrow Agent by giving written notice signed by such parties to the Escrow Agent. If the Escrow Agent shall resign or be removed, a successor Escrow Agent, which shall be either a bank, trust company or title company having an office in the County of San Francisco, California, shall be appointed by written instrument executed and delivered by both Buyer and Seller to the Escrow Agent and to such successor Escrow Agent, and upon the resignation or removal of the predecessor Escrow Agent, the successor Escrow Agent shall, without any further act, deed or conveyance, become vested with all the right, title and interest to all property held hereunder, of such predecessor Escrow Agent; but nevertheless such predecessor Escrow Agent shall, on the written request of Seller, Buyer or such successor Escrow Agent execute and deliver to such successor Escrow Agent an instrument transferring to such successor Escrow Agent all right, title and interest hereunder in and to the property in the Escrow Fund and all other rights hereunder, of such predecessor Escrow Agent. If no successor Escrow Agent is appointed at the end of 30 days after notice of resignation by the Escrow Agent, the Escrow Agent shall pay over all cash and property held by the Escrow Agent hereunder to an appropriate court in the County of San Francisco, California, in interpleader proceedings in which Buyer and Seller shall be joined as parties.

     11. Entire Agreement, Etc. This Agreement and other agreements referred to herein constitute the entire Agreement between the parties with respect to the subject matter hereof. No change in, addition to, or waiver of the terms and conditions hereof shall be binding upon any of the parties hereto unless approved in writing by the other parties hereto or their duly appointed representatives.

     12.  Binding Effect.   This Agreement shall inure to the benefit of and be
binding upon the parties hereto and their respective successors, assigns and legal representatives.

     13.  Applicable Law.   This Agreement shall be governed by and construed in
accordance with the laws of the State of Delaware.

     14.  Counterparts.   This Agreement may be executed in one or more
counterparts, each of which is an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written by their officers or agents thereunto duly authorized.


                                    INFORMATION RESOURCES, INC.


                                    By ________________________

                                    ___________________________
                                           Name and Title


                                    ORACLE CORPORATION


                                    By ________________________

                                    ___________________________
                                           Name and Title


                                    ESCROW AGENT


                                    By ________________________

                                    ___________________________
                                           Name and Title



                                    By ________________________

                                    ___________________________
                                           Name and Title

                                   EXHIBIT D
                                   ---------

                            SELLER'S COUNSEL OPINION

     1. Each of Seller and each Seller Subsidiary (limited to U.K., France and Germany for purposes of this agreement) that is transferring Assets to Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all necessary corporate power and authority to own and operate its business, to enter into the Purchase Agreement and each of the agreements attached as an Exhibit thereto and to consummate the transactions contemplated thereby.

     2. Each of the Purchase Agreement and each of the agreements attached as an Exhibit thereto or delivered pursuant to the terms of the Purchase Agreement by Seller or any Seller Subsidiary has been duly and validly authorized and is valid and binding on Seller and each such Seller Subsidiary enforceable in accordance with its terms (it being understood that no opinion is being provided with respect to the licensing arrangements or the noncompete or nonsolicitation provisions).

     3. Neither the execution and delivery of the Purchase Agreement and the other documents delivered by Seller or any Seller Subsidiary pursuant to the terms of the Purchase Agreement, nor the consummation of the transactions contemplated thereby, will constitute a default, or an event that would with notice or lapse of time or both constitute a default, under, or violation or breach of, Seller's certificate of incorporation or bylaws, any contractual obligation filed as an Exhibit to Seller's Annual Report on Form 10-K or any interim report on Form 10-Q, or any Transferred Agreement, any Equipment Lease or any Real Property Lease listed on Schedule 6.2, or any judgment, order, statute, rule or regulation of Federal or Illinois law, in each case to which Seller or any Seller Subsidiary is a party, or by which Seller or any Seller Subsidiary or Seller's or any Seller Subsidiary's assets may be bound (it being understood that no opinion is being provided with respect to the Update and Support Agreement).

     4. Except as set forth in the Seller Disclosure Schedule, which references certain required approvals of Governmental Entities (other than those required as a result of any contract with any Governmental Entity), all of which have been obtained, no current approval, order or authorization of, or regulation, qualification, designation, declaration or filing with any Governmental Entity (other than those required as a result of any contract with any Governmental Entity) under Federal or Illinois law on the part of Seller or any Seller Subsidiary is required in connection with the execution, delivery and performance of the Purchase Agreement and the other documents delivered by Seller or any Seller Subsidiary pursuant to the Purchase Agreement and each of the agreements attached as an Exhibit thereto.

     5. The Bulk Transfer provisions of the Uniform Commercial Code as enacted in Massachusetts or Illinois do not apply to the transactions contemplated by the Purchase Agreement.

                                   EXHIBIT E
                                   ---------

                            BUYER'S COUNSEL OPINION


     1. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all necessary corporate power and authority to enter into the Purchase Agreement and each of the agreements attached as an Exhibit thereto and to consummate the transactions contemplated thereby.

     2. Each of the Purchase Agreement and the agreements attached as an Exhibit thereto has been duly and validly authorized and is valid and binding on Buyer and enforceable in accordance with its terms (it being understood that no opinion is being provided with respect to the licensing arrangements or the non-compete and non-solicitation of employees provisions).

     3. Except as set forth in Seller's Disclosure Schedule, which references certain required approvals of Governmental Entities (other than those required as a result of any contract with any Governmental Entity), all of which have been obtained, no current approval, order or authorization of, or regulation, qualification, designation, declaration or filing with any Governmental Entity (other than those required as a result of any contract with any Governmental Entity) under Federal or California law on the part of Buyer is required in connection with the execution, delivery and performance of the Purchase Agreement and the agreements attached as an Exhibit thereto.

     4. Neither the execution and delivery of the Purchase Agreement and the agreements attached as an Exhibit thereto, nor the consummation of the transactions contemplated thereby, will constitute a default, or an event that would with notice or lapse of time or both constitute a default, under, or violation of, Buyer's certificate of incorporation, bylaws, any contractual obligation filed as an Exhibit to Buyer's Annual Report on Form 10-K or any interim report on Form 10-Q, or any statute, rule or regulation, or any judgment or order known to such counsel, of Federal or California law to which Buyer is a party, or by which Buyer or Buyer's assets may be bound.